UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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REDWOOD TRUST, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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REDWOOD TRUST, INC.
One Belvedere Place, Suite 300
Mill Valley, California 94941
(415) 389-7373

NOTICE OF 2010 ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of Redwood Trust, Inc.:

You are cordially invited to attend the Annual Meeting of Stockholders of Redwood Trust, Inc., a Maryland corporation, to be held on May 18, 2010 at 10:30 a.m., local time, at the Acqua Hotel, 555 Redwood Highway, Mill Valley, California 94941, for the following purposes:

1.	To elect Richard D. Baum, Mariann Byerwalter, and Jeffrey T. Pero as Class I directors to serve until the Annual Meeting of Stockholders in 2013 and until their successors are duly elected and qualify;
2.	To ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for 2010;
3.	To consider and vote upon an amendment to our 2002 Incentive Plan; and
4.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

A Proxy Statement describing the matters to be considered at the Annual Meeting is attached to this notice. Our Board of Directors has fixed the close of business on March 31, 2010 as the record date for determination of stockholders entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement of the Annual Meeting.

Your proxy to vote your shares at the Annual Meeting is solicited by our Board of Directors, which recommends that your votes be cast “FOR” the specified nominees for election as directors, “FOR” ratification of the appointment of our independent registered public accounting firm for 2010, and “FOR” approval of the amendment to the 2002 Incentive Plan.

We would like your shares to be represented at the Annual Meeting. Whether or not you plan to attend the Annual Meeting, we respectfully request that you date, sign, and promptly mail the enclosed proxy card in the accompanying postage-paid envelope or authorize a proxy to vote your shares by telephone or through the Internet as instructed on the proxy card.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 18, 2010:

•	our Proxy Statement can be directly accessed through our website at: http://www.redwoodtrust.com/Proxy
•	our Annual Report on Form 10-K for the year ended December 31, 2009 is available within the Investor Information section of our website at: http://www.redwoodtrust.com

By Order of the Board of Directors, /s/ Andrew P. Stone Secretary

April 2, 2010

YOUR VOTE IS IMPORTANT.
PLEASE PROMPTLY MARK, DATE, SIGN, AND RETURN YOUR PROXY CARD
IN THE ENCLOSED ENVELOPE
OR AUTHORIZE A PROXY TO VOTE YOUR SHARES BY TELEPHONE
OR THROUGH THE INTERNET AS INSTRUCTED ON THE PROXY CARD.

REDWOOD TRUST, INC.

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REDWOOD TRUST, INC.
One Belvedere Place, Suite 300
Mill Valley, California 94941
(415) 389-7373

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 18, 2010

INTRODUCTION

This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of Redwood Trust, Inc., a Maryland corporation (Redwood, we, or us), for exercise at the Annual Meeting of Stockholders (the Annual Meeting) to be held on Tuesday, May 18, 2010 at 10:30 a.m., local time, at the Acqua Hotel, 555 Redwood Highway, Mill Valley, California 94941, and at any adjournment or postponement thereof. This Proxy Statement, the accompanying proxy card, and the Notice of Annual Meeting are being mailed to stockholders beginning on or about April 12, 2010.

Redwood, together with its subsidiaries, is a financial institution that seeks to invest in real estate related assets that have the potential to provide attractive cash flows over a long period of time and support our goal of distributing attractive levels of dividends to our stockholders. For tax purposes, we are structured as a real estate investment trust, or REIT. We are able to pass through substantially all of our earnings generated at our REIT to our stockholders without paying income tax at the corporate level. We pay income tax on the REIT taxable income we retain and on the income we earn at our taxable subsidiaries. Redwood was incorporated in the State of Maryland on April 11, 1994, and commenced operations on August 19, 1994. Our executive offices are located at One Belvedere Place, Suite 300, Mill Valley, California 94941.

The address and telephone number of our principal executive office are as set forth above and our website is www.redwoodtrust.com.

INFORMATION ABOUT THE ANNUAL MEETING

Who May Attend the Annual Meeting

Only stockholders who own our common stock as of the close of business on March 31, 2010, the record date for the Annual Meeting, will be entitled to attend the Annual Meeting. In the discretion of management, we may permit certain other individuals to attend the Annual Meeting, including members of the media and our employees.

Who May Vote

Each share of our common stock outstanding on the record date for the Annual Meeting is entitled to one vote. The record date for determining stockholders entitled to notice of, and to vote at, the Annual Meeting is the close of business on March 31, 2010. As of the record date, there were 77,750,697 shares of common stock issued and outstanding. You can vote in person at the Annual Meeting or by proxy. To vote by proxy, please mark, date, sign, and mail the enclosed proxy card, or authorize a proxy to vote your shares by telephone or through the Internet as instructed on the proxy card.

If your shares are held in the name of a bank, broker, or other holder of record, you will receive instructions from the holder of record that you must follow in order for your shares to be voted. If your shares are not registered in your own name and you plan to vote your shares in person at the Annual Meeting, you should contact your broker or agent to obtain a broker’s proxy card and bring it to the Annual Meeting in order to vote.

Voting by Proxy

If you vote by proxy, the individuals named on the proxy, or their substitutes, will vote your shares in the manner you indicate. If you date, sign, and return the proxy card without marking your voting instructions, your shares will be voted as follows:

•	For the election of each of the three Class I nominees to serve as directors until the Annual Meeting of Stockholders in 2013 and until their successors are duly elected and qualified;
•	For the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for 2010;
•	For the approval of the amendment to our 2002 Incentive Plan; and
•	In the discretion of the proxy holder on any other matter that properly comes before the Annual Meeting.

You may revoke or change your proxy at any time before it is exercised by delivering to us a signed proxy with a date later than your previously delivered proxy, by submitting a new proxy by telephone or through the Internet, by voting in person at the Annual Meeting, or by sending a written revocation of your proxy addressed to Redwood’s Secretary at our principal executive office.

Quorum Requirement

The presence, in person or by proxy, of stockholders entitled to cast a majority of all the votes entitled to be cast at the Annual Meeting constitutes a quorum for the transaction of business. Abstentions and broker non-votes are counted as present for purposes of establishing a quorum. A broker non-vote occurs when a nominee holding shares for a beneficial owner returns a proxy card but does not vote on a matter because the nominee holder has not received instructions from the beneficial owner and does not have or chooses not to exercise discretionary authority to vote the shares.

Other Matters

Our Board of Directors knows of no other matters that may be presented for stockholder action at the Annual Meeting. If other matters do properly come before the meeting, however, it is intended that the persons named in the proxies will vote on those matters in their discretion.

Information About the Proxy Statement and the Solicitation of Proxies

The enclosed proxy is solicited by our Board of Directors and we will bear the costs of this solicitation. Proxy solicitations will be made by mail, and also may be made by our directors, officers, and employees in person or by telephone, facsimile transmission, e-mail, or other means of communication on our behalf by our directors and officers. Banks, brokerage houses, nominees, and other fiduciaries will be requested to forward the proxy soliciting material to the beneficial owners of shares of our common stock entitled to be voted at the Annual Meeting and to obtain authorization for the execution of proxies. We will, upon request, reimburse those parties for their reasonable expenses in forwarding proxy materials to their beneficial owners.

Annual Report

Our 2009 Annual Report, consisting of our Annual Report on Form 10-K for the year ended December 31, 2009, as amended, is being mailed to stockholders together with this Proxy Statement and contains financial and other information about Redwood, including audited financial statements for our fiscal year ended December 31, 2009. Certain sections of our 2009 Annual Report are incorporated into this Proxy Statement by reference, as described in more detail under “Information Incorporated by Reference” below. Our 2009 Annual Report is also available on our website.

Householding

We have adopted a procedure approved by the Securities and Exchange Commission (SEC) called “householding.” Under this procedure, stockholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of our Notice of Annual Meeting, Proxy Statement, and Annual Report, unless one or more of these stockholders notifies us that they wish to continue receiving individual copies. This procedure reduces our printing costs and postage fees.

Stockholders who participate in householding will continue to receive separate proxy cards. Also, householding will not in any way affect dividend check mailings.

If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of the Notice of Annual Meeting, Proxy Statement, and Annual Report, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of each of these documents for your household, please contact our transfer agent, Computershare Trust Company, N.A. (in writing at: Computershare Investor Services, 250 Royall Street, Canton, MA 02021; or by telephone at: (888) 472-1955).

If you participate in householding and wish to receive a separate copy of this Notice of Annual Meeting, Proxy Statement, and 2009 Annual Report, or if you do not wish to participate in householding and prefer to receive separate copies of these documents in the future, please contact Computershare as indicated above.

Beneficial owners can request information about householding from their banks, brokers, or other holders of record.

CORPORATE GOVERNANCE

Corporate Governance Standards

Our Board of Directors has adopted Corporate Governance Standards (Governance Standards). Our Governance Standards are available on our website as well as in print at the written request of any stockholder addressed to Redwood’s Secretary at our principal executive office. The Governance Standards contain general principles regarding the composition and functions of our Board of Directors and its committees.

Process for Nominating Potential Director Candidates

Identifying and Evaluating Nominees for Directors.  Our Board of Directors nominates director candidates for election by stockholders at each annual meeting and elects new directors to fill vacancies on our Board of Directors between annual meetings of the stockholders. Our Board of Directors has delegated the selection and initial evaluation of potential director nominees to the Governance and Nominating Committee with input from the Chief Executive Officer and the President. The Governance and Nominating Committee makes the final recommendation of candidates to our Board of Directors for nomination. Our Board of Directors, taking into consideration the assessment of the Governance and Nominating Committee, also determines whether a nominee would be an independent director.

Stockholders’ Nominees.  Our Bylaws permit stockholders to nominate a candidate for election as a director at an annual meeting of the stockholders subject to compliance with certain notice and informational requirements, as more fully described below in this Proxy Statement under “Stockholder Proposals for the 2011 Annual Meeting.” A copy of the full text of our Bylaws may be obtained by any stockholder upon written request addressed to Redwood’s Secretary at our principal executive office. Among other matters required under our Bylaws, any stockholder nominations should include the nominee’s name and qualifications for Board membership and should be addressed to Redwood’s Secretary at our principal executive office.

The policy of the Governance and Nominating Committee is to consider properly submitted stockholder nominations for candidates for election to our Board of Directors. The Governance and Nominating Committee evaluates stockholder nominations in connection with its responsibilities set forth in its written charter and applies the qualification and diversity criteria set forth in the Governance Standards.

Director Qualifications.  Our Governance Standards contain Board membership criteria that apply to nominees for our Board of Directors. Each member of our Board of Directors must exhibit high standards of integrity, commitment, and independence of thought and judgment, and must be committed to promoting the best interests of Redwood. In addition, each director must devote the time and effort necessary to be a responsible and productive member of our Board of Directors. This includes developing knowledge about Redwood’s business operations and doing the work necessary to participate actively and effectively in Board and committee meetings.

Our Governance Standards also contain criteria that are intended to guide our Governance and Nominating Committee’s considerations of diversity in identifying nominees for our Board of Directors. In particular, our Governance Standards provide that the members of our Board of Directors should collectively possess a broad range of talent, skill, expertise, and experience useful to effective oversight of our business and affairs and sufficient to provide sound and prudent guidance with respect to our operations and interests. The self-assessments that are conducted each year by our Board of Directors and our Governance and Nominating Committee include an assessment of whether the Board’s then current composition represents the broad range of talent, skill, expertise, and experience that is called for by our Governance Standards.

Director Independence

As required under Section 303A of the New York Stock Exchange (NYSE) Listed Company Manual and our Governance Standards, our Board of Directors has affirmatively determined that none of the following directors has a material relationship (either directly or as a partner, shareholder, or officer of an organization that has a relationship) with us and that each of them qualifies as “independent” under Section 303A: Richard D. Baum, Thomas C. Brown, Mariann Byerwalter, Greg H. Kubicek, Jeffrey T. Pero, Georganne C. Proctor, Charles J. Toeniskoetter, and David L. Tyler. The Board of Directors’ determination was made with respect to Mr. Pero after consideration of the following: Mr. Pero is a retired partner of Latham & Watkins LLP and has been a director of Redwood since November 2009; Latham & Watkins LLP provides legal services to Redwood; and Mr. Pero’s retirement payments from Latham & Watkins LLP are adjusted to exclude any proportionate benefit received from the fees paid by Redwood to Latham & Watkins LLP.

Board Leadership Structure

Current Board Leadership Structure.  Our Board of Directors has adopted a leadership structure that it believes is appropriate for Redwood. In particular, the Chairman of the Board of Directors, who was one of the founders of Redwood in 1994 and who has continuously served as our Chief Executive Officer since the inception of Redwood, presides over meetings of the Board of Directors and serves as the primary liaison between the Board of Directors and management of Redwood.

Under our Corporate Governance Standards, the Board of Directors has also designated a Presiding Director, who acts as a lead independent director and carries out certain other responsibilities, as described below. In addition, each of the Audit Committee, Compensation Committee, and Governance and Nominating Committee is chaired by an independent director.

Presiding Director.  Our Corporate Governance Standards provide that the Board shall elect one of our independent directors to serve as the Presiding Director. Richard D. Baum currently serves as the Presiding Director. The Presiding Director is responsible for chairing executive sessions of our independent directors, as well as providing input regarding Board agendas, materials, and areas of focus, serving as one of the liaisons between management and the Board, working with the chair of each of the Board’s committees to ensure that each committee functions effectively and keeps the Board apprised of actions taken, and performing other functions to facilitate effective communication and corporate governance.

Change in Board Leadership Structure.  As previously announced, George E. Bull, III, who is currently the Chairman of the Board of Directors and our Chief Executive Officer, will retire as Chief Executive Officer effective on May 18, 2010, and continue to serve as Chairman of the Board of Directors following his retirement. In addition, as previously announced, Martin S. Hughes, who is currently our President, will also assume the role of Chief Executive Officer on May 18, 2010. As a result of these changes, the Board’s leadership structure will be modified, as discussed below.

New Board Leadership Structure.  In June 2010, following Mr. Bull’s retirement, our Board of Directors will implement a new leadership structure, as follows:

•	Mr. Bull, who will then be serving as a non-employee director, will act as Chairman of the Board of Directors.
•	Our Board of Directors will continue to elect a Presiding Director, who will act as a lead independent director and will carry out the other responsibilities described above under “Presiding Director.” Subject to his re-election as a director at the Annual Meeting, we expect Mr. Baum to continue to serve in this role.

•	The Audit Committee, Compensation Committee, and Governance and Nominating Committee will continue to be chaired, respectively, by an independent director.
•	The Chief Executive Officer of Redwood will not serve as the Chairman of the Board of Directors.

The Board believes this leadership structure will be appropriate for Redwood, as it provides for the Board to be led by non-employee directors. As a non-employee Chairman of the Board, Mr. Bull will bring significant prior experience as the Chief Executive Officer to bear on his leadership responsibilities, while Mr. Baum, in his role as Presiding Director, will continue to bring the important perspective of an independent director.

Executive Sessions

Our Governance Standards require that our non-management directors meet in executive session at each regularly scheduled meeting of our Board of Directors and at such other times as determined by our Presiding Director. In addition, if any non-management director is not also an independent director, then our Governance Standards require that our independent directors meet at least annually without any such non-management directors.

Board of Directors’ Role in Risk Oversight

Our Board of Directors takes an active role in risk oversight. At its regular meetings it reviews Redwood’s business, investment strategies and plans, and related risks, as well as management’s approach to identifying and managing those risks. Because of the nature of Redwood’s business, the Board focuses on, among other things, establishing the appropriate philosophy with respect to investment risk and determining whether risks actually taken are in accordance with this philosophy. In carrying out its role in risk oversight, the Board of Directors receives and responds to periodic reports from our Chief Risk Officer and reports from each of its standing committees, which also carry out risk oversight functions.

Under its charter, the Audit Committee is specifically charged with (i) inquiring of management and Redwood’s independent auditors about significant risks or exposures with respect to corporate accounting, our reporting practices, the quality and integrity of our financial reports and controls, regulatory and accounting initiatives, and any off-balance sheet structures, and (ii) assessing the steps management has taken to minimize such risks. In addition, the Audit Committee is specifically charged with regularly discussing with management Redwood’s policies with respect to risk assessment and risk management, including identification of Redwood’s major financial and operational risk exposures and the steps management has taken to monitor and control those exposures.

The Audit Committee carries out this function by, among other things, receiving periodic risk management reports from our Chief Risk Officer and periodic internal audit reports from our head of internal audit, reviewing these reports, and responding to them by asking questions and providing direction to management. In addition, as noted below under “Audit Committee Matters — Audit Committee Report,” the Audit Committee also receives and responds to regular and required communications from Redwood’s independent registered public accounting firm regarding, among other things, our internal controls. In addition to discussion of these reports during Audit Committee meetings, as circumstances merit, the Audit Committee holds separate executive sessions with one or more of our Chief Risk Officer, our head of internal audit, and representatives of our independent registered public accounting firm to discuss any matters that the Audit Committee or these persons believe should be discussed in the absence of other members of management.

The Board of Directors’ other standing committees also carry out certain risk management functions. For example, the Compensation Committee reviews risks that may arise from Redwood’s compensation policies and practices, as further described below under “Executive Compensation — Other Compensation Matters — Compensation Risks” and the Governance and Nominating Committee also reviews certain legal and compliance-related risks that may arise in connection with Redwood’s business and operations.

The Board of Directors believes that this manner of administering the risk oversight function effectively integrates such oversight into the Board of Directors’ leadership structure, because the risk oversight function is carried out both at the Board level as well as through its standing committees, each of which consists solely of independent directors.

Communications with the Board of Directors

Stockholders and other interested parties may communicate with our Board of Directors by e-mail addressed to boardofdirectors@redwoodtrust.com. The Presiding Director has access to this e-mail address and provides access to the other directors as appropriate. Communications that are intended specifically for non-management directors should be addressed to the Presiding Director.

Director Attendance at Annual Meetings of Stockholders

Pursuant to our Governance Standards, our directors are expected to attend annual meetings of stockholders. All ten of our then ten directors attended last year’s Annual Meeting of Stockholders in person. We currently expect nine of our ten directors to attend this year’s Annual Meeting of Stockholders.

Code of Ethics

Our Board of Directors has adopted a Code of Ethics that applies to all of our directors, officers, and employees. Our Code of Ethics is available on our website as well as in print at the written request of any stockholder addressed to Redwood’s Secretary at our principal executive office.

We intend to post on our website and disclose in a Current Report on Form 8-K, to the extent required by applicable regulations, any change to the provisions of our Code of Ethics and any waiver of a provision of the Code of Ethics.

STOCK OWNERSHIP REQUIREMENTS

Required Stock Ownership by Directors

Pursuant to our Governance Standards, non-employee directors are required to purchase from their own funds at least $50,000 (as measured on a purchase cost basis, including deferred stock units credited to our Executive Deferred Compensation Plan through the voluntary deferral of what otherwise would have been current cash compensation) of our common stock within three years from the date of commencement of their Board membership. Any director whose status has changed from being an employee director to being a non-employee director is not subject to this requirement if that director held at least $50,000 of our common stock at the time of that change in status (as measured on the purchase cost basis outlined in the prior sentence).

In addition, non-employee directors are required to own at least $250,000 of our common stock (as measured on a purchase cost basis, including deferred stock units acquired through both voluntary and involuntary deferred compensation) by the later of December 31, 2011 or five years from the date of commencement of their Board membership. Stock and deferred stock units acquired with respect to the $50,000 stock ownership requirement count toward the attainment of the $250,000 stock ownership requirement.

As of the date of this Proxy Statement, all of our non-employee directors were in compliance with these guidelines.

Required Stock Ownership by Named Executive Officers

The Compensation Committee of our Board of Directors has also set the following executive stock ownership guidelines with respect to our Named Executive Officers, using original purchase/acquisition price as the basis for tracking compliance.

•	Each Named Executive Officer is required to own stock with a value at least equal to (i) five times current salary for the Chief Executive Officer, (ii) three times current salary for the two Co-Chief Operating Officers, and (iii) two times current salary for the next two most senior Named Executive Officers;
•	Three years are allowed to initially attain the required level of ownership, and three years are allowed to acquire additional incremental shares if promoted to a position with a higher guideline (if not in compliance at the indicated times, then the Named Executive Officer is required to retain net after-tax shares delivered as compensation or from the Executive Deferred Compensation Plan until compliance is achieved); and
•	All shares owned outright are counted, including those held in trust for the Named Executive Officer and his or her immediate family, as well as vested deferred stock units and any other vested shares held pursuant to other employee plans.

As of the date of this Proxy Statement, all of our Named Executive Officers were in compliance with these guidelines.

ITEM 1 — ELECTION OF DIRECTORS

Our Charter and Bylaws provide for a classified Board of Directors consisting of Classes I, II, and III. Class I directors are scheduled to be elected at the 2010 Annual Meeting to serve for a three-year term and until their successors are duly elected and qualify. The nominees for the three Class I director positions are set forth below. In the event we are advised prior to the Annual Meeting that any nominee will be unable to serve or for good cause will not serve as a director if elected at the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them for the nominees listed below and against any other nominees. As of the date of this Proxy Statement, we are not aware of any nominee who is unable or unwilling to serve as a director for the full three-year term. The nominees listed below currently are serving as directors of Redwood.

Vote Required

If a quorum is present, a plurality of the votes cast at the Annual Meeting is required for the election of directors. Cumulative voting in the election of directors is not permitted. Abstentions and broker non-votes will not be counted as votes cast and will have no effect on the results of the vote in the election of directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE NOMINEES IDENTIFIED BELOW.

Class I Nominees to Board of Directors

Name	Position with Redwood
Richard D. Baum	Director
Mariann Byerwalter	Director
Jeffrey T. Pero	Director

Certain biographical information regarding each nominee for election at the Annual Meeting is set forth below along with biographical information for other directors.

Richard D. Baum, age 63, has been a director of Redwood since 2001. Mr. Baum is currently the President and Managing Partner of Atwater Retirement Village LLC (a private company). From 2008 to mid-2009, Mr. Baum served as Executive Director of the California Commission for Economic Development. He also served as the Chief Deputy Insurance Commissioner for the State of California from 1991 to 1994 and 2003 to 2007. Mr. Baum served from 1996 to 2003 as the President of Care West Insurance Company, a worker’s compensation insurance company, and prior to 1991 as Senior Vice President of Amfac, Inc., a diversified operating company engaged in various businesses, including real estate development and property management. Mr. Baum holds a B.A. from Stanford University, an M.A. from the State University of New York, and a J.D. from George Washington University, National Law Center, Washington, D.C. Mr. Baum is a Class I director whose term expires in 2010.

The Board of Directors concluded that Mr. Baum should be nominated to continue to serve as a director on account of, among other things, the following experience, qualifications, attributes, and skills:

•	Leadership attributes and management experience
•	Experience as a chief executive officer
•	Experience in government service and financial regulation
•	Expertise and experience relating to the insurance industry
•	Expertise and experience relating to the real estate development industry and property management business
•	Expertise and experience relating to institutional governance
•	Professional and educational background

Mariann Byerwalter, age 49, has been a director of Redwood since 1998. Ms. Byerwalter is currently Chairman of JDN Corporate Advisory LLC (a privately held advisory services firm). Ms. Byerwalter served as the Chief Financial Officer and Vice President for Business Affairs of Stanford University from 1996 to 2001. She was a partner and co-founder of America First Financial Corporation from 1987 to 1996, and she served as Chief Operating Officer, Chief Financial Officer, and a director of America First Eureka Holdings, a publicly traded institution and the holding company for Eureka Bank, from 1993 to 1996. She serves on the Board of Directors of Pacific Life Corp., SRI International, Burlington Capital Corporation, the Lucile Packard Children’s Hospital, and the Stanford Hospital and Clinics. She also currently serves on the Board of Trustees of Stanford University and as a Trustee of certain investment companies affiliated with Charles Schwab Corporation. Ms. Byerwalter holds a B.A. from Stanford University and an M.B.A. from Harvard Business School. Ms. Byerwalter is a Class I director whose term expires in 2010.

The Board of Directors concluded that Ms. Byerwalter should be nominated to continue to serve as a director on account of, among other things, the following experience, qualifications, attributes, and skills:

•	Leadership attributes and management and entrepreneurial experience
•	Experience as a chief financial officer
•	Expertise and experience in the banking and insurance industries
•	Expertise and experience relating to institutional governance
•	Professional and educational background

Jeffrey T. Pero, age 63, has been a director of Redwood since November 2009. Mr. Pero retired in October 2009, after serving as a partner for more than 23 years, from the international law firm of Latham & Watkins LLP. At Latham & Watkins LLP, Mr. Pero’s practice focused on advising clients regarding corporate governance matters, debt and equity financings, mergers and acquisitions, and compliance with U.S. securities laws; Mr. Pero also served in various firm management positions. Mr. Pero currently serves as a director of BRE Properties, Inc., a real estate investment trust. Mr. Pero holds a B.A. from the University of Notre Dame and a J.D. from New York University School of Law. Mr. Pero is a Class I director, whose term expires in 2010.

The Board of Directors concluded that Mr. Pero should be nominated to continue to serve as a director on account of, among other things, the following experience, qualifications, attributes, and skills:

•	Expertise and experience in structuring and negotiating debt and equity financings
•	Expertise and experience relating to corporate governance
•	Expertise and experience relating to real estate investment trusts
•	Expertise and experience relating to the U.S. securities laws
•	Management experience
•	Professional and educational background

Current Directors — Terms Expiring After 2010

George E. Bull, III, age 61, is a founder of Redwood and has served as Chairman of the Board and Chief Executive Officer of Redwood since 1994. From 1983 through 1997, Mr. Bull was the President of GB Capital. GB Capital assisted banks, insurance companies, and savings and loans in managing portfolios of securitized and unsecuritized mortgage loans, in arranging collateralized borrowings, in hedging balance sheet risks, and with other types of capital markets transactions. Mr. Bull holds a B.A. in Economics from the University of California at Davis. Mr. Bull is a Class III director whose term expires in 2012.

The Board of Directors concluded that Mr. Bull should continue to serve as a director on account of, among other things, the following experience, qualifications, attributes, and skills:

•	Leadership attributes and management experience, including experience as Chief Executive Officer of Redwood Trust since its founding in 1994
•	Skill and experience in investing in real estate-related assets and managing portfolios of such investments
•	Skill and experience in managing balance sheet exposures and managing financial risks
•	Skill and experience in executing capital markets transactions
•	Professional and educational background

As noted above, Mr. Bull has announced that he will retire as Chief Executive Officer effective on May 18, 2010, and continue to serve as Chairman of the Board of Directors following his retirement.

Thomas C. Brown, age 61, has been a director of Redwood since 1998. Mr. Brown is currently Chief Executive Officer and principal shareholder of Urban Bay Properties, Inc. and Chief Operating Officer for McGuire Real Estate. Mr. Brown has previously held CEO or senior officer positions with PMI Mortgage Insurance, Centerbank, and Merrill Lynch and Co., Inc. Mr. Brown’s experience encompasses over 25 years in mortgage finance, real estate, banking, and investment banking. Mr. Brown holds a B.S. from Boston University and an M.B.A. from the University of Buffalo. Mr. Brown is a Class III director whose term expires in 2012.

The Board of Directors concluded that Mr. Brown should continue to serve as a director on account of, among other things, the following experience, qualifications, attributes, and skills:

•	Leadership attributes and management experience
•	Experience as a chief executive officer and chief operating officer
•	Expertise and experience in the mortgage finance, real estate, banking, and investment banking industries
•	Professional and educational background

Douglas B. Hansen, age 52, is a founder of Redwood and served as President from 1994 through 2008. Mr. Hansen retired from his position as President of Redwood at the end of 2008. He remains a director of Redwood. From 1990 through 1997, Mr. Hansen was a Principal with GB Capital. GB Capital assisted banks, insurance companies, and savings and loans in managing portfolios of securitized and unsecuritized mortgage loans, in arranging collateralized borrowings, in hedging balance sheet risks, and with other types of capital markets transactions. Mr. Hansen holds a B.A. in Economics from Harvard College and an M.B.A. from Harvard Business School. Mr. Hansen is a Class II director whose term expires in 2011.

The Board of Directors concluded that Mr. Hansen should continue to serve as a director on account of, among other things, the following experience, qualifications, attributes, and skills:

•	Leadership attributes and management experience, including experience as President of Redwood Trust since its founding in 1994 through 2008
•	Skill and experience in investing in real estate-related assets and managing portfolios of such investments
•	Skill and experience in managing balance sheet exposures and managing risks
•	Skill and experience in executing capital markets transactions
•	Professional and educational background

Greg H. Kubicek, age 53, has been a director of Redwood since 2002. Mr. Kubicek is President of The Holt Group, Inc., a real estate company that develops, owns, and manages commercial real estate properties and is a residential homebuilder. Mr. Kubicek currently serves as a director for Cadet Manufacturing Co. He has also served as Chairman of the Board of Cascade Corporation, an international manufacturing corporation. Mr. Kubicek holds a B.A. in Economics from Harvard College. Mr. Kubicek is a Class II director whose term expires in 2011.

The Board of Directors concluded that Mr. Kubicek should continue to serve as a director on account of, among other things, the following experience, qualifications, attributes, and skills:

•	Leadership attributes
•	Management and entrepreneurial experience
•	Expertise and experience in the real estate development industry
•	Experience and expertise in the property management business
•	Professional and educational background

Georganne C. Proctor, age 53, has been a director of Redwood since March 9, 2006. Ms. Proctor is currently Executive Vice President, Chief Financial Officer, and Chief Integration Officer of TIAA-CREF. From 2003 to 2005, Ms. Proctor was Executive Vice President of Golden West Financial Corporation, a thrift institution. From 1994 to 1997, Ms. Proctor was Vice President of Bechtel Group, a global engineering firm, and also served as its Senior Vice President and Chief Financial Officer from 1997 to 2002 and as a director from 1999 to 2002. From 1991 to 1994, Ms. Proctor served as finance director of certain divisions of The Walt Disney Company, a diversified worldwide entertainment company. Ms. Proctor also served on the Board of Directors of Kaiser Aluminum Corporation from 2006 to 2009. Ms. Proctor holds a B.S. in Business Management from the University of South Dakota and an M.B.A. from California State University at Hayward. Ms. Proctor is a Class III director whose term expires in 2012.

The Board of Directors concluded that Ms. Proctor should continue to serve as a director on account of, among other things, the following experience, qualifications, attributes, and skills:

•	Leadership attributes and management experience
•	Experience as a chief financial officer
•	Expertise and experience in the banking and investment management industries
•	Professional and educational background

Charles J. Toeniskoetter, age 65, has been a director of Redwood since 1994. Mr. Toeniskoetter is Chairman of Toeniskoetter & Breeding, Inc. Development, a company that has developed, owns, and manages over $250 million of commercial and industrial real estate properties, and Chairman and Chief Executive Officer of Toeniskoetter Construction, Inc. Mr. Toeniskoetter serves on the Board of Directors of SJW Corp. and Heritage Commerce Corp., as well as a number of other community organizations. Mr. Toeniskoetter holds a B.S. in Mechanical Engineering from the University of Notre Dame and an M.B.A. from the Stanford University Graduate School of Business. Mr. Toeniskoetter is a Class II director whose term expires in 2011.

The Board of Directors concluded that Mr. Toeniskoetter should continue to serve as a director on account of, among other things, the following experience, qualifications, attributes, and skills:

•	Leadership attributes and management and entrepreneurial experience
•	Expertise and experience in the commercial real estate industry
•	Expertise and experience in the banking and investment management industries
•	Professional and educational background

Current Directors — Retiring from Board Service in May 2010

David L. Tyler, age 72, has been a director of Redwood since 2001. Mr. Tyler retired in 2001 as Executive Vice President, director, and Chief Financial Officer of Interland Corporation, a private owner and developer of commercial centers and apartment communities. Interland owned and operated in excess of 5,000 multifamily units and over two million square feet of office space. Prior to his employment at Interland beginning in 1972, Mr. Tyler served as Controller at Kaiser Resources from 1968 to 1971 and with the accounting firm Touche Ross from 1963 to 1968. Mr. Tyler holds a B.A from the University of California, Riverside and an M.B.A from the Graduate School of Business, University of California, Berkeley. Mr. Tyler is a Class I director whose term expires in May 2010.

Mr. Tyler is retiring from service on the Board of Directors effective in May 2010 in accordance with the mandatory retirement provision of Redwood’s Corporate Governance Standards. The Board of Directors concluded that Mr. Tyler’s long-time service as a director was supported by, among other things, the following experience, qualifications, attributes, and skills:

•	Management experience
•	Experience as a chief financial officer
•	Expertise and experience relating to the real estate development industry and property management business
•	Expertise and experience in the banking and investment management industries
•	Professional and educational background

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

Our Board of Directors currently consists of ten directors. Our Board of Directors has established three standing committees of the Board: the Audit Committee, the Compensation Committee, and the Governance and Nominating Committee. The membership of each committee and the function of each committee are described below. Each of the committees has adopted a charter and the charters of all committees are available on our website and in print at the written request of any stockholder addressed to Redwood’s Secretary at our principal executive office.

Our Board of Directors held a total of nine meetings during 2009. The independent directors of Redwood met in executive session at each of the five regularly scheduled meetings, for a total of five times during 2009. The Presiding Director, who was also the Chair of the Governance and Nominating Committee during 2009, presided at executive sessions of the independent directors. No director attended fewer than 75% of the meetings of the Board of Directors and the committees on which he or she served, and as noted above, all ten of our then ten directors attended last year’s Annual Meeting of Stockholders in person.

Audit Committee

The Audit Committee provides oversight regarding accounting, auditing, risk management, and financial reporting practices of Redwood. The Audit Committee consists solely of non-management directors, all of whom our Board of Directors has determined are independent within the meaning of the listing standards of the NYSE and the rules of the SEC. Our Board of Directors has determined that all members of the Audit Committee are “financially literate” within the meaning of the applicable regulations and standards, and has designated Mr. Tyler and Ms. Proctor as “audit committee financial experts” within the meaning of the applicable regulations and standards. The Audit Committee met five times in 2009 in order to carry out its responsibilities, as discussed below under “Audit Committee Matters — Audit Committee Report.”

Compensation Committee

The Compensation Committee reviews and approves Redwood’s compensation philosophy, reviews the competitiveness of Redwood’s compensation practices, as well as risks that may arise from those practices, determines and approves the annual base salaries and incentive awards paid to our Named Executive Officers, approves the terms and conditions of proposed incentive plans applicable to our Named Executive Officers and other key management employees, approves and administers Redwood’s employee benefit plans, and reviews and approves hiring and severance arrangements for our Named Executive Officers. The Compensation Committee consists solely of non-management directors, all of whom our Board of Directors has determined are independent within the meaning of the listing standards of the NYSE, are “non-employee directors” within the meaning of the rules of the SEC, and are “outside directors” within the meaning of the rules of the Internal Revenue Service (the IRS). The Compensation Committee met four times in 2009 in order to carry out its responsibilities as more fully discussed below under “Executive Compensation —  Compensation Discussion and Analysis.”

Governance and Nominating Committee

The Governance and Nominating Committee reviews and considers corporate governance guidelines and principles, evaluates potential director candidates and recommends qualified candidates to the full Board, reviews the management succession plan and executive resources, oversees the evaluation of the Board of Directors, and, in collaboration with the Compensation Committee, evaluates management. The Governance and Nominating Committee consists solely of non-management directors, all of whom our Board of Directors has determined are independent within the meaning of the listing standards of the NYSE. The Governance and Nominating Committee met five times in 2009 in order to carry out its responsibilities.

Committee Members

The current members of each of the three standing committees are listed below, with the Chair appearing first.

Audit	Compensation	Governance and Nominating
Greg H. Kubicek	Mariann Byerwalter	Richard D. Baum
Thomas C. Brown	Richard D. Baum	Greg H. Kubicek
Georganne C. Proctor	Thomas C. Brown	Jeffrey T. Pero
Charles J. Toeniskoetter	Jeffrey T. Pero	Georganne C. Proctor
David L. Tyler	David L. Tyler	Charles J. Toeniskoetter

DIRECTOR COMPENSATION

Information on our non-employee director compensation to be paid in 2010 is set forth below.

Annual Retainer	$50,000*
Board Meeting Fee (in person attendance)	$2,000
Board Meeting Fee (telephonic attendance)	$1,000
Committee Meeting Fee (in person attendance)	$2,000
Committee Meeting Fee (telephonic attendance)	$1,000

*	The Chair of the Audit Committee receives an additional annual retainer of $20,000 and the Chairs of the Compensation Committee and the Governance and Nominating Committee each receive an additional annual retainer of $15,000. The Presiding Director receives an additional annual retainer of $5,000. The Chairman of the Board of Directors, if a non-employee director, receives an additional annual retainer of $110,000 per annum.

Non-employee directors are also reimbursed for reasonable out-of-pocket expenses incurred in attending Board and committee meetings, as well as for their and, in some cases, their guest’s attendance at other Redwood-related meetings or events. Non-employee directors may also be reimbursed for out-of-pocket expenses incurred in attending conferences or educational seminars that relate to their Board service.

Non-employee directors are also granted deferred stock units each year at the time of the annual meeting of stockholders. Non-employee directors may also be granted equity awards upon their initial election to the Board. Deferred stock units are credited under our Executive Deferred Compensation Plan. The number of deferred stock units granted is determined by dividing $60,000 by the closing price of Redwood’s common stock on the NYSE on the day immediately prior to grant. These deferred stock units are fully vested upon grant, although they are subject to a mandatory holding period due to the fact that they are not distributed from our Executive Deferred Compensation Plan in shares of common stock until a date elected by the director (with the earliest distribution date being four years from the date of grant). Dividend equivalent rights on these deferred stock units are paid in cash to directors on each dividend distribution date.

Each director may elect to defer receipt of cash compensation or dividend equivalent rights on deferred stock units in our Executive Deferred Compensation Plan. Cash balances in the Executive Deferred Compensation Plan are unsecured liabilities of Redwood and are utilized by Redwood as available capital to fund investments and operations. Based on each director’s election, deferred compensation can either be deferred into a cash account and earn a rate of return that is equivalent to 120% of the applicable long-term federal rate published by the IRS compounded monthly or be deferred into deferred stock units which will, among other things, entitle them to receive dividend equivalent rights.

The following table provides information on non-employee director compensation for 2009. Directors who are employed by Redwood do not receive any compensation for their Board activities. During 2009, Mr. Bull was an employee director.

Non-Employee Director Compensation — 2009(1)

Name	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(4)	Total ($)
Richard D. Baum	$102,000	$60,000	—	$7,750	$169,750
Thomas C. Brown	$81,000	$60,000	$28	$1,427	$142,455
Mariann Byerwalter	$86,000	$60,000	$5,572	$426	$151,998
Douglas B. Hansen	$62,000	$60,000	$4,645	$258,812	$385,457
Greg H. Kubicek	$101,000	$60,000	—	—	$161,000
Diane L. Merdian(5)	$64,750	$60,000	—	—	$124,750
Jeffrey T. Pero	$10,250	$30,000	—	—	$40,250
Georganne C. Proctor	$76,000	$60,000	$2,765	—	$138,765
Charles J. Toeniskoetter	$75,000	$60,000	—	$1,427	$136,427
David L. Tyler	$82,000	$60,000	—	$6,600	$148,600

(1)	The table does not include dividend equivalent rights paid on deferred stock units or options, as the value of the dividend equivalent rights was factored into the grant date fair value of the original deferred stock unit and option awards in accordance with FASB Accounting Standards Codification Topic 718 (formerly referred to as FAS 123(R)).
(2)	Fees earned include the annual retainer and meeting fees.
(3)	Value of deferred stock units awarded annually determined in accordance with FASB Accounting Standards Codification Topic 718.
(4)	Represents gains realized from the exercise of stock options, which, in the case of Mr. Hansen, were awarded to him in his prior capacity as President of Redwood.
(5)	As previously announced, Ms. Merdian resigned as a Director in November 2009 in connection with her appointment to serve as our Chief Financial Officer, which appointment will become effective upon commencement of her employment with Redwood, which is currently expected to occur in April 2010.

In 2008, in connection with an amendment we made to our Executive Deferred Compensation Plan, and in accordance with the regulations promulgated by the IRS under Section 409A of the Internal Revenue Code, participants in our Executive Deferred Compensation Plan had the option to make a one-time election to revise existing distribution elections, including by making an election to receive distributions on or after January 2, 2009 of vested amounts that were otherwise scheduled to be distributed in 2009 or later.

The following table provides information on stock unit distributions to non-employee directors from our Executive Deferred Compensation Plan in 2009.

Name	Stock Units Distributed	Aggregate Value of Stock Units Distributed ($)(10)
Richard D. Baum(1)	5,524	$82,366
Thomas C. Brown(1)	5,524	$82,366
Mariann Byerwalter(2)	1,129	$18,367
Douglas B. Hansen(3)	237,006	$3,597,751
Greg H. Kubicek(4)	31,881	$475,339
Diane L. Merdian(5)	2,490	$37,123
Jeffrey T. Pero(6)	—	—
Georganne C. Proctor(7)	12,799	$190,832
Charles J. Toeniskoetter(8)	5,524	$82,366
David L. Tyler(9)	5,694	$84,892

(1)	Both Mr. Baum and Mr. Brown opted to make a one-time election to revise existing distribution elections. The distributions for Mr. Baum and Mr. Brown were of deferred stock units previously awarded from 2005 to 2008. Mr. Baum and Mr. Brown both opted to forfeit units to address the payment of tax liability relating to these distributions and, as a result, only 3,731 shares of Redwood common stock were distributed to each of them on January 2, 2009.
(2)	Ms. Byerwalter did not elect to revise existing elections and her distribution was of deferred stock units previously awarded in 2005. Ms. Byerwalter opted to forfeit units to address the payment of tax liability relating to this distribution and, as a result, only 762 shares of Redwood common stock were distributed to her on May 1, 2009.
(3)	Mr. Hansen received a distribution of 237,006 deferred stock units previously awarded from 2004 to 2008, while he was President of Redwood. Mr. Hansen opted to forfeit units to address the payment of tax liability relating to this distribution and, as a result, only 141,498 shares of Redwood common stock were distributed to him on July 2, 2009. Mr. Hansen’s distribution occurred six months after his transition from a specified employee as required by Section 409A of the Internal Revenue Code.
(4)	Mr. Kubicek opted to make a one-time election to revise existing elections. Mr. Kubicek received a distribution of 5,524 deferred stock units previously awarded from 2005 to 2008. In addition, Mr. Kubicek also received a distribution of 26,357 deferred stock units that resulted from his prior voluntary deferral of cash compensation and dividend equivalent rights on deferred stock units in our Executive Deferred Compensation Plan. Mr. Kubicek did not opt to forfeit units to address the payment of tax liability and 31,881 shares of Redwood common stock were distributed to him on January 2, 2009.
(5)	Ms. Merdian opted to make a one-time election to revise existing elections of deferred stock units previously awarded in 2008. Ms. Merdian did not opt to forfeit units to address the payment of tax liability relating to this distribution and 2,490 shares of Redwood common stock were distributed to her on January 2, 2009. As noted above, and as previously announced, Ms. Merdian resigned as a Director in November 2009 in connection with her appointment to serve as our Chief Financial Officer, which appointment will become effective upon commencement of her employment with Redwood, which is currently expected to occur in April 2010.
(6)	Mr. Pero has been a director since November 2009 and did not have distributions in 2009.
(7)	Ms. Proctor opted to make a one-time election to revise existing elections. Ms. Proctor received a distribution of 5,365 deferred stock units previously awarded from 2006 to 2008. In addition, Ms. Proctor also received a distribution of 7,434 deferred stock units that resulted from her prior voluntary deferral of cash compensation and dividend equivalent rights on deferred stock units in our Executive Deferred Compensation Plan. Ms. Proctor opted to forfeit units to address the payment of tax liability relating to this distribution and, as a result, only 8,645 shares of Redwood common stock were distributed to her on January 2, 2009.
(8)	Mr. Toeniskoetter opted to make a one-time election to revise existing elections. Mr. Toeniskoetter received a distribution of 5,524 deferred stock units previously awarded from 2005 to 2008. Mr. Toeniskoetter did not opt to forfeit units to address the payment of tax liability and 5,524 shares of Redwood common stock were distributed to him on January 2, 2009.
(9)	Mr. Tyler opted to make a one-time election to revise existing elections. Mr. Tyler received a distribution of 5,524 deferred stock units previously awarded from 2005 to 2008. In addition, Mr. Tyler also received a distribution of 170 deferred stock units from the voluntary deferral of cash compensation and dividend equivalent rights on deferred stock units in our Executive Deferred Compensation Plan. Mr. Tyler did not opt to forfeit units to address the payment of tax liability and 5,694 shares of Redwood common stock were distributed to him on January 2, 2009.
(10)	The aggregate value of stock units distributed is calculated by multiplying the number of stock units distributed by the fair market value of Redwood common stock on the date of distribution.

EXECUTIVE OFFICERS

Executive officers and their positions with Redwood as of December 31, 2009 are listed in the table below. For purposes of this Proxy Statement, the Named Executive Officers (NEOs) are Messrs. Bull, Hughes, Nicholas, Zagunis, and Abate.

Name	Position with Redwood as of December 31, 2009	Age
George E. Bull, III	Chairman of the Board and Chief Executive Officer(1)	61
Martin S. Hughes	President, Co-Chief Operating Officer, and Chief Financial Officer(2)	52
Brett D. Nicholas	Co-Chief Operating Officer and Chief Investment Officer(3)	41
Harold F. Zagunis	Managing Director and Chief Risk Officer	52
Christopher J. Abate	Managing Director and Controller	30

(1)	As noted above, Mr. Bull has announced that he will retire as Chief Executive Officer effective on May 18, 2010, and continue to serve as Chairman of the Board of Directors following his retirement.
(2)	As noted above, Mr. Hughes will assume the role of Chief Executive Officer on May 18, 2010. In addition, as previously announced, Diane L. Merdian was appointed to succeed Mr. Hughes as our Chief Financial Officer effective upon commencement of her employment by Redwood, which is currently expected to occur in April 2010. Further information regarding Ms. Merdian is set forth in Redwood’s Proxy Statement for its 2009 Annual Meeting of Stockholders, a copy of which was filed with the SEC on April 3, 2009.
(3)	As previously announced, beginning on May 18, 2010, Mr. Nicholas will assume the role of sole Chief Operating Officer and Executive Vice President, while continuing to serve as Chief Investment Officer.

Executive officers of Redwood serve at the discretion of our Board of Directors. Biographical information regarding Mr. Bull is provided in the preceding pages. Biographical information regarding Messrs. Hughes, Nicholas, Zagunis, and Abate is set forth below.

Martin S. Hughes, age 52, has served as President since January 2009, Co-Chief Operating Officer since November 2007, and Chief Financial Officer since 2006. Mr. Hughes also served as Treasurer from 2006 to 2007 and Vice President from 2005 to 2007. Mr. Hughes has over 17 years of senior management experience in the financial services industry. Mr. Hughes was a financial consultant to Redwood in 2004 and 2005. From 2000 to 2004, Mr. Hughes was the President and Chief Financial Officer for Paymap, Inc. Mr. Hughes served as a Vice President and Chief Financial Officer for Redwood from 1998 to 1999. Mr. Hughes also served as Chief Financial Officer for North American Mortgage Company from 1992 to 1998. Prior to 1992, Mr. Hughes was employed for eight years at an investment banking firm and for four years at Deloitte and Touche. Mr. Hughes has a BS in accounting from Villanova University.

As noted above, Mr. Hughes will assume the role of Chief Executive Officer on May 18, 2010 and cease to act as Chief Financial Officer upon the commencement of employment of Diane L. Merdian as Chief Financial Officer.

Brett D. Nicholas, age 41, has served as Chief Investment Officer and Co-Chief Operating Officer since November 2007, and Vice President of Redwood since 1996. Mr. Nicholas, with Mr. Hughes, is responsible for managing Redwood’s day-to-day operations. Prior to joining Redwood, he was Vice President of Secondary Marketing at California Federal Bank, FSB and Vice President of Secondary Marketing at Union Security Mortgage. Mr. Nicholas holds a B.A. in economics from the University of Colorado at Boulder and is a graduate of the Stanford University Executive Program.

As noted above, Mr. Nicholas will assume the role of sole Chief Operating Officer and Executive Vice President on May 18, 2010, while continuing to serve as Chief Investment Officer.

Harold F. Zagunis, age 52, has served as Chief Risk Officer since January 2009, Managing Director since March 2008, Vice President from 1995 to 2008, and additionally as Chief Financial Officer, Controller, Treasurer, and Secretary at different times between 1999 to 2006. Prior to joining Redwood, from 1986 to 1995, Mr. Zagunis was Vice President of Finance for Landmark Land Company, Inc., a publicly traded company owning savings and loan and real estate development interests, and since 2007, serves as a director. Mr. Zagunis holds B.A. degrees in mathematics and economics from Willamette University and an M.B.A. from Stanford University Graduate School of Business.

Christopher J. Abate, age 30, has served as Controller since January 2009 and has been employed by Redwood since April 2006, serving as a Vice President since December 2007 and as a Managing Director since December 2008. Prior to joining Redwood, Mr. Abate was employed by PricewaterhouseCoopers LLP as an auditor and consultant. He holds a B.A. in accounting and finance from Western Michigan University and is a certified public accountant.

Effective as of March 31, 2010, the following individuals were also designated as executive officers of Redwood.

Scott M. Chisholm, age 44, has served as Head of Commercial Investments and Managing Director since September 2009. Prior to joining Redwood, Mr. Chisholm was a Managing Director and managed the New York office of Prudential Mortgage Capital Company from January 2001 until September 2009. Prior to 2001, Mr. Chisholm held various positions in the real estate finance departments at Deutsche Bank, Lehman Brothers and JPMorgan Chase. Mr. Chisholm holds a B.A. in history from Trinity College and an M.S. in real estate from Columbia University.

John H. Isbrandtsen, age 48, is Head of Residential Loan Conduit Operations and Managing Director, and has been employed by Redwood since February 1999. Prior to joining Redwood, Mr. Isbrandtsen served as Residential Securitization Manager at Bank of America, Senior Vice President at Walsh Acquisition Corp., Vice President at Gruntal Financial Corp., Assistant Treasurer at Carteret Savings Bank, and an Analyst at City Federal Savings Bank. Mr. Isbrandtsen has a B.S. degree in finance and economics from Babson College.

Fred J. Matera, age 46, is Head of Residential Investments and Managing Director and has been employed by Redwood since July 2008. Prior to joining Redwood, and since the spring of 2001, Mr. Matera was a Managing Director and Co-Head of Structured Credit at RBS Greenwich Capital. He began his career in finance in 1989 as a mortgage trader, and has held a number of trading positions in financial services firms, including Goldman Sachs, DLJ, and First Boston. Prior to graduating from business school, Mr. Matera was an analyst at the Federal Reserve Bank of New York. Mr. Matera has a B.A. in economics from Tufts University, and an M.B.A. in finance from The Wharton School of the University of Pennsylvania.

Andrew. P. Stone, age 39, has served as General Counsel and Managing Director since December 2008. Prior to joining Redwood, he served as Deputy General Counsel of Thomas Weisel Partners Group, Inc. from 2006 to 2008 and between 1996 and 2006 practiced corporate and securities law at Sullivan & Cromwell LLP and Brobeck, Phleger & Harrison LLP. Mr. Stone holds a B.A. in mathematics and history from Kenyon College and a J.D. from New York University School of Law.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information as of March 31, 2010, on the beneficial ownership of our common stock by our directors, Named Executive Officers, and by all of our directors and executive officers as a group. As indicated in the notes, the table includes common stock equivalents held by these individuals through Redwood-sponsored benefits programs. Except as otherwise indicated and for such power that may be shared with a spouse, each person has sole investment and voting power with respect to the shares shown to be beneficially owned. Beneficial ownership is determined in accordance with the rules of the SEC.

Named Executive Officers	Number of Shares of Common Stock Beneficially Owned(1)	Percent of Class(2)
George E. Bull, III(3)	1,161,318	1.49%
Martin S. Hughes(4)	141,186	*
Brett D. Nicholas(5)	207,885	*
Harold F. Zagunis(6)	111,400	*
Christopher J. Abate(7)	1,703	*

Non-Management Directors
Richard D. Baum(8)	20,373	*
Thomas C. Brown(9)	14,770	*
Mariann Byerwalter(10)	15,394	*
Douglas B. Hansen(11)	464,811	*
Greg H. Kubicek(12)	103,777	*
Jeffrey T. Pero(13)	6,498	*
Georganne C. Proctor(14)	15,180	*
Charles J. Toeniskoetter(15)	34,183	*
David L. Tyler(16)	37,508	*
All directors and executive officers as a group (18 persons)(17)	2,419,553	3.06%

*	Less than 1%.
(1)	Represents shares of common stock outstanding, common stock underlying vested options that are exercisable within 60 days of the date of this Proxy Statement, and common stock underlying deferred stock units that have vested or will vest within 60 days of the date of this Proxy Statement. Does not include deferred stock units scheduled to be granted to non-employee directors in accordance with our non-employee director compensation policy following our 2010 Annual Meeting of Stockholders.
(2)	Based on 77,750,697 shares of our common stock outstanding as of March 31, 2010.
(3)	Includes 479,528 shares of common stock held of record by the Bull Trust, 600 shares held of record by Mr. Bull’s spouse, 186,586 shares issuable upon the exercise of stock options exercisable within 60 days of the date of this Proxy Statement, and 118,041 deferred stock units that have vested or will vest within 60 days of the date of this Proxy Statement. Also includes 376,563 deferred stock units, which will vest on June 1, 2010 in connection with Mr. Bull’s retirement as Chief Executive Officer and in accordance with the terms of a Transition Agreement between Redwood and him, as further described below under “Executive Compensation — Compensation Discussion and Analysis — Transition Matters.”
(4)	Includes 5,000 shares of common stock and 136,186 deferred stock units that have vested or will vest within 60 days of the date of this Proxy Statement.
(5)	Includes 39,009 shares of common stock, 56,776 shares issuable upon the exercise of stock options exercisable within 60 days the date of this Proxy Statement, and 112,100 deferred stock units that have vested or will vest within 60 days of the date of this Proxy Statement.
(6)	Includes 12,297 shares of common stock, 34,521 shares issuable upon the exercise of stock options exercisable within 60 days of the date of this Proxy Statement and 64,582 deferred stock units that have vested or will vest within 60 days of the date of this Proxy Statement.

(7)	Includes 1,387 shares of common stock and 316 deferred stock units that have vested or will vest within 60 days of the date of this Proxy Statement.
(8)	Includes 10,081 shares of common stock, 6,756 shares issuable upon the exercise of stock options exercisable within 60 days of the date of this Proxy Statement and 3,536 vested deferred stock units.
(9)	Includes 6,234 shares of common stock, 5,000 shares issuable upon the exercise of stock options exercisable within 60 days of the date of this Proxy Statement and 3,536 vested deferred stock units
(10)	Includes 2,463 shares of common stock, 5,000 shares issuable upon the exercise of stock options exercisable within 60 days of the date of this Proxy Statement and 7,931 vested deferred stock units.
(11)	Includes 306,745 shares of common stock, 154,418 shares issuable upon the exercise of stock options exercisable within 60 days of the date of this Proxy Statement, and 3,648 vested deferred stock units.
(12)	Includes 80,017 shares of common stock held in direct ownership, living trusts and through an unaffiliated pension plan, 1,111 shares held of record by Mr. Kubicek’s spouse, 5,407 shares held of record by Mr. Kubicek’s children, 2,500 shares issuable upon the exercise of stock options exercisable within 60 days of the date of this Proxy Statement, and 14,742 vested deferred stock units.
(13)	Includes 3,565 shares of common stock and 2,933 vested deferred stock units
(14)	Includes 9,845 shares held in the Proctor Trust and 5,335 deferred stock units that have vested or will vest within 60 days of the date of this Proxy Statement.
(15)	Includes 20,647 shares with respect to which Mr. Toeniskoetter has voting and investment power that are held in the Toeniskoetter & Breeding, Inc. Development Profit Sharing Trust, 10,000 shares issuable upon the exercise of stock options exercisable within 60 days of the date of this Proxy Statement and 3,536 vested deferred stock units.
(16)	Includes 28,972 shares of common stock, 5,000 shares issuable upon the exercise of stock options exercisable within 60 days of the date of this Proxy Statement and 3,536 vested deferred stock units.
(17)	Includes 1,021,994 shares of common stock, 488,625 shares issuable upon the exercise of stock options exercisable within 60 days of the date of this Proxy Statement, and 908,934 vested deferred stock units.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth information as of the dates noted below, with respect to shares of our common stock owned by each person or entity known by us to be the beneficial owner of more than 5% of our common stock.

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percent of Class(1)
BlackRock, Inc.(2)	5,242,112	6.74%
Janus Capital Management LLC(3)	4,212,111	5.42%
Wallace R. Weitz & Company(4)	6,924,100	8.91%

(1)	Based on 77,750,697 shares of our common stock outstanding as of March 31, 2010.
(2)	Address: 40 East 52nd Street, New York, New York 10022. The information in the above table and this footnote concerning the shares of common stock beneficially owned by BlackRock, Inc. (BlackRock) is based on the amended Schedule 13G filed by BlackRock with the SEC on January 29, 2010, which indicates that BlackRock and certain other entities make aggregate reports on Schedule 13G and that the such entities, in the aggregate, have sole dispositive power and sole voting power with respect to 5,242,112 shares.
(3)	Address: 151 Detroit Street, Denver, Colorado 80206. The information in the above table and this footnote concerning the shares of common stock beneficially owned by Janus Capital Management LLC (Janus) is based on the amended Schedule 13G filed by Janus with the SEC on February 16, 2010, which indicates that Janus and certain other entities, in their respective capacities as investment advisers: (i) make aggregate reports on Schedule 13G with respect to securities held by portfolios they manage, and with respect to which they do not have the right to receive dividends or the proceeds from any sale securities, and (ii) disclaim any ownership associated with such rights. The aggregate number of shares of common stock which may be deemed to be beneficially owned by Janus includes 124,011 shares with respect to which Janus has sole dispositive power and sole voting power and 4,088,100 shares with respect to which Janus has shared dispositive power and shared voting power.
(4)	Address: 1125 South 103rd Street, Suite 600, Omaha, Nebraska 68124. The information in the above table and this footnote concerning the shares of common stock beneficially owned by Wallace R. Weitz & Company and Wallace R. Weitz (Weitz) is based on the amended Schedule 13G filed by Weitz with the SEC on January 13, 2010, as modified by certain additional information as of February 28, 2010 subsequently provided by Weitz to Redwood. The aggregate number of shares of common stock beneficially owned by Weitz includes 6,669,148 shares with respect to which Weitz has sole dispositive power and sole voting power. Weitz is a party to a Voting Agreement, as amended, with respect to shares, if any, held in excess of 9.8% of Redwood’s total issued and outstanding common stock. A copy of the Voting Agreement, as amended, has been filed as an exhibit to the Annual Report on Form 10-K of Redwood Trust, Inc. for the year ended December 31, 2009.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The Compensation Committee (the Committee) of Redwood’s Board of Directors consists exclusively of independent directors as defined by the New York Stock Exchange (NYSE). The Committee acts on behalf of our Board of Directors in administering Redwood’s executive compensation plans and programs.

The Committee consists of Mariann Byerwalter (Chair), Richard D. Baum, Thomas C. Brown, Jeffrey T. Pero, and David L. Tyler. The Committee met four times in 2009 and has met three times to date in 2010. Mr. Pero, who became a Committee member on November 14, 2009, attended each of the Committee meetings that occurred subsequent to his becoming a Committee member.

The Committee is committed to providing disclosure within this Compensation Discussion and Analysis that gives insight into the process by which the Committee arrives at determinations relating to executive compensation and the underlying rationale for those determinations. Among other things, this Compensation Discussion and Analysis describes:

•	The Committee’s process for reviewing all components of the Chief Executive Officer’s compensation and that of the other Named Executive Officers (NEOs).
•	The reasons for paying each element of compensation to the NEOs and Redwood’s pay philosophy, peer group, and methodology for competitive benchmarking.
•	The performance measures and goals used for all performance-based compensation and discusses the factors taken into account in the Committee’s determination of whether those measures and goals were satisfied.
•	The severance and change of control payments that NEOs may become entitled to under certain circumstances, which the Committee annually reviews, including through the use of tally sheets.
•	The role of the Committee’s independent compensation consultant.

Overall Compensation Philosophy and Objectives; Components of Compensation in 2009

Redwood has adopted a performance-based compensation philosophy for its executive officers that seeks to focus their behavior on the achievement of both short-term and long-term business objectives and also strives to ensure that it can hire and retain talented individuals in a competitive marketplace. The Committee is generally responsible for evaluating and administering Redwood’s executive compensation programs and practices to ensure that they provide proper incentives and appropriately drive corporate performance without creating risks that are likely to have a material adverse effect on Redwood.

Redwood’s objectives in establishing executive compensation are as follows:

•	Attract and retain highly qualified and productive executives.
•	Motivate executives to enhance the overall performance and profitability of Redwood, both on a short-term and a long-term basis, with an emphasis on the long-term.

•	Reinforce the linkage between the interests of Redwood’s executives and its long-term stockholders by encouraging ownership of Redwood stock by executives and employees and rewarding stockholder value creation.
•	Ensure that compensation levels are both externally competitive and internally equitable.

In 2009, as in past years, cash compensation for Redwood’s NEOs consisted of a base salary and an annual incentive bonus. The annual incentive bonus was primarily determined based on a company performance bonus formula, with individual performance a secondary determinant. Redwood seeks to have an executive compensation structure that awards cash bonus compensation upon achievement of performance targets; it is intended that this compensation structure have cash compensation targets for NEOs that are similar to the median target cash compensation awarded by a peer group of companies with broadly similar size and complexity that are competitors for labor and capital, which peer group is designated by the Committee at the beginning of the year after consultation with its independent compensation consultant.

The 2009 target level of Redwood’s financial performance for determining annual company performance bonuses was an 11% annual adjusted return on equity, or “Adjusted ROE.” Adjusted ROE is a non-GAAP performance measure that is defined and described further below under “Performance-Based Compensation.” For Adjusted ROE performance above or below the target level, it is the intention that the compensation program results in total annual cash compensation for NEOs that is above or below median, as applicable, for the peer group. To a lesser degree, total cash compensation also varies as a function of individual performance.

With respect to long-term equity compensation, the Committee generally seeks to make regular annual awards to NEOs at levels that exceed the market median of Redwood’s peer group to supplement cash compensation targeted at the median level of our peers, focus our NEOs on long-term stockholder value creation, encourage employment retention, and build executive ownership. In particular, for 2009 the value of long-term equity compensation awarded to NEOs was determined based on the Committee’s philosophy that:

•	dependent on Redwood’s and individual performance, total target annual compensation, inclusive of the grant date value of year-end long-term equity grants, approximate the 75th percentile relative to the peer group; and
•	compensation earned and realized from annual bonuses and equity compensation should be weighted towards being correlated with long-term stockholder value creation through dividend distributions and share-price growth over, at a minimum, the vesting and deferral periods determined by the Committee to be appropriate.

The peer group of companies most recently utilized by the Committee for competitive benchmarking comparisons is described further below under “Compensation Benchmarking for 2009.”

Determination of Compensation for 2009

Each year the Committee makes determinations regarding the compensation of Redwood’s NEOs. For 2009, the NEOs consisted of:

•	Mr. George E. Bull, III, Chairman and Chief Executive Officer
•	Mr. Martin S. Hughes, President, Co-Chief Operating Officer, and Chief Financial Officer
•	Mr. Brett D. Nicholas, Chief Investment Officer and Co-Chief Operating Officer
•	Mr. Harold F. Zagunis, Chief Risk Officer
•	Mr. Christopher J. Abate, Controller

The process for determining NEO compensation is dynamic and compensation levels are evaluated throughout each year, with the Committee having the authority to reexamine and adjust any aspect of the compensation program or process as may be necessary or appropriate to take into account changing circumstances throughout the year. As has been its practice for a number of years, for 2009 the Committee directly engaged and utilized the services of a nationally recognized independent compensation consultant, Frederic W. Cook & Co., Inc. (“Cook & Co”), to assist it in determining the elements of compensation and to provide benchmarking analyses. Cook & Co. does no other work for Redwood or its management and the Committee has the sole authority to establish and terminate the relationship with Cook & Co.

On an annual basis, Cook & Co. reviews the compensation program for Redwood’s executive officers with the Committee and assesses the competitiveness of compensation levels and targets to ensure that the compensation program is aligned with Redwood’s compensation philosophy. Cook & Co. also provides the Committee with data regarding compensation practices among Redwood’s peers and analyzes the compensation levels and targets of each NEO. The analysis prepared by Cook & Co. includes tally sheets that show total cash compensation for each NEO (and year-to-year comparisons of total cash compensation), total equity ownership in Redwood by each NEO (and the value of those equity stakes at different prices per share), and total compensation in cash and equity awards for each NEO. The tally sheets assist the Committee in understanding the extent to which different components of each NEO’s compensation are above or below the median for Redwood’s peer group and in understanding the year-to-year changes in awarded, realized, accumulated, and potential NEO compensation.

In addition, Cook & Co. assists the Committee in determining the amounts, form, and structure of the compensation programs adopted by Redwood. Based on the Committee’s judgment, and reflecting input from Cook & Co., the compensation package for each NEO consists of a fixed base salary and variable cash and equity-based incentive awards, with a significant portion of compensation allocated to the variable and equity-based components to appropriately align total executive compensation with individual and Redwood performance. Each of these compensation elements is reviewed by the Committee each year with respect to each NEO.

As part of its process for determining 2009 NEO compensation, the Committee considered the following recommendations:

•	Mr. Bull, the Chairman and Chief Executive Officer, provided the Committee with his recommendations with respect to the compensation of the two executive officers who report directly to him, namely: Mr. Hughes, the President, Co-Chief Operating Officer, and Chief Financial Officer, and Mr. Nicholas, the Chief Investment Officer and Co-Chief Operating Officer;
•	Mr. Hughes and Mr. Nicholas provided the Committee with their joint recommendations with respect to the compensation of Mr. Zagunis, the Chief Risk Officer, and Mr. Abate, the Controller; and
•	Cook & Co. provided general directional recommendations regarding the components of the compensation of Messrs. Bull, Hughes, Nicholas, Zagunis, and Abate based on peer comparisons and provided ranges of compensation for each of these executive officers that, based on Redwood’s compensation philosophy, would result in compensation levels that would approximate the median or 75th percentile, as applicable, as compared to the peer group.

In addition, on an annual basis, the Committee is provided with a self-assessment from each of the NEOs that addresses individual and collective performance over the prior year. The Committee reviewed these recommendations and self-evaluations and took them into consideration when determining the level of compensation to be paid to each NEO for 2009.

Compensation Benchmarking for 2009

As in prior years, in 2009 the Committee asked Cook & Co. to conduct a market pay analysis of peer companies. The Committee considers the use of a peer group important for competitive positioning in attracting and retaining executive talent. In considering the market data provided by Cook & Co., the Committee recognized that the peers did not include generally higher-paying externally-managed REITs, private equity firms, and hedge funds with which Redwood must compete for executive talent. Cook & Co. did not include those companies in the peer group because they have different business economics and pay models than Redwood, but recognized that they were relevant from an executive labor-market perspective for certain of Redwood’s executive positions.

Following the completion of the competitive pay analysis prepared by Cook & Co., the Committee concluded that:

•	The primary peer group should continue to be other major internally-managed mortgage REITs and taxable mortgage, investment banking, specialty-finance, real-estate, and investment management companies with comparable business economics and pay models to Redwood, although there were several changes from the peer group utilized during 2008, as described below.
•	Salaries and target annual bonuses should continue to be oriented at or near the median target levels of compensation at this group of peer companies.
•	Executive annual bonuses should have adequate upside opportunity so that delivered total annual compensation may potentially reach the top-quartile of the peer group for strong Redwood performance.
•	Competitive pressure from higher-paying related market sectors should be addressed by awarding long-term equity grants with values such that, dependent on Redwood and individual performance, total target annual compensation, inclusive of the grant date value of year-end long-term equity grants, approximates the 75th percentile relative to the peer group.

The peer group of companies utilized by the Committee in 2009 consisted of: Allied Capital Corporation, American Capital Strategies, Ltd., Annaly Capital Management, Inc., Anworth Mortgage Asset Corporation, CapitalSource Inc., Capital Trust Inc., Capstead Mortgage Corporation, iStar Financial Inc., MFA Financial, Inc., Northstar Realty Finance Corporation, Ocwen Financial Corporation, PHH Corporation, and RAIT Financial Trust. The Committee reviews the list of peer companies on an annual basis to confirm that they continue to meet the Committee’s criteria for inclusion. The Committee also takes into consideration changes in real estate and capital markets and changes in competitors. Accordingly, the companies included in the peer group may change from year to year as a result of this review and, as noted above, there were changes to the peer group from 2008, primarily due to the insolvency or financial viability of two of the 2008 peer group firms and the fact that one of the 2008 peer group firms became externally managed. Similar factors may result in changes to the peer group for 2010.

In the comparative review, which is based on prior year compensation (as that is the information then available), executive positions were matched against benchmarks for functionally similar positions at the peer companies as set forth below.

•	Mr. Bull was matched to the Chief Executive Officer position at peer companies;
•	Mr. Hughes, who functioned as President, Co-Chief Operating Officer, and Chief Financial Officer during 2009, was matched to a combination of those roles at peer companies as well as to the second most senior executive at peer companies;
•	Mr. Nicholas, who functioned as the Chief Investment Officer and Co-Chief Operating Officer during 2009, was matched to a combination of those roles at peer companies as well as to the third most senior executive at peer companies;
•	Mr. Zagunis, who functioned as the Chief Risk Officer during 2009, was matched to the fourth most senior executive at peer companies, which was considered reflective of the broad range of responsibilities in his position and appropriate due to internal equity considerations, even though none of the peer companies included the position of Chief Risk Officer as an executive named in their publicly filed proxy statement; and
•	Mr. Abate was benchmarked against a third-party proprietary survey of compensation practices at other REITs, which survey was obtained by Cook & Co. This survey was used due to the fact that none of the peer companies publicly disclose the compensation of their controller as an NEO.

Base Salary

Redwood seeks to establish base salaries of NEOs around the median of amounts paid by the peers. The Committee reviews base salaries as one part of overall compensation for the NEOs annually. The Committee may make adjustments to base salary in connection with this annual review or at other times based on the executive’s experience and responsibilities and after consideration of other components of compensation.

Base salaries for 2009 for Messrs. Bull, Hughes, Nicholas, and Zagunis were unchanged from 2008. Mr. Abate’s base salary was increased from 2008 to reflect his promotion in January 2009 to the role of Controller.

In December 2009, the Committee determined that base salaries for each of Messrs. Bull, Hughes, Nicholas, and Zagunis would remain unchanged for 2010, however, subsequent to that determination, and in connection with the March 17, 2010 announcement of Mr. Bull’s retirement as Chief Executive Officer, the Committee determined that Mr. Hughes’ base salary for 2010 would be increased to $700,000 per annum beginning on May 18, 2010, the date he assumes the role of Chief Executive Officer. As a result, for 2010:

•	the salary for Mr. Bull, the Chief Executive Officer, would remain at its 2007 level;
•	the salary for Mr. Hughes, the President, Co-Chief Operating Officer, and Chief Financial Officer, would remain at its 2008 level until May 18, 2010 and be increased to $700,000 per annum beginning on May 19, 2010, the date he assumes the role of Chief Executive Officer;
•	the salary for Mr. Nicholas, the Chief Investment Officer and Co-Chief Operating Officer, would remain at its 2007 level; and
•	the salary for Mr. Zagunis, the Chief Risk Officer, would remain at its 2008 level.

As noted above, in December 2009, with respect to Mr. Abate, the Controller, the Committee approved a $15,000 increase in his annual salary for 2010.

Performance-Based Compensation

Redwood’s compensation program is designed to reward NEOs based on Redwood’s performance and the individual executive’s contribution to that performance. As an integral part of this program, the NEOs generally receive annual bonuses based on the Committee’s review of the satisfaction of specific pre-established Redwood and individual performance measures.

In order to better align the interests of Redwood’s NEOs with the interests of its long-term stockholders, in 2009, target annual bonuses for NEOs continued to be weighted 75% on the achievement of a predetermined goal of financial performance (i.e., Adjusted ROE) and 25% on the achievement of pre-established individual goals. This weighting has been used so that most of an executive’s target annual bonus will generally depend directly on the achievement of financial performance for stockholders, while also providing incentives for achievement of individual goals that the Committee believes are in the interest of Redwood and stockholders, but which may be difficult to quantitatively link directly to financial performance of Redwood in the current period of assessment.

The table below sets forth the 2009 targets for each NEO assuming achievement of the criteria necessary to achieve 100% of the target bonus:

	Mr. Bull	Mr. Hughes and Mr. Nicholas	Mr. Zagunis	Mr. Abate
2009 Base Salary	$700,000	$500,000	$400,000	$200,000
2009 Target Bonus (%)	175%	150%	75%	50%
2009 Target Bonus ($)	$1,225,000	$750,000	$300,000	$100,000
Company Performance Component of Target Bonus ($)	$918,750	$562,500	$225,000	$75,000
Individual Performance Component of Target Bonus ($)	$306,250	$187,500	$75,000	$25,000

At the beginning of 2009, the Committee determined to maintain the same company performance bonus formula as was in place for 2008. As noted above, that company performance bonus formula is based on Adjusted ROE, which is defined as income determined in accordance with GAAP divided by core equity, subject to adjustment when circumstances warrant at the discretion of the Committee. Core equity is defined as average GAAP equity excluding unrealized mark-to-market adjustments as reflected in accumulated other comprehensive income (loss). The Committee believes that Adjusted ROE generally provides an appropriate measurement of Redwood’s performance because, as a company whose primary source of earnings is income from real estate investments, the use of core equity reflects the amount of capital Redwood has to invest (as it excludes the effect of unrealized market valuation adjustments).

Specifically, the company performance bonus formula the Committee maintained for use in 2009 was as follows:

•	For Adjusted ROE of less than or equal to 7%, no company performance bonus would be paid;
•	For Adjusted ROE of 11%, 100% of target company performance bonus would be paid;
•	For Adjusted ROE between 7% and 11%, the company performance bonus would be pro-rated between 0% and 100%; and
•	For NEOs other than Mr. Abate, for Adjusted ROE in excess of 11%, the company performance bonus would be increased by an amount such that the total target bonus would increase by one-third for every 1% increase in Adjusted ROE above 11%, subject to a maximum described below.
•	For Mr. Abate, for Adjusted ROE in excess of 11%, the company performance bonus would be increased on a proportional basis, meaning a 10% increase in the company bonus for every 1.1% increase in Adjusted ROE, subject to a maximum described below.

In addition, at the beginning of 2009, the Committee determined that individual performance in 2009 for each NEO would be reviewed in the context of, among other things, the specific criteria discussed below under “Performance-Based Compensation Awarded for 2009 — Individual Performance Bonuses Awarded for 2009.” For 2009, the individual performance component of the annual bonus could be earned up to 100% of the portion of the target bonus amount that is based on individual performance. The Committee also established that the maximum sum of the two annual incentive component awards in 2009 would be $5 million for Messrs. Bull, Hughes, and Nicholas, $2 million for Mr. Zagunis, and $212,500 for Mr. Abate.

As in past years, the Committee also determined at the beginning of 2009 that for any NEO bonus awards earned for 2009 in excess of 300% of annual base salary, any such excess amount would be paid in deferred stock units issued under Redwood’s Incentive Plan, the receipt of which is deferred under our Executive Deferred Compensation Plan. The determination at the beginning of 2009 was that any such excess bonus deferred stock units, if earned, would be fully vested at the award date, receive cash dividend equivalent rights (which can be deferred at the executive’s election), and would be distributed in shares at the earlier of three years from the date of grant or termination of employment (unless the executive voluntarily defers for a longer period of time under our Executive Deferred Compensation Plan). However, as further described below under “Performance-Based Compensation Awarded for 2009 — Company Performance Bonuses Awarded for 2009,” the use of deferred stock units to deliver a portion of bonus awards earned for 2009 varied from the pre-determined methodology.

Performance-Based Compensation Awarded for 2009

Annual performance-based compensation awarded to NEOs for 2009 consisted of both a company performance bonus component as well as an individual performance component. A further discussion of the Committee’s process for determining each of these components is set forth below.

Company Performance Bonuses Awarded for 2009.  The company performance bonuses awarded to NEOs for 2009 were determined by the Committee in the context of strong Redwood performance during the year. During 2009, Redwood reported positive annual net income for the first time since 2006, earning $39 million and resulting in a GAAP return-on-equity of 5.38%, and, over the course of 2009, Redwood’s book value per share increased by 39% while Redwood continued to pay a dividend of $0.25 per share per quarter. In addition, during 2009 Redwood successfully executed several other significant business, financial, and operational initiatives, including successfully executing two public offerings of common stock to raise net proceeds of approximately $521 million and generating a substantial return on the investment of those net proceeds.

At the beginning of its process for determining the 2009 company performance bonuses to be paid to NEOs, the Committee considered the effect of utilizing the pre-established methodology for determining Redwood’s 2009 Adjusted ROE and applying the resulting Adjusted ROE of 5.84% to the 2009 company performance formula established at the beginning of 2009. Although the methodology did not provide for automatic adjustments to be made to address changes in GAAP subsequent to its establishment, the Committee has historically reserved the discretion to adjust the methodology when circumstances warrant, including circumstances such as a change in GAAP that affects the determination of Adjusted ROE. Because the 2009 application of, and change in, certain GAAP income recognition rules for other-than-temporary impairments were inconsistent with certain GAAP assumptions that underlay the early 2009 establishment of the company performance bonus formula, the Committee determined that there were two one-time adjustments to the methodology for calculating 2009 Adjusted ROE that would be appropriate.

Set forth below is a detailed discussion of each of these one-time adjustments to the methodology for calculating 2009 Adjusted ROE and the Committee’s analysis of why each one-time adjustment was appropriate, as well as a discussion of factors the Committee took into account in concluding that the 2009 company performance bonuses paid to NEOs as a result of these adjustments were appropriate given Redwood’s business, financial, and operational performance in 2009.

•	First, the Committee determined that Adjusted ROE should be increased to eliminate the impact of $24 million of losses Redwood was required to record through its income statement during 2009 that reflected the other-than-temporary impairments of certain securities whose declines in market value occurred during 2008 and had previously reduced Redwood’s GAAP book value as of December 31, 2008.
•	In determining to increase Adjusted ROE by this amount, the Committee considered, among other things, that declines in the market value of securities that occurred in 2008 should not unduly effect executive compensation for 2009 and that these $24 million of losses did not reduce stockholders’ equity during 2009.
•	Second, the Committee determined that Adjusted ROE should be increased to take into account Redwood’s mandatory adoption in April 2009 of the Financial Accounting Standards Board’s (FASB’s) Financial Statement Position 115-2 (which is now referred to by the FASB as Accounting Standards Codification 320-10-65-1, and which we refer to herein as ASC 320). ASC 320 changed the GAAP income recognition rules for other-than-temporary impairments and required a one-time 2009 adjustment to Redwood’s financial statements. For purposes of determining 2009 Adjusted ROE, Redwood’s income for 2009 was adjusted to include an aggregate of $60 million of income that Redwood would be precluded from recognizing in 2009 and future periods as a result of the mandatory adoption of ASC 320 and the resulting one-time adjustment to Redwood’s 2009 financial statements.
•	In determining to increase Adjusted ROE by this amount, the Committee considered, among other things, that changes to GAAP that occurred subsequent to the Committee’s establishment of the 2009 company performance bonus formula should not affect executive compensation for 2009 because these changes to GAAP did not reduce stockholders’ equity in 2009, and would not reduce stockholders’ equity in future periods. Furthermore because of the mandatory adoption of ASC 320, certain changes to retained earnings during 2009 would never be recorded as income in Redwood’s 2009 and future income statements.
•	In addition, in determining to increase Adjusted ROE by this amount, the Committee considered whether to increase Adjusted ROE to take into account in 2009 the full impact of the adoption of ASC 320 or whether to address this full impact by making smaller increases to Adjusted ROE over a multiple-year period. After consideration, the Committee determined to take into account this full impact in 2009 due to, among other factors:
•	The strong performance of Redwood during 2009 as measured by metrics other than Adjusted ROE, as noted above.
•	The fact that the change in GAAP occurred after the Committee had established the 2009 company performance bonus formula and that making smaller increases to Adjusted ROE over a multiple-year period would result in a portion of the Adjusted ROE in future periods not being directly reflective of Redwood performance during those future periods.
•	That there would be no effect on Adjusted ROE in future periods resulting from the April 2009 adoption by Redwood of ASC 320 — i.e., there would not be any double counting of the financial statement impact of ASC 320 for purposes of determining any future NEO bonuses based on Adjusted ROE.

However, in recognition of the fact that, in the absence of ASC 320, a portion of the $60 million effect of ASC 320 would have been recognized over the course of the next several years, the portions of the 2009 company performance bonuses paid to Redwood’s four most senior executive officers attributable to the future period effects of ASC 320 were paid in the form of deferred stock units. These deferred stock units were structured to have terms consistent with past compensation-related grants, except that (i) they would have a vesting schedule that was related to Redwood’s current estimate of the future period effects of ASC 320 and (ii) they would be subject to a minimum mandatory holding period of 2 years (inclusive of the vesting periods). In particular, given that 45% of the post-2009 effect of the adoption of ASC 320 was estimated to relate to 2010, 45% of those deferred stock units were granted with a one-year vesting period, and given that the remaining 55% of this post-2009 effect was estimated to relate to periods during and after 2011, the remaining 55% of those deferred stock units were granted with a two-year vesting period. It was the Committee’s intent that, as a result of these vesting and mandatory holding periods, the value of these deferred stock units awarded to these recipients would be affected by the future performance of Redwood over these vesting and mandatory holding periods.

As a result of these adjustments, for purposes of determining the 2009 company performance bonuses paid to NEOs, the Committee, after consultation with Cook & Co., applied an Adjusted ROE of 15.45% to the company performance bonus formula established by the Committee at the beginning of 2009. The resulting 2009 company performance bonus for each NEO is set forth in the table below, which also sets forth the portion of each NEO’s 2009 company performance bonus that was paid in deferred stock units that are subject to the vesting and mandatory holding periods described above.

	Mr. Bull	Mr. Hughes and Mr. Nicholas	Mr. Zagunis	Mr. Abate
2009 Company Performance Bonus (Total $ Value)(1)	$2,735,762	$1,674,956	$669,982	$105,338
Portion of 2009 Company Performance Bonus Paid in Cash	$891,371	$545,738	$218,295	$105,338
Portion of 2009 Company Performance Bonus Paid in the Form of Deferred Stock Units(2)	$1,844,391	$1,129,218	$451,687	—

(1)	Total $ Value equals the sum of (x) the amount of the cash portion of such bonus plus (y) the fair value on the grant date of the portion of such bonus paid in the form of deferred stock units, determined in accordance with FASB Accounting Standards Codification Topic 718 (formerly referred to as FAS 123(R)).
(2)	Dollar amount of deferred stock units is the fair value on the grant date determined in accordance with FASB Accounting Standards Codification Topic 718. With respect to these deferred stock units, 45% were granted with a one-year vesting period and 55% were granted with a two-year vesting period. All of these deferred stock units are subject to a minimum mandatory holding period of two years (inclusive of the vesting periods).

Individual Performance Bonuses Awarded for 2009.  For 2009, individual performance awards were determined after a review of the individual achievements of each NEO and their individual contribution to the collective achievements of the senior management team. The Committee’s review of individual performance included a review of each NEO’s self-assessment, the assessment by Mr. Bull of Mr. Hughes and Mr. Nicholas, the assessment by Mr. Hughes and Mr. Nicholas of Mr. Zagunis and Mr. Abate, and input from Cook & Co. Among other factors, the Committee considered each of the company-wide goals noted below that the Committee had previously determined would be reviewed in assessing individual performance for 2009. With respect to each of these goals, the Committee noted various factors in evaluating the level of attainment of the goal and each NEO’s contribution to achieving the goal, including the principal factors described below and the related level of attainment (presented in italics after each listed factor). In considering these factors, the Committee did not assign specific weightings to each factor, but instead considered them together as part of a comprehensive review.

•	Raise and manage capital wisely — the Committee evaluated this goal in the context of various factors, including the fact that:

•	Redwood successfully executed two public offerings of common stock during the first half of 2009 and raised net proceeds of approximately $521 million;
•	during 2009, Redwood executed a disciplined plan to invest excess capital, including the capital raised in the two public offerings, and effectively managed Redwood’s portfolio of investments, generating a substantial return for 2009 on a total-rate-of-return basis (excluding the effect of the low yield earned on cash and cash equivalents); and
•	in accordance with the discipline of Redwood’s investment plans, during 2009 Redwood held, on average, $299 million of cash and cash equivalents, which amounts yielded little return, and a substantial portion of which Redwood would have preferred to have invested in residential or commercial real estate-related investments if investment opportunities with acceptable long-term risk-adjusted returns could have been identified.
•	Develop investment opportunities relating to residential real estate — the Committee evaluated this goal in the context of various factors, including that:
•	during 2009, Redwood was able to acquire $753 million of residential real estate-related investments (some of which were subsequently sold), with the performance of these investments accounting for most of the positive investment returns on Redwood’s portfolio of investments referred to above;
•	during 2009, Redwood engaged with originators, triple-A investors, rating agencies, industry trade groups, and government representatives in connection with improving and restarting the private securitization market for jumbo mortgage loans, although Redwood was not ultimately able to sponsor a new securitization investment opportunity in 2009; and
•	during 2009, Redwood’s efforts to engage in structured credit-risk transfer transactions were hindered by regulatory uncertainties relating to the regulatory capital treatment that counterparties to these transaction would be subject to, as well as other uncertainties relating to potential changes to the accounting for, and regulation of, certain of these types of transactions.
•	Determine a long-term strategy for Redwood’s investments relating to commercial real estate — the Committee evaluated this goal in the context of various factors, including the fact that Redwood hired a new managing director to be the head of commercial investments and, together with this new managing director, developed and began implementing a long-term strategy for investing in commercial real estate-related assets.
•	Build Redwood’s asset management brand — the Committee evaluated this goal in the context of various factors, including the fact that market conditions and Redwood’s decision to execute two public offerings of common stock inhibited the ability of Redwood to raise additional assets to be managed by Redwood Asset Management, Inc., Redwood’s asset management subsidiary and that ultimately, due to these factors as well as others, during 2009 Redwood was not able to successfully build its asset management brand.
•	Improve the scalability and efficiency of Redwood’s operations — the Committee evaluated this goal in the context of various factors, including the fact that Redwood’s headcount was decreased during 2009 and Redwood reduced total operating expenses by 23% compared to 2008, in each case while preserving key employees and the ability to scale up operations when needed in the future.

Based on the above-described review of the individual achievements of each NEO, the Committee determined the individual performance awards for each NEO for 2009, each of which is set forth in the table below together with the target amount of such awards and the percentage of that target amount that was awarded and paid in cash in February 2010.

	Mr. Bull	Mr. Hughes and Mr. Nicholas	Mr. Zagunis	Mr. Abate
2009 Individual Performance Target ($)	$306,250	$187,500	$75,000	$25,000
% of Target Awarded by the Committee	80%	80%	90%	100%
2009 Individual Performance Award ($)	$245,000	$150,000	$67,500	$25,000

Performance-Based Compensation for 2010

At meetings held in January and March 2010, the Committee also made various determinations regarding 2010 compensation for Messrs. Bull, Hughes, Nicholas, Zagunis, and Abate, each of which is described below. As noted above, Ms. Diane Merdian is expected to commence employment with Redwood as its Chief Financial Officer in April 2010. Accordingly, determinations made by the Committee regarding Ms. Merdian’s 2010 compensation are also described below.

With respect to 2010, the Committee has determined, after consultation with Cook & Co., that target annual bonuses for each of Messrs. Bull, Hughes, Nicholas, Zagunis, and Abate will continue to be weighted 75% on Redwood performance and 25% on individual performance metrics. In addition, with respect to 2010, the Committee has determined, after consultation with Cook & Co., that the target annual bonus for Ms. Merdian will also be weighted 75% on Redwood performance and 25% on individual performance metrics.

Furthermore, the Committee determined to utilize for 2010 the same company performance bonus formula that was established at the beginning of 2009, but without incorporating into the 2010 formula the two one-time adjustments it made to the 2009 company performance bonus formula (described above under “Performance-Based Compensation Awarded for 2009”). This 2010 company performance bonus formula will be used by the Committee in determining the 2010 company performance bonus for each of Messrs. Bull, Hughes, Nicholas, Zagunis, and Abate and for Ms. Merdian. Accordingly, for 2010, the company performance bonus formula utilized for each of these executive officers will be based on the achievement of Adjusted ROE, which, as noted above, is defined as income determined in accordance with GAAP divided by core equity, subject to adjustment when circumstances warrant at the discretion of the Committee. Core equity is defined as average GAAP equity excluding unrealized mark-to-market adjustments as reflected in accumulated other comprehensive income (loss).

The Committee continues to believe that Adjusted ROE generally provides an appropriate measurement of Redwood’s performance because, as a company whose primary source of earnings is income from real estate investments, the use of core equity reflects the amount of capital Redwood has to invest (as it excludes the effect of unrealized market valuation adjustments). As in past years, during 2010 the company performance bonus formula will be subject to adjustment when circumstances warrant at the discretion of the Committee.

Based on the foregoing, in 2010 the specific company performance bonus formula for Messrs. Bull, Hughes, Nicholas, Zagunis, and Abate, and for Ms. Merdian will be as follows:

•	For Adjusted ROE of less than or equal to 7%, no company performance bonus will be paid;
•	For Adjusted ROE of 11%, 100% of target company performance bonus will be paid;
•	For Adjusted ROE between 7% and 11%, the company performance bonus will be pro-rated between 0% and 100%; and
•	For Messrs. Bull, Hughes, Nicholas, and Zagunis, and for Ms. Merdian, for Adjusted ROE in excess of 11%, the company performance bonus will be increased by an amount such that the total target bonus would increase by one-third for every 1% increase in Adjusted ROE above 11%, subject to a maximum described below.
•	For Mr. Abate, for Adjusted ROE in excess of 11%, the company performance bonus would be increased on a proportional basis, meaning a 10% increase in the company performance bonus for every 1.1% increase in Adjusted ROE, subject to a maximum described below.

In addition, in January 2010, the Committee determined, after discussion with Cook & Co., that the target bonus percentages for 2010 for Messrs. Bull, Hughes, Nicholas, Zagunis, and Abate would remain the same as the percentages established for 2009 and that Ms. Merdian’s target bonus percentage for 2010 would be 75%; however, subsequent to that determination, and in connection with the March 17, 2010 announcement of Mr. Bull’s retirement as Chief Executive Officer, the Committee determined that Mr. Hughes’ target bonus percentage for 2010 would be increased to 165% and agreed with Mr. Bull, as further described under “Transition Matters” below, that his 2010 annual bonus would be pro-rated based on five full calendar months of employment expected to be completed during 2010, with the actual amount of the 2010 annual bonus to be determined by the Compensation Committee at the end of the 2010 compensation cycle based on a process consistent with that applied to non-retiring members of senior management, and with payment to be made at the same time annual bonuses for 2010 are otherwise payable to non-retiring members of senior management.

The table below sets forth the 2010 target bonus percentages for each NEO, together with the bonus payments to these officers that would result assuming achievement of the criteria necessary to achieve 100% of the target bonus for 2010.

	Mr. Bull(1)	Mr. Hughes(2)	Mr. Nicholas	Mr. Zagunis	Ms. Merdian	Mr. Abate
2010 Base Salary	$700,000	$700,000	$500,000	$400,000	$400,000	$215,000
2010 Target Bonus (%)	175%	165%	150%	75%	75%	50%
2010 Target Bonus ($)	$510,417	$1,155,000	$750,000	$300,000	$300,000	$107,500
Company Performance Component of Target Bonus ($)	$382,813	$866,250	$562,500	$225,000	$225,000	$80,625
Individual Performance Component of Target Bonus ($)	$127,604	$288,750	$187,500	$75,000	$75,000	$26,875

(1)	Consistent with the discussion set forth above regarding Mr. Bull’s retirement as Chief Executive Officer in May 2010, in this table Mr. Bull’s 2010 Target Bonus ($), Company Performance Component of Target Bonus ($), and Individual Performance Component of Target Bonus ($) have each been pro rated based on five calendar months of employment expected to be completed during 2010.
(2)	Consistent with the discussion set forth above regarding Mr. Hughes assuming the role of Chief Executive Officer following Mr. Bull’s retirement from that role in May 2010: (i) Mr. Hughes’ 2010 Base Salary is shown giving effect to the increase to $700,000 per annum beginning on May 19, 2010 and (ii) Mr. Hughes’ 2010 Target Bonus (%), 2010 Target Bonus ($), Company Performance Component of Target Bonus ($), and Individual Performance Component of Target Bonus ($) are shown giving effect to the increase in Mr. Hughes target bonus percentage for 2010 to 165% from 150% and the increase in Mr. Hughes’ base salary.

The Committee has also determined that, for 2010, the individual performance component of the bonus could be earned up to 100% of the portion of the target bonus amount that is allocated to individual performance, subject to adjustment when circumstances warrant at the discretion of the Committee. In addition, as was the case in 2009, the maximum sum of the two bonus component awards in 2010 will continue to be $5 million for Messrs. Bull, Hughes, and Nicholas, and $2 million for the other 2009 NEOs. In addition, the Committee determined that the maximum sum of the two bonus component awards in 2010 for Ms. Merdian will be $2 million. These caps were determined after consultation with Cook & Co., and were considered appropriate by the Committee as maximum bonuses for each of these executive officers based on their position, responsibilities, level of performance needed to reach the cap and the peer companies’ bonus structures.

The Committee has also reviewed and approved factors and goals that will be used over the course of 2010 to evaluate each of these executive officer’s individual performance in 2010 and which will be used at the end of 2010 as a basis for the Committee’s assessment of the determining how much of each of these officer’s individual performance target bonus would be awarded. As in past years, during 2010 these individual factors and goals will be subject to adjustment should circumstances warrant at the discretion of the Committee.

Commitment Regarding Performance-Based Equity Awards

In addition to the Committee’s determinations described above under “Performance-Based Compensation for 2010,” the Committee is further affirming its performance-based compensation philosophy by committing that:

•	At least 50% of the long-term equity compensation awards that, in accordance with our existing compensation process, would be granted in December 2010 to NEOs will be performance-based equity awards that will vest or be delivered based on the achievement of metric-based performance targets established by the Committee at the time of grant (and any dividend equivalent rights associated with such performance-based equity awards will be paid only to the extent such awards are earned and vested);
•	The 50% commitment described above will be based on the number of shares of common stock underlying such equity awards, assuming, in the case of performance-based equity awards, that target performance is met; and
•	The grant of these performance-based equity awards, and their terms, will be disclosed in accordance with applicable SEC regulations and, to the extent not required by SEC regulations, (i) the performance metric to be utilized for performance-based equity awards will be publicly disclosed at the time the awards are granted and (ii) the metric-based performance targets and the subsequent performance as measured against those targets will be publicly disclosed following the end of the related performance period. Furthermore, in the event the performance targets are not disclosed at the time the awards are granted, Redwood will publicly disclose each year the percentage attainment of the performance targets based on performance through the end of the most recently completed fiscal quarter at the time of disclosure.

2009 Long-Term Compensation Awards

As discussed above under “Employee Stock Ownership Philosophy,” equity ownership in Redwood provides an important linkage between the interests of stockholders and executives by rewarding long-term stockholder value creation. To meet this objective, officers, directors, key employees, and other persons expected to contribute to the management, growth, and profitability of Redwood are eligible to receive long-term equity grants. The Committee, in consultation with Cook & Co., determines guidelines and procedures for the issuance of those grants to NEOs. Guidelines are based upon a number of factors, including the officer’s total compensation level, individual and Redwood performance, and comparison to executives in functionally similar positions at peer companies. The Committee also takes into consideration past grants and outstanding awards.

The Committee has typically made long-term equity grants to the NEOs in the fourth quarter and typically makes long-term equity grants to other executives and employees at the same time that is does for NEOs. However, with respect to 2007, the Committee determined long-term equity grants for the NEOs in January 2008 rather than the fourth quarter of 2007 in order to take into account its analysis of the market turmoil that developed in late 2007 and to take into account the transitioning of certain executive roles at that time. In addition, with respect to 2007, certain awards to NEOs were made in the form of deferred balances in our Executive Deferred Compensation Plan pending conversion into deferred stock units following approval of additional Incentive Plan capacity by Redwood’s stockholders in May 2008.

For 2008 and 2009, the Committee returned to its normal practice and made long-term equity grants in the form of deferred stock units to the NEOs (and to other executives and employees) in the fourth quarter. With respect to the grants made in the fourth quarter of 2009, 25% of each award vests on January 1, 2011, and an additional 6.25% vests on the first day of each subsequent quarter, with full vesting on January 1, 2014, assuming continued service with Redwood. These deferred stock unit awards will be distributed in shares of common stock on May 1, 2014, unless electively deferred by the executive under the terms of our Executive Deferred Compensation Plan. The number of deferred stock units to be granted to each NEO is determined based on the dollar amount of the award granted to each NEO divided by the closing price of Redwood’s common stock on the NYSE on the day immediately prior to grant.

In December 2009, the Committee determined, after consultation with Cook & Co., that the deferred stock unit awards to the NEOs would consist of the following: Mr. Bull was granted 171,468 deferred stock units, Mr. Hughes was granted 75,446 deferred stock units, Mr. Nicholas was granted 75,446 deferred stock units, Mr. Zagunis was granted 27,435 deferred stock units, and Mr. Abate was granted 5,830 deferred stock units.

As discussed above, the December 2009 awards reflect the Committee’s decision, after receiving input from Cook & Co., that each award would be determined based on the Committee’s philosophy that total target annual compensation, inclusive of the grant date value of these year-end long-term equity grants, approximate the 75th percentile relative to peers, with the actual amount of compensation paid dependent on Redwood and individual performance.

Subsequent to the grant of the December 2009 awards, and in connection with the March 17, 2010 announcement of Mr. Bull’s retirement as Chief Executive Officer, the Committee determined, after consultation with Cook & Co., that Mr. Hughes would be granted additional deferred stock units on May 18, 2010 with a grant date fair value of $525,000 (with such grant to be subject to a four year vesting period) and agreed with Mr. Bull, as further described under “Transition Matters” below, that 100,023 of the deferred stock units granted to Mr. Bull in December 2009 would be forfeited by him at the time of his retirement.

The long-term equity grants awarded in 2009, and those awarded to date in 2010, have attached dividend equivalent rights, resulting in the payment of dividend equivalents each time Redwood pays a common stock dividend. The value of dividend equivalent rights was taken into account in establishing the grant date fair value of these grants under FASB Accounting Standards Codification Topic 718 at the time the related equity grants were made. Therefore, the value of the current dividend equivalent right payments are not considered part of the compensation value reported above in the table of non-employee director compensation under “Director Compensation” or below in the summary table of NEO compensation under “Executive Compensation Tables — Summary Compensation.”

The Committee annually reviews long-term equity incentive strategies, with the objective of gaining a competitive advantage for Redwood through increased executive and employee ownership, as well as retention of outstanding individual performers throughout Redwood.

Mandatory Holding Periods for Long-Term Equity Grants

The long-term equity grants made to NEOs in December 2009 have the four year vesting schedule described above. Notwithstanding this vesting schedule, the earliest these awards will be distributed to recipients in shares of common stock (and, as a result, the earliest these shares could be sold or transferred) is May 1, 2014 (except, in the case of Mr. Bull, as a result of his retirement as Chief Executive Officer in May 2010, as further described below under “Transition Matters”). As a result, the NEOs (other than Mr. Bull) who received these long-term equity grants in December 2009 are subject to a mandatory holding period with respect to all shares that vest prior to the distribution date. Similarly, the long-term equity grant to be made to Mr. Hughes in May 2010 will have a four year vesting schedule and a mandatory holding period with respect to all shares that vest prior to the earliest distribution date of May 1, 2015.

As noted above under “Performance-Based Compensation Awarded for 2009,” the deferred stock units granted to Messrs. Bull, Hughes, Nicholas, and Zagunis in February 2010 as part of their 2009 company performance bonuses vest over one and two year vesting periods. Notwithstanding this vesting schedule, the earliest these awards will be distributed to recipients in shares of common stock (and, as a result, the earliest these shares could be sold or transferred) is May 1, 2012. As a result, the NEOs who received these long-term equity grants are subject to a mandatory holding period with respect to all shares that vest prior to the distribution date.

Transition Matters

As previously disclosed, and as described above, George E. Bull, III, who is currently the Chairman of the Board of Directors and our Chief Executive Officer, has announced that he will retire as Chief Executive Officer effective on May 18, 2010, and continue to serve as Chairman of the Board of Directors following his retirement.

In order to comprehensively address the various compensation and long-term incentive award related matters arising in connection with his retirement as Chief Executive Officer, on March 17, 2010, Redwood’s Board of Directors and the Committee, after consultation with Cook & Co., approved a Transition Agreement between Redwood and Mr. Bull, which provided for:

•	Mr. Bull to retire as Chief Executive Officer on May 18, 2010 and to cease employment with the Company on June 1, 2010.
•	Payment of a 2010 annual bonus, pro-rated based on five full calendar months of employment expected to be completed during 2010, with the actual amount of the 2010 annual bonus to be determined by the Compensation Committee at the end of the 2010 compensation cycle based on a process consistent with that applied to non-retiring members of senior management, and with payment of such bonus to be made at the same time annual bonuses for 2010 are otherwise payable to non-retiring members of senior management.
•	Vesting of all of Mr. Bull’s outstanding deferred stock units as of June 1, 2010, except that with respect to the 171,468 deferred stock units that were granted in December 2009, those deferred stock units will be amended to provide that as of June 1, 2010 they will be fully vested with respect to 71,445 shares and the remaining 100,023 units will be forfeited.
•	The deferred stock units granted to him in February 2010 to continue to be subject to a mandatory holding period through May 1, 2012.
•	Amending his outstanding vested stock options to provide that options he holds continue to be exercisable while he continues to serve as a director of Redwood and, in certain circumstances, for a period of up to twelve months following such service, provided their stated term has not expired.

As noted above, Mr. Bull will remain as a director and Chairman of the Board of Directors of Redwood, and in that capacity will be compensated for that service beginning June 2, 2010 in accordance with Redwood’s compensation policies applicable to non-employee directors, as described above under “Director Compensation,” including by receiving a pro-rated grant of deferred stock units. In addition, on March 17, 2010, the Board of Directors approved an amendment to those policies to provide for the payment of an additional annual retainer of $110,000 per annum for the role of Chairman of the Board of Directors (in addition to the $50,000 annual retainer paid to all non-employee directors), when that position is held by a non-employee director. Beginning on June 2, 2010, as a non-employee Chairman of the Board of Directors, Mr. Bull will be paid this additional compensation.

Deferred Compensation

Under our Executive Deferred Compensation Plan, NEOs may elect to defer up to 100% of their cash compensation as well as dividend equivalent right payments on deferred stock units and options, and under certain circumstances, can also elect to re-defer scheduled distributions of cash or stock from the Deferred Compensation Plan. Additionally, deferred stock units granted to executives under the Incentive Plan are automatically deferred under our Executive Deferred Compensation Plan. Deferred amounts may be deferred until a date chosen by the executive at the time of the initial deferral (subject to certain restrictions) or until the executive’s retirement, at which time the balance in the executive’s account will be paid in cash or common stock (as applicable), or will be paid out over a period of up to 15 years, depending upon the executive’s deferral elections. Cash amounts deferred under our Executive Deferred Compensation Plan are credited with interest at 120% of the long-term applicable federal rate as published by the IRS. Cash balances deferred under our Executive Deferred Compensation Plan remain available to Redwood for general corporate purposes pending the obligation to deliver the deferred amounts to the recipients (in cash or in shares of common stock) on the deferral date. The ability of recipients to elect to receive interest on deferred amounts is one incentive to participate in the Plan, thereby making funds available for Redwood’s use at a cost that is generally below Redwood’s normal cost of capital.

Redwood also matches 50% of cash compensation deferred by participants in our Executive Deferred Compensation Plan, provided that total matching payments made by Redwood to participants in our Executive Deferred Compensation Plan and the 401(k) Plan (discussed below) are limited to 6% of the participant’s base salary. Vesting of the match payments is based on the employee’s tenure with Redwood, and over time, an employee becomes increasingly vested in both prior and new matching payments. Employees are fully vested in all prior and all new matching payments after six years of employment.

Redwood believes its Executive Deferred Compensation Plan provides for, among other things, a vehicle for Redwood’s executives to plan for retirement and for tax planning.

Employee Stock Purchase Plan

Redwood offers all eligible employees the opportunity to participate in a tax-qualified Employee Stock Purchase Plan (ESPP). Through payroll deductions, employees can purchase shares of Redwood’s common stock at a discount from fair market value on a quarterly basis. The purchase price per share is the lower of (a) 85% of the fair market value per share on the first day of each 12-month offering period (January 1st) or (b) 85% of the fair market value per share on the purchase date (the end of each calendar quarter, March 31st, June 30th, September 30th, and December 31st). An employee is eligible to participate in the ESPP after 90 consecutive days of employment.

401(k) Plan and Other Matching Contributions

Redwood offers a tax-qualified 401(k) Plan to all employees for retirement savings. Under the 401(k) Plan, employees are allowed to defer and invest up to 100% of their cash earnings, subject to the maximum 401(k) contribution amount (which, in 2009, was $16,500 for those under 50 years of age and $22,000 for those 50 years of age or older). Contributions can be invested on a pre-tax basis in a diversified selection of publicly-traded mutual funds.

In order to encourage participation and to provide a retirement planning benefit to employees, Redwood also provides a matching contribution of 50% of all 401(k) Plan deferrals, provided that matching payments in the 401(k) Plan are limited to the lesser of 4% of an employee’s cash compensation and, in 2009, $8,250. Vesting of the 401(k) Plan matching payments is based on the employee’s tenure with Redwood, and over time, an employee becomes increasingly vested in both prior and new matching payments. Employees are fully vested in all prior and all new matching payments after six years of employment.

As noted above, Redwood also matches up to 50% of cash compensation deferred by participants in our Executive Deferred Compensation Plan. Total matching payments made by Redwood to participants in our Executive Deferred Compensation Plan (including deferred compensation matching plus matches in the 401(k) Plan) are limited to 6% of the participant’s base salary.

There are no other retirement or pension plans at Redwood.

Other Benefits

In addition to cash and equity-based compensation, Redwood currently provides all employees with certain other benefits including medical, dental, vision, disability, life insurance, a salary continuation program, an employee assistance program, and a flexible spending accounting program. The provision of these types of benefits is important in attracting and retaining employees. Redwood currently pays approximately two-thirds of an employee’s monthly premium for medical and dental coverage, and 100% of an employee’s premiums for long-term disability and life insurance provided through Redwood plans.

Severance and Change of Control Arrangements

Prior to 2006, each of Messrs. Bull, Hughes, Nicholas, and Zagunis entered into an employment agreement with Redwood which provides for severance payments in the event we terminate the executive’s employment without “cause” or the executive terminates for “good reason.” These employment agreements also provide for payments and vesting of stock options and other equity-related awards in the event of the executive’s death or disability. In the event of a “change of control” in which the surviving or acquiring corporation does not assume outstanding stock options and equity-related awards or substitute equivalent awards, the executive’s outstanding options and equity-related awards will immediately vest and become exercisable. These agreements were entered into in order to attract and retain these executives in the competitive marketplace for executive talent.

The various levels of post-termination benefits for each of Messrs. Bull, Hughes, Nicholas, and Zagunis were determined by the Committee to be appropriate for the individual based on that person’s duties and responsibilities with Redwood and were the result of arms-length negotiations with these individuals. The different levels were also determined to be appropriate and reasonable when generally compared to post-termination benefits provided by Redwood’s peers to executives with similar titles and similar levels of responsibility. The different levels of benefit were also intended to take into account the expected length of time and difficulty the individual may experience in trying to secure new employment. The amount of the severance is balanced against Redwood’s need to be responsible to its stockholders and also takes into account the potential impact the severance payments may have on other potential parties to a change in control transaction.

The terms of these severance and change of control arrangements are described in more detail below under “Other Compensation Matters — Potential Payments upon Termination or Change of Control.” No other 2009 NEO of Redwood is currently party to an employment agreement that provides for severance payments in the event of the termination of the executive’s employment or in the event of a change of control.

The Committee reviews the terms of these agreements each year and seeks analysis from Cook & Co. to compare the terms of these agreements to competitive benchmarks. The Committee’s use of tally sheets also enables the Committee to analyze the expected payments should any of these agreements become applicable to the termination of an executive’s employment.

Tax Considerations

Section 162(m) of the Code limits the tax deductibility by Redwood of annual compensation in excess of $1,000,000 paid to our Chief Executive Officer and our three other most highly compensated executive officers employed at the end of the year other than our Chief Financial Officer. However, performance-based compensation that has been approved by stockholders is excluded from the $1,000,000 limit if, among other requirements, the compensation is payable only upon the attainment of pre-established, objective performance goals and the committee of the board of directors that establishes those goals consists only of “outside directors.” All members of the Committee qualify as outside directors.

The Committee considers the anticipated tax treatment to Redwood and to executive officers when reviewing executive compensation and our compensation programs. The deductibility of some types of compensation payments can depend upon the timing of an executive’s vesting or exercise of previously granted rights or termination of employment. Interpretations of and changes in applicable tax laws and regulations, as well as other factors beyond the Committee’s control, also can affect the deductibility of compensation.

While the tax impact of any compensation arrangement is one factor to be considered, that impact is evaluated in light of the Committee’s overall compensation philosophy and objectives. The Committee will consider the deductibility of executive compensation, while retaining the discretion it deems necessary to compensate officers in a manner commensurate with performance and the competitive environment for executive talent. For 2009, the Committee determined to award significant amounts of compensation to NEOs that was not fully tax deductible because it determined that these compensation awards were consistent with its philosophy and were in Redwood’s best interests and that the compensation awards not being fully deductible was not significant enough to Redwood, due to its structure as a REIT, to outweigh these other factors.

Section 409A of the Code imposes significant additional taxes and interest on underpayment of taxes in the event an executive defers compensation under a plan that does not meet the requirements of Section 409A. We have generally structured our programs and individual arrangements in a manner intended to comply with the requirements of Section 409A.

Certain tax matters relating to excise taxes imposed on certain severance payments and related excise tax gross-ups that we may be obligated to pay to Messrs. Bull, Hughes, Nicholas, or Zagunis in accordance with the terms of their respective employment agreements are discussed below under “Other Compensation Matters — Potential Payments upon Termination or Change of Control.” These excise tax gross-ups were negotiated when these agreements were entered into prior to 2006 and were provided in order that these executives’ severance expectations would be satisfied notwithstanding the imposition of an excise tax. The Committee does not intend to offer a similar excise tax gross up provision in any future executive employment agreement with officers other than Messrs. Bull, Hughes, Nicholas, and Zagunis.

Clawback Policy with Respect to Bonus and Incentive Compensation

Redwood has adopted a “clawback” policy with respect to bonus and incentive payments made to executive officers whose fraud or misconduct resulted in a financial restatement. Pursuant to this policy, in the event of a significant restatement of Redwood’s financial results due to fraud or misconduct, the Board of Directors of Redwood will review all bonus and incentive compensation payments made on the basis of Redwood having met or exceeded specific performance targets during the period affected by the restatement. If any of the payments would have been lower if determined using the restated results, the Board of Directors will, in its discretion and to the extent permitted by law, seek to recoup from the executive officers whose fraud or misconduct materially contributed to the restatement the value or benefit of the prior payments made to the executive officers.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this Proxy Statement. Based on this review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee: Mariann Byerwalter, Chair Richard D. Baum Thomas C. Brown Jeffrey T. Pero David L. Tyler

Executive Compensation Tables

Summary Compensation

The following table includes information concerning compensation earned by the NEOs for the years ended December 31, 2009, 2008, and 2007. Titles shown in the table are those held by the executive officer on December 31, 2009.

Name and Principal Position	Year	Salary	Stock Awards(1)		Option Awards(2)	Non-Equity Incentive Plan Compensation(3)	Change in Pension Value and Non-qualified Deferred Compensation Earnings(4)	All Other Compensation(5)	Total
George E. Bull, III, Chief Executive Officer	2009	$700,000	$4,344,391	(6)	—	$1,136,371	—	$8,250	$6,189,012	(6)
	2008	$700,000	$2,649,994		—	$218,750	—	$42,000	$3,610,744
	2007	$700,000	$2,517,877		—	$196,875	$140,780	$42,000	$3,597,532

Martin S. Hughes, President, Chief Financial Officer, and Co-Chief Operating Officer	2009	$500,000	$2,229,218		—	$695,738	—	$30,000	$3,454,956
	2008	$500,000	$3,004,070		—	$125,000	—	$30,000	$3,659,070
	2007	$450,000	$1,500,000		—	$75,938	—	$27,000	$2,052,938

Brett D. Nicholas, Co-Chief Operating Officer and Chief Investment Officer	2009	$500,000	$2,229,218		—	$695,738	—	$30,000	$3,454,956
	2008	$500,000	$1,610,070		—	$125,000	—	$30,000	$2,265,070
	2007	$500,000	$1,500,000		$41,466	$112,500	$16,543	$30,000	$2,200,509

Harold F. Zagunis, Chief Risk Officer	2009	$400,000	$851,688		—	$285,795	—	$24,000	$1,561,483
	2008	$400,000	$787,610		—	$75,000	—	$24,000	$1,286,610
	2007	$325,000	$1,000,000		—	$54,844	$10,398	$19,500	$1,409,742

Christopher J. Abate, Controller	2009	$200,000	$85,000		—	$130,338	—	$12,000	$427,338
	2008	$160,000	$24,005		—	$35,000	—	$7,194	$226,199
	2007	$140,000	$28,003		—	$14,000	—	$6,374	$188,377

(1)	Represents the grant date fair value of stock units awarded determined in accordance with FASB Accounting Standards Codification Topic 718 (formerly referred to as FAS 123(R)). For 2009, deferred stock units were granted on December 9, 2009 with a grant date fair value of $14.58 per share. Additionally, on February 25, 2010 Messrs. Bull, Hughes, Nicholas, and Zagunis were paid a portion of their 2009 company performance bonus in the form of deferred stock units with a grant date fair value of $13.98, and the aggregate grant date fair value of these awards is included in the 2009 Stock Awards. (Please refer to the “Grant of Plan-Based Awards” table for the actual number of units granted.)
(2)	Represents the grant date fair value determined in accordance with FASB Accounting Standards Codification Topic 718. The valuation assumptions used in determining such amounts are described in the notes to our consolidated financial statements included in our Annual Report on Form 10-K for the year ending December 31, 2007. No stock options were granted in 2009 and 2008. In 2007, Mr. Nicholas was issued new options when he exercised options with reload provisions.
(3)	These amounts are cash awards under Redwood’s 2002 Incentive Plan for each fiscal year indicated with respect to performance during such fiscal year (but paid early in the next following fiscal year).
(4)	Represents the value of “above-market” interest credited and expensed under our Executive Deferred Compensation Plan. The interest accrual formula for deferred compensation was modified in 2007 and, therefore, interest has not accrued at above-market rates since June 30, 2007. “Above-market” interest is defined as any interest that is earned above 120% of long-term applicable federal rate as published by the IRS. The table does not include dividend equivalent rights earned on deferred stock units or options, as the value of the dividend equivalent rights was factored into the grant date fair value of the original deferred stock unit and option awards in accordance FASB Accounting Standards Codification Topic 718.

(5)	Represents matching contributions to our 401(k) Plan and our Executive Deferred Compensation Plan.
(6)	As noted above under “Executive Compensation — Compensation Discussion and Analysis — Transition Matters,” in connection with his retirement as Chief Executive Officer and in accordance with the terms of a Transition Agreement between Redwood and him, Mr. Bull agreed to forfeit on June 1, 2010, 100,023 deferred stock units granted to him in December 2009, each of which had a grant date fair value of $14.58. If the $1,458,335 aggregate grant date fair value of those deferred stock awards had been excluded from this table, then, in the table above, the entry for Mr. Bull’s 2009 Stock Awards would have been $2,886,056 and the entry for Mr. Bull’s 2009 Total would have been $4,730,677.

Grants of Plan-Based Awards

The following table reflects estimated possible payouts to the NEOs in 2009 under Redwood’s performance-based compensation plan as well as actual equity-related grants made in 2009 under Redwood’s Incentive Plan. Actual payouts for performance in 2009 are reflected in the “Summary Compensation” table above. As discussed above under “Executive Compensation — Compensation Discussion and Analysis — Performance-Based Compensation,” the annual performance-based bonus plan is weighted 75% on Adjusted ROE and 25% on achievement of pre-established individual goals. The individual component may be earned up to 100% of target. There is no cap on the amount that may be earned with respect to the Adjusted ROE component, subject to an overall maximum 2009 annual total incentive award of $5 million for each of Messrs. Bull, Hughes, Nicholas, and $2 million for each of the other NEOs. If earned awards are in excess of 300% of salary, the excess is paid in deferred stock units under our Executive Deferred Compensation Plan.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards ($)			Estimated Possible Payouts Under Equity Incentive Plan Awards (#)			All Other Stock Awards: Number of Shares of Stock or Units (#)(6)		Grant Date Fair Value of Stock and Option Awards ($)(6)
Name	Grant Date		Threshold(2)	Target(3)	Maximum(4)	Threshold	Target	Maximum(5)
George E. Bull, III	—		—	$1,225,000	$2,100,000	—	—	200,553	—		—
	12/9/2009	(1)	—	—	—	—	—	—	171,468	(7)	2,500,000	(7)
	2/25/2010	(1)	—	—	—	—	—	—	131,931		1,884,391
Martin S. Hughes	—		—	$750,000	$1,500,000	—	—	242,047	—		—
	12/9/2009	(1)	—	—	—	—	—	—	75,446		1,100,000
	2/25/2010	(1)	—	—	—	—	—	—	80,774		1,129,218
Brett. D. Nicholas	—		—	$750,000	$1,500,000	—	—	242,047	—		—
	12/9/2009	(1)	—	—	—	—	—	—	75,446		1,100,000
	2/25/2010	(1)	—	—	—	—	—	—	80,774		1,129,218
Harold F. Zagunis	—		—	$300,000	$1,200,000	—	—	55,325	—		—
	12/9/2009	(1)	—	—	—	—	—	—	27,435		400,000
	2/25/2010	(1)	—	—	—	—	—	—	32,310		451,688
Christopher J. Abate	—		—	$100,000	$212,500	—	—	—	—		—
	12/9/2009	(1)	—	—	—	—	—	—	5,830		85,000

(1)	Annual long-term equity grants to NEOs were made on December 9, 2009. In addition, Messrs Bull, Hughes, Nicholas, and Zagunis, received a portion of their 2009 company performance bonus in the form of deferred stock units in our Executive Deferred Compensation Plan on February 25, 2010.
(2)	No company performance-based non-equity incentive plan awards would have been granted for 2009, 2008, or 2007 if the Adjusted ROE was less than 7%, after taking into account an Compensation Committee approved adjustments to the formula for determining Adjusted ROE. Individual performance-based non-equity incentive plan awards for 2009, 2008, and 2007 would have been granted based on a determination of the individual’s achievements during the year.

(3)	Represents 100% of target bonus, which would have been paid assuming an Adjusted ROE of 11% and assuming that the NEO was awarded 100% of the target bonus for individual performance. Actual amounts awarded for fiscal year 2009 are included in the “Summary Compensation Table” above.
(4)	For Messrs. Bull, Hughes, Nicholas, and Zagunis, the maximum cash amount that could have been awarded was 300% of the executive’s annual base salary and any bonus amounts over 300% of annual base salary would generally have been awarded in immediately vested deferred stock units, the delivery of which would have been deferred for 3 years, subject to Compensation Committee discretion (see footnote 5 below).
(5)	Represents the maximum number of deferred stock units that could have been granted in respect of 2009 under the performance-based bonus plan assuming a maximum bonus plan award ($5 million for each of Messrs. Bull, Hughes, and Nicholas and $2 million for Mr. Zagunis), with the amount over three times salary paid in deferred stock units and assuming a common stock price of $14.46 per share (the closing price of Redwood’s common stock on the NYSE on December 31, 2009).
(6)	Represents long-term annual incentive grants made in the form of deferred stock units (see footnote 1 above). Grants made on December 9, 2009 had a grant date fair value of $14.58 per share. Grants made on February 25, 2010 had a grant date fair value of $13.98 per share. These awards were approved by the Compensation Committee and issued pursuant to Redwood’s Incentive Plan. The value of these awards is determined in accordance with FASB Accounting Standards Codification Topic 718 (formerly referred to as FAS 123(R)) based on the closing price of Redwood’s common stock on the trading day immediately prior to the grant date.
(7)	As noted above under “Executive Compensation — Compensation Discussion and Analysis — Transition Matters,” in connection with his retirement as Chief Executive Officer and in accordance with the terms of a Transition Agreement between Redwood and him, Mr. Bull agreed to forfeit on June 1, 2010, 100,023 deferred stock units granted to him on December 9, 2009, which had an aggregate grant date fair value of $1,458,335.

Outstanding Equity Awards at Fiscal Year-End

Redwood does not currently award stock options, although new stock options may still be issued under the reload provisions of certain stock options that were granted in prior years. With the exception of options granted under reload provisions, all outstanding stock options were granted prior to 2005. In 2003 and 2004, executives were issued ten-year non-qualified stock options with a four-year vesting schedule that pay dividend equivalent rights for up to ten years (until the earlier of option exercise or option termination). The stock options granted in December 2001 and in 2002 were ten-year options with a four-year vesting schedule that pay dividend equivalent rights for up to four years (until the earlier of option exercise or option termination). Prior to December 2001, Redwood also granted ten-year options with a four-year vesting schedule that pay dividend equivalent rights for up to ten years (until the earlier of option exercise or option termination).

During 2001 and 2002, stock option grants included a “stock-for-stock reload” feature to encourage executives and directors to acquire and accumulate ownership of actual shares of stock, rather than hold unexercised stock options without ownership and personal investment risk. When a holder of a “reload” option exercises the option using owned shares of common stock to pay the exercise price of the option, the option holder is automatically granted, as of the date of exercise of the original option, a reload option to purchase the number of shares of common stock equal to the number of shares used to pay the exercise price of the original option. The reload option is only for the remaining term of the original option and is fully-vested at grant. If Redwood withholds shares to pay the option holder’s withholding taxes, the reload option will also include a number of shares related to the number of shares withheld. The exercise price of the reload option is the fair market value of the common stock as of the day the reload option is granted. There are no dividend equivalent rights on the reload stock options. Redwood has not granted stock options with this reload feature since 2002.

From 2005 forward, equity grants to the NEOs were made solely in the form of deferred stock units. Deferred stock units outstanding receive dividend equivalent rights each time Redwood pays a common stock dividend. In general, the deferred stock units represented in the table below were granted in December, follow a four year vesting schedule, under which 25% vest on January 1 following the first anniversary of the grant.

Equity grants included in the table which were made in respect of 2007 were instead granted in January and May of 2008, for which, 25% vest on the first January 1 following the grant, thereafter 6.25% on the first day of each subsequent quarter.

In addition to what is shown on the table below, the four most senior NEOs received a grant of deferred stock units on February 25, 2010 as part of their 2009 company performance bonus, 45% of which will vest on April 1, 2011, with the remaining 55% vesting on April 1, 2012.

The following table sets forth certain information regarding outstanding equity awards for each NEO as of December 31, 2009.

	Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Option Exercise Price ($)(2)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)		Market Value of Shares or Units of Stock That Have Not Vested ($)(4)
George E. Bull, III	21,450	$17.625	12/14/2010	—		—
	33,871	$41.09	12/17/2011	—		—
	39,769	$56.18	12/19/2012	—		—
	60,000	$52.46	12/10/2013	—		—
	31,496	$58.23	12/1/2014	—		—
	—	—	—	424,465	(5)	6,137,769	(5)
Martin S. Hughes	—	—	—	325,171		4,701,969
Brett D. Nicholas	855	$56.55	12/17/2011	—		—
	2,384	$56.55	12/17/2011	—		—
	9,646	$55.19	12/19/2012	—		—
	25,000	$52.46	12/10/2013	—		—
	18,891	$58.23	12/1/2014	—		—
	—	—	—	227,458		3,289,036
Harold F. Zagunis	4,665	$27.05	12/19/2012	—		—
	2,835	$27.05	12/19/2012	—		—
	15,000	$52.46	12/10/2013	—		—
	12,021	$58.23	12/1/2014	—		—
	—	—	—	105,713		1,528,605
Christopher J. Abate	—	—	—	9,510		137,515

(1)	Represents vested stock options outstanding as of December 31, 2009. All outstanding options as of December 31, 2009 are fully vested.
(2)	The option exercise price is based on the closing price of Redwood’s common stock on the NYSE on the day immediately prior to grant.
(3)	Represents unvested deferred stock units as of December 31, 2009. The table does not include stock units granted on February 25, 2010 to Messrs. Bull, Hughes, Nicholas, and Zagunis as a portion of their 2009 company performance bonus, the details of which are set forth in the “Grants of Plan Based Awards” table above.
(4)	Assumes a common stock value of $14.46 per share (the closing price of Redwood’s common stock on the NYSE on December 31, 2009).
(5)	As noted above under “Executive Compensation — Compensation Discussion and Analysis — Transition Matters,” in connection with his retirement as Chief Executive Officer and in accordance with the terms of a Transition Agreement between Redwood and him, Mr. Bull agreed to forfeit on June 1, 2010, 100,023 deferred stock units granted to him on December 9, 2009, which had an aggregate market value on December 31, 2009 of $1,446,333.

Options Exercised and Stock Vested

The following table sets forth information with respect to the options exercised by the NEOs during the fiscal year ended December 31, 2009. The table also shows the value of accumulated deferred stock unit awards that vested during 2009.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized upon Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
George E. Bull, III	73,500	$217,744	66,595	$1,004,521
Martin S. Hughes	—	$—	30,535	$460,362
Brett D. Nicholas	10,000	$29,625	34,790	$524,488
Harold F. Zagunis	6,000	$15,675	21,822	$328,907
Christopher J. Abate	—	$—	573	$8,601

(1)	The value realized upon exercise is the difference between the option exercise price and the fair market value of Redwood’s stock on the date of exercise, multiplied by the number of shares covered by the option.
(2)	The value realized on vesting is calculated by multiplying the number of shares vesting by the fair market value of Redwood’s stock on the respective vesting date.

Non-Qualified Deferred Compensation

Our Executive Deferred Compensation Plan permits eligible employees to voluntarily defer receipt of a portion or all of their salary, bonus, and/or dividend equivalent right payments on a tax deferred basis for distribution from the plan to the employee at a later date, and requires all deferred stock units awarded to be deferred into the plan for distribution from the plan to the employee at a later date.

Each of our NEOs is a participant in our Executive Deferred Compensation Plan. Each of our NEOs other then Mr. Bull voluntarily deferred a portion of his cash earnings during the course of fiscal year 2009. In addition, deferred stock units awarded were deferred into this plan. Interest accrual alternatives in respect of amounts deferred in our Executive Deferred Compensation Plan are described above under “Executive Compensation — Compensation Discussion and Analysis — Deferred Compensation.” Our NEOs are also entitled to a Redwood match on all or a portion of their executive deferred compensation cash deferrals subject to vesting requirements and a matching contribution limit, as described above under “Executive Compensation — Compensation Discussion and Analysis — Deferred Compensation.” All of our NEOs, with the exception of Mr. Hughes and Mr. Abate, are fully vested in matching payments made to our Executive Deferred Compensation Plan and 401(k) Plan.

In 2008, in connection with an amendment to our Executive Deferred Compensation Plan, and in accordance with the regulations promulgated by the IRS under Section 409A of the Internal Revenue Code, participants in our Executive Deferred Compensation Plan had the option to make a one-time election to revise existing distribution elections, including an election to receive distributions in 2009 of vested amounts that were otherwise scheduled to be distributed in 2009 or later. Amounts distributed in 2009 as a result of this one time election are included in the table below.

The following table sets forth information with respect to our NEOs’ cash contributions, vested deferred stock unit contributions, cash and deferred stock unit withdrawals, earnings, and aggregate balances in our Executive Deferred Compensation Plan for the fiscal year ended December 31, 2009.

Name	Executive Contributions in 2009 ($)	Registrant Contributions in 2009 ($)	Aggregate Earnings in 2009 ($)(1)	Aggregate Withdrawals/ Distributions in 2009 ($)	Aggregate Balance at 12/31/2009 ($)(2)
George E. Bull, III(3)	$1,004,521	$—	$690	$(8,269,923)	$552,818
Martin S. Hughes(4)	$503,862	$21,750	$4,420	$(104,532)	$970,718
Brett D. Nicholas(5)	$567,988	$21,750	$2,621	$(421,690)	$1,008,556
Harold F. Zagunis(6)	$360,407	$15,750	$1,111	$(581,543)	$634,250
Christopher J. Abate(7)	$10,868	$3,750	$263	$(0)	$14,572

(1)	Represents market rate interest earned on cash balances in our Executive Deferred Compensation Plan. “Market rate interest” is defined as 120% of long-term applicable federal rate as published by the IRS.
(2)	The balance indicated reflects the value of vested deferred stock units in the plan assuming the price of $14.46 per share (the closing price of Redwood common stock on the NYSE on December 31, 2009), and the cash balance in Redwood’s Deferred Compensation Plan.
(3)	Mr. Bull’s contributions included $1,004,521 as a result of vesting of previously awarded deferred stock units. In 2008, in connection with an amendment to our Executive Deferred Compensation Plan, in accordance with Section 409A of the Internal Revenue Code, Mr. Bull opted to make a one-time election to revise existing deferral elections relating to vested deferred stock units and cash balances. Mr. Bull received $5,984,206 in cash distributions and 153,301 shares of common stock underlying deferred stock units.
(4)	Mr. Hughes’ contribution included $43,500 in voluntary cash deferrals from his salary and $460,362 as a result of vesting of previously awarded deferred stock units. Mr. Hughes received $104,532 in cash distribution in 2009.
(5)	Mr. Nicholas’ contribution included $43,500 in voluntary cash deferrals from his salary and $524,488 as a result of vesting of previously awarded deferred stock units. Mr. Nicholas received $147,353 in cash distributions and 16,862 shares of common stock underlying deferred stock units.
(6)	Mr. Zagunis’ contribution included $28,875 in voluntary cash deferrals from his salary and $328,907 as a result of vesting of previously awarded deferred stock units. Mr. Zagunis received $393,244 in cash distributions and 11,573 shares of common stock underlying deferred stock units.
(7)	Mr. Abate’s contribution included $7,500 in voluntary cash deferrals from his salary and $3,368 as a result of vesting of previously awarded deferred stock units.

OTHER COMPENSATION MATTERS

Employee Stock Ownership Philosophy

We believe equity ownership in Redwood provides an important link between the interests of stockholders and executives by rewarding the creation of long-term stockholder value. To meet this objective, we make equity awards a key component of executive compensation and of the compensation paid to other officers, directors, key employees, and other persons expected to contribute to the management, growth, and profitability of Redwood.

As set forth in “Item 3 — Approval of Amendment to the 2002 Incentive Plan” of this Proxy Statement, our Board of Directors is unanimously recommending that stockholders approve an amendment to our 2002 Incentive Plan to increase the number of shares of common stock authorized for issuance under the Plan by 1,450,000 shares in order to, among other things, provide us with much needed flexibility in our ability to attract, retain, and motivate directors, officers, and other key employees, agents, and consultants upon whose judgment, dedication, and special effort the successful conduct of our business is largely dependent. We currently estimate that, if this increase is approved, there will be a sufficient number of shares authorized for issuance under the 2002 Incentive Plan to grant anticipated equity awards at least through the end of 2011 in a manner consistent with our performance-based compensation philosophy. However, this estimate depends on factors such as our performance, the competitive landscape for talent, and our stock price at the time grants are awarded. If our estimates are accurate, we would not expect to propose an additional increase in the number of shares of our common stock authorized for issuance under the 2002 Incentive Plan to our Board of Directors and our stockholders until 2012 at the earliest.

When we propose to our stockholders an increase in the number of shares of common stock authorized for issuance under the 2002 Incentive Plan, as we are in this Proxy Statement, our experience has been that our stockholders understand our philosophy and subsequently approve our proposed increases. However, we recognize that our philosophy, and the resulting levels of equity awards granted, may not always conform to the philosophy that some institutional investors have adopted or that underlies the guidelines published by certain proxy voting advisory firms. As a result, we ask our stockholders to take into account the following regarding our 2002 Incentive Plan:

•	Alignment of our interests with the interests of our stockholders. We believe equity ownership in Redwood provides an important link between the interests of stockholders and executives, directors, officers and employees by rewarding the creation of long-term stockholder value. We believe that a long-term goal of ownership of approximately 10% of Redwood by executive officers, directors, and other officers and employees is consistent with providing incentives to create long-term stockholder value.
•	Use of Performance-Based Equity Awards. As set forth above under “Compensation Discussion and Analysis — Commitment Regarding Performance-Based Equity Awards,” the Compensation Committee has further affirmed its performance-based compensation philosophy by committing that at least 50% of the long-term equity compensation awards that, in accordance with our existing compensation process, would be granted in December 2010 to NEOs will be performance-based equity awards that will vest or be delivered based on the achievement of metric-based performance targets established by the Committee at the time of grant.
•	Long-term vesting and holding periods. Long-term incentive awards that we have granted to executives and other officers and employees in the past, and future equity awards we make that vest based on continued service over time, generally vest on a pro-rata basis over a four year period, which is a period we believe incentivizes the creation of long-term value. For our more senior officers, the portions of these equity award that vest during the four year period are subject to a mandatory holding period, as they generally do not become transferable until the full four year period has elapsed.
•	Awards are subject to approval by our Compensation Committee. After stockholders approve any increase in the number of shares of common stock authorized for issuance under the 2002 Incentive

Plan, Compensation Committee approval of equity awards is required before grants are made. As a result, there is continuing oversight of the deployment of increased authorizations approved by stockholders.
•	Significant component of overall compensation. We deliver a substantial portion of compensation for executives, directors, and officers in the form of equity awards, in lieu of cash. For example, of our total compensation expense in 2009 and 2008, 21% and 35%, respectively, was equity compensation expense.
•	Applies to broad range of officers and employees. We apply our equity-based compensation philosophy to a wide group of officers and employees, not just to Named Executive Officers. For example, as of December 31, 2009, 78% of our then 68 officers and employees held long-term incentive awards granted under our 2002 Incentive Plan, broadly aligning the interests of our workforce with those of our stockholders.
•	Promotes long-term investment in Redwood. Our experience has been that equity awards promote long-term investments in Redwood by executives, directors, officers, and employees beyond any required vesting and holding periods.
•	Enhances officer and employee retention. Long-term incentive awards we have made in the past, and future equity awards we make that vest based on continued service over time, generally have a four year vesting period. This four year vesting period not only incentivizes the creation of long-term stockholder value, but also enhances our officer and employee retention efforts, as unvested awards are typically forfeited if an officer or employee leaves the company.
•	Important alternative to cash compensation. To the extent that shares authorized under our Plan are insufficient and we are not able to utilize equity-based awards as a component of our performance-based compensation philosophy, our need to remain competitive for talent may require that we substitute cash or other forms of compensation for equity-based compensation. If our use of equity-based compensation were to be unduly limited, we believe that we would not only lose the alignment, incentive, and retentive effects that equity-based compensation provides, but that one of the integrated aspects of our planning for the creation of long-term stockholder value would be compromised.

Potential Payments upon Termination or Change of Control

As noted above, Messrs. Bull, Hughes, Nicholas, and Zagunis (each of whom is an NEO) have each entered into an employment agreement with Redwood, which provides for severance payments and benefits in the event the executive is terminated without “cause” or resigns with “good reason”, which are each defined in the applicable agreement. The employment agreements provide for one year terms ending on December 31 of each year and are subject to automatic one-year renewals if not terminated by either party. No other executive officers of Redwood are party to an employment agreement with Redwood.

Each employment agreement provides for the executive to receive severance payments in the event we terminate the executive’s employment without “cause” or the executive terminates for “good reason” (each as defined below). The severance payments would be in addition to payment of the executive’s base salary to the date of termination of the executive’s employment.

During 2009, the aggregate amount of these severance payments with respect to Mr. Bull would be 825% of his base salary (which is the equivalent of 300% of the total of his base salary plus target annual bonus), as in effect immediately prior to termination of employment, plus 175% of his base salary prorated to the date of termination (which is the equivalent of his target annual bonus prorated to the date of termination). In addition, all outstanding stock options and equity-related awards granted to Mr. Bull would immediately vest upon either such type of termination. With respect to stock options granted before December 31, 2002, Mr. Bull would receive the sum of dividend equivalent rights that would have been payable over the three-year period following termination of employment. Dividend equivalent right payments related to stock options granted to Mr. Bull on or after December 31, 2002 would be treated in the same manner, unless their grant agreements for those stock options provide a different formula for the dividend equivalent right payments. In addition, for the three-year period following termination of employment, Mr. Bull would be entitled to receive all life insurance, disability insurance, and medical coverage fringe benefits as if the executive had not been terminated.

During 2009, the aggregate amount of these severance payments would have been equal to, in the case of Mr. Hughes and Mr. Nicholas, 250% of their base salary (which, for each of them, is the equivalent of 100% of the total of their base salary plus target annual bonus), as in effect immediately prior to termination of employment, plus 150% of their base salary prorated to the date of termination (which, for each of them, is the equivalent of their target annual bonus prorated to the date of termination), and, in the case of Mr. Zagunis, 175% of his base salary (which is the equivalent of 100% of the total of his base salary plus target annual bonus), as in effect immediately prior to termination of employment, plus 75% of his base salary prorated to the date of termination (which is the equivalent of his target annual bonus prorated to the date of termination). In addition, all outstanding stock options and equity-related awards granted to the other executives would immediately vest upon either such type of termination. With respect to stock options granted before December 31, 2002, these three executives would receive the sum of dividend equivalent rights that would have been payable over the one-year period following termination of employment. Dividend equivalent right payments related to stock options granted to these three executives on or after December 31, 2002 would be treated in the same manner, unless the executive’s grant agreements for those stock options provide a different formula for the dividend equivalent right payments. In addition, for the one-year period following termination of employment, the other executives would be entitled to receive all life insurance, disability insurance, and medical coverage fringe benefits as if the executive had not been terminated.

The agreements provide that 75% of severance amounts due will be paid in a lump sum six months following termination and the remaining 25% will be paid in equal monthly installments over the succeeding six months.

Sections 4999 and 280G of the Internal Revenue Code provide that executives could be subject to significant excise taxes if they receive payments or benefits that exceed certain limits in connection with a change in ownership or change in effective control, and that we or our successors could lose an income tax deduction with respect to the payments subject to those excise taxes. Under their employment agreements, Messrs. Bull, Hughes, Nicholas, and Zagunis are entitled to payment of an excise tax gross-up if there are excise taxes payable by the executive on the value of the severance benefits related to a change of control, which gross up amount would be paid at the same time as other severance amounts.

All severance benefits under each agreement are contingent on the executive agreeing to execute an agreement releasing all claims against Redwood, and the executives are subject to non-solicitation restrictions for a year following a termination for which severance is paid. In addition, Mr. Bull is subject to non-competition restrictions for a year following a termination for which severance is paid.

“Cause” for Mr. Bull is defined as (i) the executive’s material failure to substantially perform the reasonable and lawful duties of his position for Redwood, which failure shall continue for 30 days after notice thereof; (ii) acts or omissions constituting gross negligence, recklessness, or willful misconduct in respect of the executive’s fiduciary obligations or otherwise relating to the business of Redwood; or (iii) the executive’s conviction of a felony involving fraud, misappropriation, or embezzlement.

“Cause” for Messrs. Hughes, Nicholas, and Zagunis is defined as (i) the executive’s material failure to substantially perform the reasonable and lawful duties of his position for Redwood, which failure shall continue for 30 days after notice thereof; (ii) acts or omissions constituting gross negligence, recklessness, or willful misconduct in the performance of the executive’s duties, fiduciary obligations or otherwise relating to the business of Redwood; (iii) the habitual or repeated neglect of the executive’s duties; (iv) the executive’s conviction of a felony; (v) theft or embezzlement, or attempted theft or embezzlement, of money, tangible, or intangible assets or property of Redwood or its employees; (vi) any act of moral turpitude by the executive injurious to the interest, property, operations, business, or reputation of Redwood; or (vii) unauthorized use or disclosure of trade secrets or confidential or proprietary information pertaining to Redwood’s business.

“Good reason” for Mr. Bull is defined as the occurrence, without the executive’s written consent, of (i) (A) the executive’s not being Chief Executive Officer of Redwood (or its ultimate parent company), (B) the assignment of duties to the executive not consistent with the position of CEO, or (C) the executive not reporting to Redwood’s Board of Directors (or the Board of the ultimate parent company); (ii) a reduction in the executive’s base salary or a material reduction in the value of the executive’s total compensation package if such a reduction is inconsistent with compensation trends for CEOs at comparable companies, or such reduction is not made in proportion to an across-the-board reduction for all senior executives and a change of control has not occurred; (iii) the relocation of the executive’s principal office to a location more than 25 miles from its location as of the effective date of the agreement or Redwood requiring the executive to be based anywhere other than Redwood’s principal executive offices; (iv) a failure to re-elect the executive as a member of Redwood’s Board of Directors (or the Board of the ultimate parent company); (v) a failure at any time to renew the employment agreement; (vi) the complete liquidation of Redwood; or (vii) in the event of a merger, consolidation, transfer, or closing of a sale of all or substantially all the assets of Redwood, the failure of the successor company to affirmatively adopt the employment agreement.

“Good reason” for Messrs. Hughes, Nicholas, and Zagunis is defined as the occurrence, without the executive’s written consent, of (i) a significant reduction in the executive’s responsibilities or title; (ii) a reduction in the executive’s base salary or a material reduction by Redwood in the value of the executive’s total compensation package if such a reduction is not made in proportion to an across-the-board reduction of all senior executives of Redwood and a change of control has not occurred; (iii) the relocation of the executive’s principal office to a location more than 25 miles from its location as of the effective date of the agreement; (iv) a failure at any time to renew the employment agreement; (v) the complete liquidation of Redwood; or (vi) in the event of a merger, consolidation, transfer, or closing of a sale of all or substantially all the assets of Redwood, the failure of the successor company to affirmatively adopt the employment agreement.

In the event of a “change of control” (as defined below) in which the surviving or acquiring corporation does not assume outstanding stock options and equity-related awards or substitute equivalent awards, the executive’s outstanding options and equity-related awards will immediately vest and become exercisable. If the awards are assumed or substituted, then acceleration only would occur upon a qualifying employment termination (involuntary without cause or voluntary for good reason).

In addition, in the event of termination due to the executive’s death or disability, the employment agreements provide for (i) the payment to the executive or his estate of (a) the executive’s base salary to the date of termination, and (b) the executive’s target annual bonus for the year, prorated to the date of termination, and (ii) vesting in full of all of the executive’s outstanding stock options or other equity-related awards.

“Change of control” is defined as the occurrence of any of the following:

(1)	any one person, or more than one person acting as a group (within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended from time to time (the Code)), acquires ownership of stock of Redwood that, together with other stock held by such person or group constitutes more than 50 percent of the total fair market value or total voting power of all stock of Redwood; or
(2)	any one person, or more than one person acting as a group (within the meaning of Section 409A of the Code), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of Redwood possessing 30 percent or more of the total voting power of the stock of Redwood; or
(3)	during any 12-month period, a majority of the members of Redwood’s board of directors is replaced by directors whose appointment or election is not endorsed by a majority of the members of Redwood’s board of directors prior to such appointment or election; or
(4)	any one person, or more than one person acting as a group (within the meaning of Section 409A of the Code), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from Redwood that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the assets of Redwood immediately before such acquisition or acquisition; provided, that no change of control shall be deemed to occur when the assets are transferred to (x) a stockholder of Redwood in exchange for or with respect to its stock, (y) a person, or more than one person acting as a group (within the meaning of Section 409A of the Code), that owns, directly or indirectly, 50 percent or more of the total value or voting power of all of the outstanding stock of Redwood, or (z) an entity, at least 50 percent of the total value or voting power of which is owned, directly or indirectly, by a person that owns directly or indirectly 50 percent or more of the total value or voting power of all of the outstanding stock of Redwood, in each case with such persons status determined immediately after the transfer of assets.

If any of Messrs. Bull, Hughes, Nicholas, or Zagunis had been terminated as of December 31, 2009 either voluntarily with “good reason” or involuntarily without “cause”, the approximate value of the severance benefits payable to the executive would have been as follows, as calculated in accordance with the terms of the respective employment agreements in place during 2009. Any NEO not entitled to severance benefits is not listed in the table below.

Name	Salary & Target Bonus ($)	Accelerated Vesting of Stock Options and Deferred Stock Units ($)(1)	Dividend Equivalent Rights for Options ($)(2)	Benefits ($)(3)	Excise Tax & Excise Tax Gross Up ($)	Total Payment Involuntary Termination Without “Cause” or Voluntary Termination for “Good Reason” ($)
George E. Bull, III	$7,000,000	$6,137,769	$823,464	$103,842	—	$14,065,074
Martin S. Hughes	$2,000,000	$4,701,969	—	$36,134	$2,012,908	$8,751,011
Brett D. Nicholas	$2,000,000	$3,289,036	$131,673	$35,932	$1,208,736	$6,665,378
Harold F. Zagunis	$1,000,000	$1,528,605	$81,063	$36,134	—	$2,645,801

(1)	The value of acceleration of deferred stock units assumes a common stock price of $14.46 per share (the closing price of Redwood’s common stock on the NYSE on December 31, 2009). As there were no unvested stock options as of December 31, 2009, no value was attributable to accelerated vesting of stock options.
(2)	Values were determined by multiplying the number of outstanding options with dividend equivalent rights as of December 31, 2009 by the average quarterly dividend over the prior three fiscal years of $0.75 per share.
(3)	Each of Messrs. Bull, Hughes, Nicholas, and Zagunis are entitled to a continuation of health insurance, life insurance, and long-term disability insurance for a predetermined period after employment. For Mr. Bull this is equivalent to three years; for Messrs. Hughes, Nicholas, and Zagunis, one year.

Compensation Risks

As noted above, the Compensation Committee reviews risks that may arise from Redwood’s compensation policies and practices. In particular, during the first quarter of 2010, management, in consultation with Cook & Co., prepared a framework for performing a compensation risk assessment, which framework provided for assessment of risks relating to, among other things, components of compensation, performance metrics, performance-based compensation leverage, the timing of compensation delivery, equity-based incentive compensation, stock ownership requirements, stock trading policies, methods for assessing performance, and performance culture. Subsequently, management utilized the framework to prepare a compensation risk assessment for review and consideration by the Compensation Committee and the Audit Committee. Following the review and discussion of this assessment by those Committees, as well as other reviews and discussions relating to risks that may arise from Redwood’s compensation policies and practices, the Compensation Committee determined, after consultation with Cook & Co., that it does not currently believe that Redwood’s compensation policies and practices are reasonably likely to have a material adverse effect on Redwood.

ADDITIONAL INFORMATION ABOUT DIRECTORS AND EXECUTIVE OFFICERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and persons who own more than 10% of our common stock, to file reports of ownership of, and transactions in, our common stock with the SEC within certain time periods following events giving rise to such filing requirements. Their initial report must be filed using the SEC’s Form 3 and subsequent stock purchases, sales, option exercises and other changes must be reported on the SEC’s Form 4, which must be filed within two business days of most transactions. In some cases, such as changes in ownership arising from gifts and inheritances, the SEC allows delayed reporting at year-end on the SEC’s Form 5. Based solely on a review of the copies of such reports, we believe that all Section 16(a) filing requirements applicable to our directors, executive officers, and stockholders were complied with during 2009.

Compensation Committee Interlocks and Insider Participation

Our Compensation Committee currently consists of Ms. Byerwalter, the Chair, and Messrs. Baum, Brown, Pero, and Tyler. No member of our Compensation Committee has served as an officer or employee of Redwood at any time. None of our executive officers serve as a member of the compensation committee of any other company that has an executive officer serving as a member of our Board of Directors. None of our executive officers serve as a member of the board of directors of any other company that has an executive officer serving as a member of our Compensation Committee.

Certain Relationships and Related Transactions

Our Board of Directors monitors and reviews issues involving potential conflicts of interest and related party transactions. In this regard, the Board of Directors applies Redwood’s Code of Ethics, which provides that directors, officers, and all other employees are prohibited from taking actions, having interests, or having relationships that would cause a conflict of interest, and our directors, officers, and all other employees are expected to refrain from taking actions, having interests, or having relationships that would even appear to cause a conflict of interest. Except as described below, there were no relationships or related party transactions between Redwood and any affiliated parties that are required to be reported in this Proxy Statement.

Relationship with Latham & Watkins LLP.  Mr. Pero is a retired partner of Latham & Watkins LLP and has been a director of Redwood since November 2009. Latham & Watkins LLP provides legal services to Redwood. Mr. Pero’s retirement payments from Latham & Watkins LLP are adjusted to exclude any proportionate benefit received from the fees paid by Redwood to Latham & Watkins LLP.

AUDIT COMMITTEE MATTERS

Audit Committee Report

The Audit Committee of the Board of Directors reports to and acts on behalf of the Board of Directors in providing oversight of the financial and risk management, independent registered public accounting firm, and financial reporting procedures of Redwood. Redwood’s management is responsible for internal controls and for preparing Redwood’s financial statements. The independent registered public accounting firm is responsible for performing an independent audit of Redwood’s consolidated financial statements in accordance with the Public Company Accounting Oversight Board (PCAOB) standards and issuing a report thereon. The Audit Committee is responsible for overseeing the conduct of these activities by Redwood’s management and the independent auditors.

In this context the Audit Committee met and held discussions during 2009 and 2010 with management and the independent registered public accounting firm (including private sessions with the independent registered public accounting firm, and Redwood’s head of internal audit, Chief Financial Officer, Controller, and Chief Risk Officer). During these meetings, the Audit Committee, among other things, reviewed and discussed with both management and the independent registered public accounting firm the quarterly and audited year-end financial statements and reports prior to their issuance. These meetings also included an overview of the preparation and review of these financial statements and a discussion of any significant accounting issues. Management and the independent registered public accounting firm advised the Audit Committee that these financial statements were prepared under generally accepted accounting principles in all material respects. The Audit Committee also discussed the quality, not just the acceptability, of the accounting principles used in preparing the financial statements, the reasonableness of significant accounting judgments and estimates, and the clarity of disclosures in the financial statements.

The Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees.

In addition, the Audit Committee received from the independent registered public accounting firm the written disclosures and the letter regarding the firm’s independence as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. The independent registered public accounting firm provided certain tax services and other services in 2009. These disclosures and other matters relating to the firm’s independence were reviewed by the Audit Committee and discussed with the independent registered public accounting firm.

The independent registered public accounting firm discussed the scope of its audit with the Audit Committee prior to the audit. The Audit Committee discussed the results of the audit with management and the independent registered public accounting firm. The Audit Committee also discussed with management and the independent registered public accounting firm the adequacy of Redwood’s internal controls, policies, and systems, and the overall quality of Redwood’s financial reporting.

Based on its review of the financial statements, and in reliance on its review and discussions with management and the independent registered public accounting firm, the results of internal and external audit examinations, evaluations by the independent registered public accounting firm of Redwood’s internal controls, and the quality of Redwood’s financial reporting, the Audit Committee recommended to the Board of Directors that Redwood’s audited financial statements be included in Redwood’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 for filing with the Securities and Exchange Commission.

Audit Committee:
Greg H. Kubicek, Chair Thomas C. Brown Georganne C. Proctor Charles J. Toeniskoetter David L. Tyler

Fees to Independent Registered Public Accounting Firm for 2009 and 2008

Grant Thornton LLP audited Redwood’s financial statements and otherwise acted as Redwood’s independent registered public accounting firm with respect to the fiscal years ended December 31, 2009 and December 31, 2008. The following is a summary of the fees billed to us by Grant Thornton LLP for professional services rendered for 2009 and 2008:

	Fiscal Year 2009	Fiscal Year 2008
Audit Fees	$1,929,422	$1,642,769
Audit-Related Fees	—	—
Tax Fees	112,350	109,729
All Other Fees	—	—
Total Fees	$2,041,771	$1,752,498

Audit Fees were for the audits of our annual consolidated financial statements included in our Annual Report on Form 10-K, reviews of the financial statements included in our Quarterly Reports on Form 10-Q, other assistance required to complete the year-end audits, costs associated with Sarbanes-Oxley attestation requirements, other services rendered for comfort letters, and consents.

Tax Fees were for services rendered related to tax compliance and reporting.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Registered Independent Accounting Firm

It is the Audit Committee’s policy to review and pre-approve the scope, terms, and related fees of all auditing services and permitted non-audit services provided by the auditors, subject to de minimis exceptions for non-audit services which are approved by the Audit Committee prior to the completion of the audit.

ITEM 2 — RATIFICATION OF APPOINTMENT OF THE
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Grant Thornton LLP as the independent registered public accounting firm to audit the books of Redwood and its subsidiaries for the year ending December 31, 2010, to report on the consolidated financial statements of Redwood and its subsidiaries, and to perform such other appropriate accounting services as may be required by our Board of Directors. The Board recommends that the stockholders vote in favor of ratifying the appointment of Grant Thornton LLP for the purposes set forth above. If the stockholders do not ratify the appointment of Grant Thornton LLP, the Audit Committee will consider a change in auditors for the next year.

Grant Thornton LLP has advised the Audit Committee that they are independent accountants with respect to Redwood, within the meaning of standards established by the American Institute of Certified Public Accountants, the PCAOB, the Independence Standards Board and federal securities laws administered by the SEC. Representatives of Grant Thornton LLP will be present at the Annual Meeting. They will have the opportunity to make a statement if they so desire, and they will be available to respond to appropriate questions.

Vote Required

If a quorum is present, the affirmative vote of a majority of the votes cast at the Annual Meeting is required for ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2010. Abstentions and broker non-votes will not be counted as votes cast and will have no effect on the results of the vote in ratifying the appointment of Grant Thornton LLP.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF GRANT THORNTON LLP AS REDWOOD’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2010.

ITEM 3 — APPROVAL OF AMENDMENT TO
THE 2002 INCENTIVE PLAN

At a meeting on March 17, 2010, our Board of Directors adopted, subject to approval of our stockholders, an amendment to the 2002 Redwood Trust, Inc. Incentive Plan, as amended (the 2002 Incentive Plan or Plan), increasing the number of shares available for grants under the Plan.

As discussed above under “Compensation Discussion and Analysis,” we have adopted a performance-based compensation philosophy for our executive officers that focuses executive behavior on the achievement of both near-term and long-term business objectives and strategies and also strives to ensure that we can hire and retain talented individuals in a competitive marketplace. We believe equity ownership in Redwood provides an important link between the interests of stockholders and executives by rewarding the creation of long-term stockholder value. To meet this objective, we make equity awards a key component of executive compensation.

As of March 31, 2010, 445,471 shares authorized for issuance under the Plan remained available for future grants. If the number of shares available for future equity awards is not increased, our ability to continue to provide equity awards to our employees and further foster our employee stock ownership philosophy, and the resulting alignment of the long-term interests of our employees and stockholder, will be severely restricted. Consequently, our Board of Directors approved an amendment to the Plan to increase the number of shares of Redwood common stock authorized for issuance under the Plan by 1,450,000. This increase in the number of authorized shares will provide us with much needed flexibility in our ability to attract, retain, and motivate directors, officers, and other key employees, agents, and consultants upon whose judgment, dedication, and special effort the successful conduct of our business is largely dependent. Our employee stock ownership philosophy is set forth above under “Other Compensation Matters — Employee Stock Ownership Philosophy.”

Set forth below is a description of the material difference (consisting of an increase in the number of authorized shares) between the existing Plan and the amended Plan as adopted by the Board of Directors on March 17, 2010, as well as a summary of the principal features of the amended Plan approved by the Board of Directors. This description is qualified in its entirety by the terms of the amended Plan, a copy of which is attached to this Proxy Statement as Appendix A and is incorporated herein by reference. In addition, set forth below is a commitment by the Compensation Committee regarding the volume of awards it will grant under the Plan in the future.

Material Difference: Increase in Authorized Shares

The only material difference between the existing Plan and the amended Plan approved by the Board of Directors on March 17, 2010, is the number of shares available for issuance under the Plan. Under the existing Plan, as of March 31, 2010, 445,471 shares remained available for issuance. On March 17, 2010, the Board approved, subject to stockholder approval, an amendment to the Plan to increase by 1,450,000 shares the number of shares authorized for issuance under the Plan.

We currently estimate that, if this increase is approved, there will be a sufficient number of shares authorized for issuance under the 2002 Incentive Plan to grant anticipated equity awards at least through the end of 2011 in a manner consistent with our performance-based compensation philosophy. However, this estimate depends on certain factors such as Redwood’s performance, the competitive landscape for talent, and our stock price at the time grants are awarded. If our estimates are accurate, we would not expect to propose an additional increase in the number of shares of our common stock authorized for issuance under the 2002 Incentive Plan to our stockholders until our annual stockholders’ meeting in 2012 at the earliest.

Commitment Regarding Volume of Future Awards

The Compensation Committee is committing that, if the amended Plan is approved by stockholders at the Annual Meeting, then over the course of the three-year period commencing on the day following the Annual Meeting (i.e., May 19, 2010) and ending three years later (i.e., May 19, 2013) it will not grant equity awards to officers, employees, and non-employee directors, in the aggregate, at an average annual rate of Plan usage greater than 2% of the number of shares of our common stock that we believe will be outstanding over that three-year period. For purposes of calculating the average rate of Plan usage during any period,

(i) performance-based equity awards are counted toward Plan usage during the period when they are delivered to, and freely transferable by, the recipient following vesting and any mandatory holding period, (ii) equity awards denominated in shares of common stock (such as deferred stock unit awards and restricted stock awards) will count as 1.5 awards per share of underlying common stock, whereas equity awards in the form of stock options will count as one award per option and (iii) outstanding shares will be calculated using weighted-average shares outstanding over the period.

The Compensation Committee intends to review this commitment at the end of each year and subsequently disclose to stockholders in a separate table within its annual proxy statement the average rate of Plan usage for (i) each 12 month period beginning on May 19, 2010 or (ii) for any 12 month period that is not complete at the time of the filing of the proxy statement, the shorter period that is complete, supplemented by an estimate of shares expected to be granted between the time of filing and the upcoming May 19. In addition, if the Compensation Committee determines that this commitment is not consistent with the best interests of Redwood, it will disclose that determination and any related impact on its continued adherence to the commitment.

General

The Plan provides for the grant of qualified incentive stock options (ISOs) which meet the requirements of Section 422 of the Internal Revenue Code of 1986, as amended (Code), stock options not so qualified (NQSOs and, together with ISOs, Options), and stock appreciation rights (SARs), deferred stock, restricted stock, and performance share awards (Stock Awards), performance unit awards, and dividend equivalent rights (DERs). As of December 31, 2009, there were 77 officers, directors, and employees eligible to receive grants under the Plan. The effective date of the amendment to the Plan will be the date it is approved by stockholders and the Plan will remain in effect unless terminated by the Board.

Purpose

The purpose of the Plan is to enable Redwood to obtain and retain competent personnel who will contribute to Redwood’s success, to compensate Redwood’s non-employee directors, in part, with ownership interests in Redwood, and to provide incentives to the participating directors, officers and other key employees, and agents and consultants, that are linked to performance measures and will therefore inure to the benefit of all stockholders of Redwood.

Administration

The Plan provides that the Board of Directors will serve as the Administrator of the Plan. The Administrator is responsible for administering the Plan. The Board of Directors has authorized the Compensation Committee (Committee) to serve as the Administrator pursuant to the Committee Charter. The Compensation Committee is comprised of not less than three Board members who are (i) “independent” as defined by the rules of the NYSE, as they may be amended from time to time; (ii) “non-employee directors” as defined in Rule 16b-3 promulgated under Section 16 of the Securities Exchange Act of 1934, as amended; and (iii) “outside directors” as defined under Code Section 162(m) and rules promulgated thereunder. Members of the Committee are eligible to receive grants under the Plan, as determined by the Board.

All grants of awards under the Plan (other than to Committee members) will be made by the Committee and will be subject to the terms and restrictions established by the Committee, subject to the terms of the Plan. The Committee has discretionary authority to select participants from among eligible persons and to determine at the time an award is granted when and in what increments the awards become exercisable or vest. In addition, in the case of Options, the Committee determines whether they are intended to be ISOs or NQSOs.

Eligible Persons

Officers, directors, and employees of Redwood or its subsidiaries, including individuals to whom an offer of employment has been made by Redwood or any of its subsidiaries, and other persons expected to contribute to the management, growth, or profitability of Redwood or its subsidiaries, are eligible to participate in the Plan. As of December 31, 2009, nine directors and 68 officers and employees were eligible to participate in the Plan. ISOs may only be granted to the employees (including directors and officers who are employees) of Redwood or its subsidiaries. Under the Plan and current law, ISOs may not be granted to any individual who is not an employee of Redwood or its subsidiaries, including a director of Redwood who is not also an employee, or to directors, officers, and other employees of entities unrelated to Redwood. NQSOs, SARs, Stock Awards and DERs may be granted to the directors, officers, employees, agents and consultants of Redwood, or any of its subsidiaries, or any other venture in which it has a significant interest. Performance Units may also be granted to these persons, but it is the intention of the Committee to limit those grants to NEOs, and any other executive officer who may be subject to Section 162(m) of the Internal Revenue Code.

No grants may be made under the Plan to any person who, assuming exercise or vesting of all awards held by that person, would own or be deemed to own beneficially more than 9.8% (by number of shares or value) of the outstanding shares of equity stock of Redwood, other than awards of Performance Units payable only in cash.

Shares Subject to the Incentive Plan

Subject to anti-dilution provisions for stock splits, stock dividends, and similar events, the Plan, as amended, authorizes the grant of awards with respect to a maximum number of shares equal to the sum of: (i) 1,450,000 shares of common stock; (ii) the number of shares of common stock previously authorized for awards under the Plan; (iii) any shares of common stock that are represented by awards granted under Redwood’s Amended and Restated 1994 Executive and Non-Employee Director Stock Option Plan (Prior Plan) which are (A) forfeited, expire or are canceled without delivery of shares of common stock or (B) settled in cash; and (iv) any shares of common stock that are represented by awards granted under the Prior Plan which are tendered to Redwood to satisfy the exercise price of options or the applicable tax withholding obligation.

Any shares of common stock covered by an award under the Plan that is forfeited or canceled, or shares of stock not delivered because the award is settled in cash or used to satisfy the applicable tax withholding obligation, will not be deemed to have been granted for purposes of determining the maximum number of shares of common stock available for future awards under the Plan. In addition, shares of common stock issued under the Plan or covered by awards granted under the Plan pursuant to the settlement, assumption or substitution of outstanding awards or obligations to grant future awards as a condition of Redwood acquiring another entity shall not count against the maximum number of shares available for future awards under the Plan.

If the exercise price of any Option is satisfied by tendering shares of common stock to Redwood, only the number of shares issued net of the shares tendered will be deemed granted for purposes of determining the maximum number of shares of common stock available for future awards under the Plan.

The Plan also provides for sub-limits as follows: (i) the maximum number of shares that may be subject of awards granted as ISOs cannot exceed 963,637 shares; (ii) the maximum number of shares that may be subject of awards granted as Options and SARs during any calendar year cannot exceed 500,000 shares; and (iii) no more than 500,000 shares of common stock may be the subject of awards to any one individual during any calendar year if the awards are intended to be “performance-based compensation” (as the term is used for purposes of Code Section 162(m)). Any shares that are canceled or forfeited, and any shares subject to such awards that are surrendered, shall continue to count against these sub-limits for purposes of determining compliance therewith.

The Plan provides that, in connection with any reorganization, merger, consolidation, recapitalization, stock split, or similar transaction, the Administrator may adjust awards to preserve the benefits or potential benefits of the awards.

Terms of Options and SARs

The term of each Option or SAR will be set by the Administrator. No Option or SAR may be exercisable more than 10 years after the date granted, provided, however, that an ISO granted to a person owning (within the meaning of Section 424(d) of the Code) more than 10% of the combined voting power of all classes of our or our subsidiaries’ capital stock may not be exercisable more than five years after the date granted.

Options and SARs may be granted on terms providing for exercise either in whole or in part at any time or times during their respective terms, or only in specified percentages at stated time periods or intervals.

Limitations on ISO Treatment

Even if an option is designated as an ISO, no option will qualify as an ISO if the aggregate fair market value of the stock (as determined as of the date of grant) with respect to all of a holder’s ISOs exercisable for the first time during any calendar year under the Plan exceeds $100,000. Any option failing to qualify as an ISO will be deemed to be an NQSO.

Options Exercise

The exercise price of any Option granted under the Plan may be made payable in cash, with shares of common stock owned by the optionee or subject to a grant, or by any other method as determined by the Committee. Redwood may not make loans available to Option holders to exercise options.

Option Exercise Price

The Administrator will set the per share exercise price which will not be less than 100% of the fair market value of shares of our common stock on the grant date, provided, however, that for any persons owning (within the meaning of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of our capital stock or of any of our subsidiaries, the per share exercise price cannot be less than 110% of the fair market value of the shares of our common stock on the grant date.

Limited Transferability of Options

NQSOs may be granted on terms which permit transfer by the optionee to family members or trusts or partnerships for the exclusive benefit of immediate family members or any other persons or entities as may be approved by the Committee, subject in all cases to the terms of the Plan. Subject to this exception, Options are generally not transferable by the holder, other than by will or by the laws of descent and distribution or pursuant to a “qualified domestic relations order,” as that term is defined in the Employee Retirement Income Security Act of 1974.

Other Equity Awards

In addition to stock options, the Administrator may also grant eligible stock awards, performance unit awards, dividend equivalent rights, deferred stock awards, dividend equivalents, performance share awards, with such terms and conditions as our Board of Directors (or, if applicable, the Administrator) may, subject to the terms of the Plan, establish. Under the Plan, performance-based awards are intended to comply with the requirements of Section 162(m) of the Code and its underlying regulations, in order to allow these awards, when payable, to be fully tax deductible by us.

Stock Awards

The Plan provides that the Committee may grant Stock Awards either alone or in addition to other awards granted under the Plan. The terms of Stock Awards will be determined by the Committee in its discretion, including: the number of shares subject to the Stock Award; the price (if any) to be paid by the recipient of the Stock Award; the period (Restricted Period) during which the shares subject to the Stock Award may not be sold, transferred, pledged, or assigned; and any performance objectives applicable to the Stock Awards. The Restricted Period for Stock Awards subject solely to continued employment will not be less than three years from the grant date except for certain limited situations. The Restricted Period for Stock Awards subject to meeting performance criteria generally will not be shorter than twelve months or longer than five years.

Performance Units

The Plan provides that the Committee may grant awards of Performance Units either alone or in addition to other awards granted under the Plan. The performance measures that may be used in connection with the granting of awards under the Plan intended to be performance-based will be based on any one or more of the following: revenue; revenue per employee; GAAP earnings; taxable earnings; GAAP or taxable earnings per employee; GAAP or taxable earnings per share (basic or diluted); operating income; total stockholder return; dividends paid or payable; market share; profitability as measured by return ratios, including return on revenue, return on assets, return on equity (including adjusted return on equity), and return on investment; cash flow; or economic value added (economic profit). The performance criteria generally must be specified in advance and may relate to one or any combination of two or more corporate, group, unit, division, affiliate, or individual performances.

It is expected that awards of Performance Units will be used for annual bonuses to NEOs and that the awards would qualify as performance-based compensation under Code Section 162(m). The terms of awards of Performance Units will be determined by the Committee in its discretion, including: the number of units subject to the award; and the performance period during which the units will be earned; and the performance objectives applicable to the award. The performance period, which the Administrator will establish when an award of Performance Units is made, will generally be no less than twelve months and no longer than five years. Awards of Performance Units that are intended to qualify as performance-based will be payable only if the performance goals established when the awards are made are satisfied during the relevant performance period, the Committee certifies that the performance goals have been met, and the awards are otherwise administered as required by Code Section 162(m). The performance goals that may be used by the Committee for such awards that are intended to qualify as performance-based compensation under Code Section 162(m) in the preceding paragraph. Under the Plan, the maximum dollar value payable to any participant under an award of Performance Units that is intended to be performance-based will not exceed $5,000,000 in any 12-month period. If an award of Performance Units intended to qualify as performance-based is cancelled, the award will continue to count against the $5,000,000 maximum. Payment of earned Performance Units may be made in cash, shares of common stock, other property or a combination thereof, as determined by the Committee.

Divided Equivalent Rights (DERs)

The Plan provides that DERs may be granted in conjunction with the grant of any awards under the Plan. DERs entitle the participant to receive distributions of cash, stock, or other property, or to accrue rights to future distributions of stock, in amounts linked to Redwood Stock dividends. Shares of common stock accrued for the account of the participant may be made eligible to receive dividends and distributions and may be made payable whether or not the related award is exercised or vested. The right of the holder of a DER to receive any dividend equivalent payment or accrual may be made subject to vesting of the related award, the satisfaction of specified performance objectives, or other conditions. DERs have been determined by the Administrator to be performance-based compensation because their value and the amount of distributions and accruals depend on Redwood’s future performance and dividend paying capability, which is influenced by the participant. See “Executive Compensation — Compensation Discussion and Analysis — Commitment Regarding Performance-Based Equity Awards” for a discussion of DERs associated with performance-based equity awards.

Change of Control

The Plan provides that certain terms of awards, such as limitations on transferability and criteria for the determination of satisfaction of performance related goals, maybe modified or waived, in whole or in part, by the Committee upon the occurrence of a change of control. For this purpose the Committee uses the definition of change of control set forth above under “Executive Compensation — Other Compensation Matters — Potential Payments upon Termination or Change of Control” and that definition is incorporated into the award agreements governing equity awards made to NEOs.

Amendment and Termination of Plan

The Board may amend, alter, suspend, terminate, or discontinue the Plan or any portion thereof at any time. No amendment, alteration, suspension, discontinuation, or termination may be made, however, without (1) stockholder approval if that approval is necessary to qualify for or comply with any tax or regulatory requirement for which or with which the Board deems it necessary or desirable to qualify or comply or (2) the consent of the affected participant if the action would impair the rights of that participant under any outstanding award. Additionally, except in connection with a corporate transaction involving Redwood

(including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), the terms of outstanding awards may not be amended without stockholder approval to reduce the exercise price of outstanding Options or SARs or to cancel outstanding Options or SARS in exchange for cash, other awards or Options or SARs with an exercise price that is less than the exercise price of the Options or SARs.

Awards Under the Plan

The actual number and terms of awards that will be granted under the Plan during the remainder of 2010 and in future periods is not presently determinable, as the Compensation Committee determines whether to grant awards and the terms of the awards. However, the Compensation Committee has approved two future awards to be made under the Plan, as follows:

•	As previously disclosed, in connection with the commencement of her employment in April 2010 as Redwood’s Chief Financial Officer, the Compensation Committee determined that Diane L. Merdian will receive, on the date she commences employment, a long-term equity grant of deferred stock units with a grant date fair value of $500,000, subject to a four-year pro rata vesting term and other terms that are consistent with the equity awards made in December 2009 to NEOs.
•	As discussed above, in connection with the March 17, 2010 announcement of Mr. Bull’s retirement as Chief Executive Officer, the Compensation Committee determined that, in connection with Mr. Hughes assuming the role of Chief Executive Officer, Mr. Hughes would be granted additional deferred stock units on May 18, 2010 with a grant date fair value of $525,000, subject to a four-year pro rata vesting term and other terms that are consistent with the equity awards made in December 2009 to NEOs.

Securities Authorized For Issuance Under Equity Compensation Plans

The following table provides information, as of March 31, 2010, with respect to compensation plans under which equity securities of the registrant are authorized for issuance.

Plan Category	Plan Name	Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans
Equity compensation plan approved by security holders	2002 Incentive Plan	2,548,835	(1)	$50.25	(2)	445,471	(3)
Equity compensation plan approved by security holders	2002 Employee Stock Purchase Plan	—		—		100,645
Total		2,548,835	(1)	$50.25	(2)	546,116	(3)

(1)	As of March 31, 2010, 2,048,762 shares of common stock may be issued pursuant to outstanding deferred stock units. As of March 31, 2010, 500,073 shares of common stock may be issued pursuant to outstanding options to purchase common stock. Of the 500,073 outstanding options, (i) 208,268 are not eligible to receive dividend equivalent rights, and have a weighted average exercise price of $47.19 and an average remaining life of 2.20 years and (ii) 291,805 are eligible to receive dividend equivalent rights, and have a weighted average exercise price of $52.43 and an average remaining life of 3.86 years.
(2)	As of March 31, 2010, the weighted-average exercise price of outstanding options to purchase common stock was $50.25 and no weighting was assigned to deferred stock units, as under our 2002 Incentive Plan no exercise price is applicable to deferred stock units.
(3)	Does not include number of shares of common stock to be issued upon exercise of outstanding options, warrants and rights. In addition, number of securities remaining available for future issuance does not reflect (i) 62,951 shares of restricted stock that remain unvested as of March 31, 2010, (ii) the grant under the 2002 Incentive Plan of deferred stock units with a grant date fair value of $500,000 to Diane L. Merdian in connection with the commencement of her employment in April 2010 as Redwood’s Chief Financial Officer, (iii) the grant under the 2002 Incentive Plan of deferred stock units with a grant date fair value of $525,000 to Martin S. Hughes in connection with his assuming the role of Chief Executive

Officer in May 2010, or (iv) our proposed amendment to our 2002 Incentive Plan to increase by 1,450,000 the number of shares of our common stock available for issuance thereunder, as described under “Item 3 — Approval of Amendment to the 2002 Incentive Plan.”

Vote Required

The affirmative vote of a majority of the votes cast on the proposal is required for approval of the amendment to our 2002 Incentive Plan, provided that the total votes cast on the proposal represents over 50% in interest of all securities entitled to vote on the proposal. For purposes of the vote on the amendment, abstentions will have the same effect as votes against the proposal and broker non-votes will have the same effect as votes against the proposal, unless holders of more than 50% in interest of all securities entitled to vote on the proposal cast votes, in which event broker non-votes will not have any effect on the result of the vote.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE APPROVAL OF THE AMENDMENT TO THE 2002 INCENTIVE PLAN.

STOCKHOLDER PROPOSALS FOR THE 2011 ANNUAL MEETING

Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the Exchange Act), stockholders may present proper proposals for inclusion in Redwood’s proxy statement and for consideration at Redwood’s 2011 Annual Meeting. To be eligible for inclusion in Redwood’s 2011 annual proxy statement, a stockholder proposal must be received in writing not less than 120 calendar days before the first anniversary of the date we released our proxy statement for the preceding year’s annual meeting and must otherwise comply with Rule 14a-8 under the Exchange Act and our Bylaws. Accordingly, a stockholder nomination for director or proposal of business intended to be considered at the 2011 Annual Meeting must be received by the Secretary not later than December 3, 2010 to be eligible for inclusion in our 2011 Proxy Statement. While the Board of Directors will consider stockholder proposals, Redwood reserves the right to omit from its annual proxy statement stockholder proposals that it is not required to include under the Exchange Act and our Bylaws, including as a result of Rule 14a-8 under the Exchange Act.

In addition, our Bylaws contain an advance notice provision with respect to matters to be brought before an annual meeting, including nominations, whether or not included in our proxy statement. Our Bylaws currently provide that in order for a stockholder to nominate a candidate for election as a director at an annual meeting of stockholders or propose business for consideration at an annual meeting, written notice containing the information required by the Bylaws generally must be delivered to our Secretary at our principal executive office not earlier than the 150th day prior to the first anniversary of the date of the proxy statement for the preceding year’s annual meeting nor later than 5:00 p.m., Pacific Time, on the 120th day prior to the first anniversary of the date of the proxy statement for the preceding year’s annual meeting. Accordingly, under our Bylaws, a stockholder nomination for director or proposal of business intended to be considered at the 2011 Annual Meeting must be received by the Secretary not earlier than November 3, 2010, and not later than 5:00 p.m., Pacific Time, on December 3, 2010. Proposals should be mailed to Redwood Trust, Inc., Attention: Secretary, One Belvedere Place, Suite 300, Mill Valley, CA 94941. A copy of the Bylaws may be obtained from Redwood’s Secretary by written request to the same address.

INFORMATION INCORPORATED BY REFERENCE

This Proxy Statement incorporates by reference the information set forth in our Annual Report on Form 10-K for the year ended December 31, 2009 (the 2009 Annual Report) under the following headings: Item 6. Selected Financial Data; Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations; Item 7A. Quantitative and Qualitative Disclosures about Market Risk; Item 8. Financial Statements and Supplementary Data; and Item 9. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure. Copies of the 2009 Annual Report on Form 10-K are available upon request without charge. Requests may be oral or written and should be directed to the attention of the Secretary of Redwood at (415) 389-7373 or at the principal executive offices of Redwood at the address set forth above under “Stockholder Proposals for the 2011 Annual Meeting.” In addition, within the Investor Information section of Redwood’s website located at www.redwoodtrust.com, you can obtain, free of charge, a copy of our 2009 Annual Report on Form 10-K. Please note that the information on our website is not part of this Proxy Statement.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Andrew P. Stone
Secretary

April 2, 2010
Mill Valley, California

APPENDIX A

2002 REDWOOD TRUST, INC. INCENTIVE PLAN

(as amended)

Section 1. General Purpose of Plan; Definitions.

The name of this plan is the 2002 Redwood Trust, Inc. Incentive Plan (the “Plan”). The Plan (then known as the 2002 Redwood Trust, Inc. Incentive Stock Plan) was adopted by the Board on March 21, 2002 and approved by the Company’s stockholders on May 9, 2002. The Board approved amendments to the Plan (i) on March 4, 2004 (the “2004 Amendments”) which were approved by the Company’s stockholders on May 6, 2004, (ii) on March 9, 2006 (the “2006 Amendments”) which were approved by the Company’s stockholders on May 11, 2006, (iii) on March 5, 2008 (the “2008 Amendments”) which were approved by the Company’s stockholders on May 22, 2008 and (iv) on March 17, 2010 (the “2010 Amendments”), if approved by the Company’s stockholders on May 18, 2010. In addition, pursuant to the authorization contained in Section 11(6), the Board approved amendments to the Plan on November 10, 2007 (the “409A Amendments”).

The purpose of the Plan is to enable the Company and its Subsidiaries to obtain and retain competent personnel who will contribute to the Company’s success by their ability, ingenuity, and industry, to give the Company’s non-employee directors a proprietary interest in the Company, and to provide incentives to the participating directors, officers and other key employees, and agents and consultants, that are linked to performance measures and will therefore inure to the benefit of all stockholders of the Company.

For purposes of the Plan, the following terms shall be defined as set forth below:

(1) “Administrator” means the Board, or as long as the Company is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or as required under Section 162(m) of the Code, the Committee appointed by the Board.

(2) “Board” means the Board of Directors of the Company.

(3) “Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto.

(4) “Committee” means the Compensation Committee of the Board, which shall be composed of not less than three Board members who shall be (i) Independent as defined by the rules of the New York Stock Exchange, as they may be amended from time to time; (ii) a Non-Employee Director as defined in Rule 16b-3 promulgated under Section 16 of the Securities Exchange Act of 1934, as amended; and (iii) an Outside Director as defined under Section 162(m) of the Internal Revenue Code of 1986, as amended, and rules promulgated thereunder.

(5) “Company” means Redwood Trust, Inc., a corporation organized under the laws of the State of Maryland (or any successor corporation).

(6) “DERs” shall mean dividend equivalent rights, which are the right to receive amounts on related Stock awards that are linked to dividends on the Stock and that may be paid currently in cash or Stock, or accrued in shares of deferred stock with or without compounding through subsequent payments or accruals on the accrued shares. Payment of such deferred stock from DER accruals on Stock Options and Stock Appreciation Rights may or may not be contingent upon the exercise of the related award, as determined by the Committee at the time of grant.

(7) “Deferred Stock” means an award granted pursuant to Section 7 of the right to receive Stock at the end of a specified deferral period or on such other bases as the Administrator may determine.

(8) “Disability” means: (i) a determination by the Social Security Administration that a Participant is totally disabled; (ii) a determination that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or (iii) the Participant is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under a disability plan or other accident and health plan maintained by the Company.

(9) “Effective Date” shall mean the date provided pursuant to Section 11.

(10) “Eligible Employee” means an employee of the Company or any Subsidiary, and any person to whom an offer of employment is made by the Company or any Subsidiary, eligible to participate in the Plan pursuant to Section 4.

(11) “Eligible Non-Employee Director” means a member of the Board or the board of directors of any Subsidiary who is not a bona fide employee of the Company or any Subsidiary and who is eligible to participate in the Plan pursuant to Section 4.

(12) “Fair Market Value” means, as of any given date, with respect to any awards granted hereunder, at the discretion of the Administrator and subject to such limitations as the Administrator may impose, the closing sale price of the Stock on the next preceding business day as reported in the Western Edition of the Wall Street Journal Composite Tape.

(13) “GAAP” means, for any day, generally accepted accounting principles, applied on a consistent basis, stated in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants, or in statements and pronouncements of the Financial Accounting Standards Board or in such other statements by another entity or entities as may be approved by a significant segment of the accounting profession, that are applicable to the circumstances for that day.

(14) “Incentive Stock Option” means any Stock Option intended to be designated as an “incentive stock option” with in the meaning of Section 422 of the Code.

(15) “Non-Employee Director” shall have the meaning set forth in Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended.

(16) “Non-Qualified Stock Option” means any Stock Option that is not an Incentive Stock Option, including any Stock Option that provides (as of the time such option is granted) that it will not be treated as an Incentive Stock Option.

(17) “Parent Corporation” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, if each of the corporations in the chain (other than the Company) owns stock possessing 50% or more of the combined voting power of all classes of stock in one of the other corporations in the chain.

(18) “Participant” means any Eligible Employee, Non-Employee Director, or consultant or agent of the Company or any Subsidiary selected by the Committee, pursuant to the Administrator’s authority in Section 2, to receive grants under the Plan.

(19) “Performance Share” means an award of shares of Stock granted pursuant to Section 7 that is subject to restrictions based upon the attainment of specified performance objectives.

(20) “Performance Unit” means an award of a unit valued by reference to a designated amount of property (including cash) other than Stock, which value may be paid to the Participant by delivery of such property as the Committee shall determine, including cash, Stock, other property, or any combination thereof, upon achievement of such performance goals as the Committee shall establish.

(21) “Restricted Stock” means an award granted pursuant to Section 7 of shares of Stock, subject to restrictions that will lapse with the passage of time or on such other bases as the Administrator may determine.

(22) “Stock” means the common stock, $0.01 par value per share, of the Company.

(23) “Stock Appreciation Right” means the right pursuant to an award granted under Section 6 to receive an amount equal to the difference between (A) the Fair Market Value, as of the date such Stock Appreciation Right or portion thereof is surrendered, of the shares of Stock covered by such right or such portion thereof, and (B) the aggregate exercise price of such right or such portion thereof.

(24) “Stock Option” means an option to purchase shares of Stock granted pursuant to Section 5.

(25) “Subsidiary” means (A) any corporation (other than the Company) or other entity whose assets and liabilities are consolidated with those of the Company on the Company’s consolidated balance sheet and (B) any other business venture designated by the Administrator in which the Company has a significant interest, as determined in the discretion of the Administrator.

Section 2. Administration.

The Plan shall be administered by the Administrator, except as otherwise expressly provided herein.

The Administrator shall have the power and authority to grant to Participants pursuant to the terms of the Plan: (a) Stock Options, (b) Stock Appreciation Rights, (c) Restricted Stock, (d) Deferred Stock, (e) Performance Shares, (f) Performance Units or (g) any combination of the foregoing. DERs may be granted in conjunction with any of the Stock awards listed above.

In addition, the Administrator shall have the authority:

(a) to select those employees and prospective employees of the Company or any Subsidiary who shall be Eligible Employees;

(b) to determine whether and to what extent Stock Options (with or without DERs), Stock Appreciation Rights, Restricted Stock, Deferred Stock, Performance Shares, Performance Units or a combination of the foregoing, are to be granted to Participants hereunder;

(c) to determine the number of shares to be covered by each such award granted hereunder;

(d) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any award granted hereunder (including, but not limited to, (x) the restricted period applicable to Restricted or Deferred Stock awards and the date or dates on which restrictions applicable to such Restricted or Deferred Stock shall lapse during such period, and (y) the performance goals and periods applicable to the award of Performance Shares and Performance Units); and

(e) to determine the terms and conditions, not inconsistent with the terms of the Plan, which shall govern all written instruments evidencing the Stock Options, DERs, Stock Appreciation Rights, Restricted Stock, Deferred Stock, Performance Shares, Performance Units or any combination of the foregoing.

The Administrator may designate whether any award being granted to any Participant is intended to be “performance based compensation” as that term is used in Section 162(m) of the Code. Any such awards designated as “performance-based compensation” shall be conditioned on the achievement of one or more performance measures. The performance measures that may be used by the Administrator for such awards shall be based on any one or more of the following, as selected by the Administrator: revenue; revenue per employee; GAAP earnings; taxable earnings; GAAP or taxable earnings per employee; GAAP or taxable earnings per share (basic or diluted); operating income; total stockholder return; dividends paid or payable; market share; profitability as measured by return ratios, including return on revenue, return on assets, return on equity (including adjusted return on equity), and return on investment; cash flow; or economic value added (economic profit); and such criteria generally must be specified in advance and may relate to one or any combination of two or more corporate, group, unit, division, affiliate, or individual performances. For awards intended to be “performance-based compensation,” the grant of the awards, the establishment of the performance measures, and the certification that the performance goals were satisfied shall be made during the period and in the manner required under Code Section 162(m).

The Administrator shall have the authority, in its discretion, to adopt, alter, and repeal such administrative rules, guidelines, and practices governing the Plan as it shall from time to time deem advisable; to interpret the terms and provisions of the Plan and any award issued under the Plan (and any agreements relating thereto); and to otherwise supervise the administration of the Plan.

All decisions made by the Administrator pursuant to the provisions of the Plan shall be final and binding on all persons, including the Company, any Subsidiaries and the Participants. Notwithstanding the foregoing or anything else to the contrary in the Plan, any action or determination by the Administrator specifically affecting or relating to an award to a Non-Employee Director shall be approved and ratified by the Board.

Notwithstanding anything to the contrary herein, no award hereunder may be made to any Participant to the extent that, following such award, the shares subject or potentially subject to such Participant’s control (including, but not limited to, (i) shares of the Company’s equity stock owned by the Participant, (ii) shares of Stock subject to awards granted to the Participant under the Prior Plan (whether such awards are then exercisable or vested), (iii) Stock Options, whether or not then exercisable, held by the Participant to purchase additional such shares, (iv) Restricted Stock, Deferred Stock, and Performance Share awards to the Participant, whether or not then vested, and (v) shares of Stock accrued under DERs awarded to the Participant) would constitute more than 9.8% of the outstanding capital stock of the Company.

Section 3. Stock Subject to Plan.

(1) Subject to the following provisions of this Section 3, the maximum number of shares of Stock that may be issued with respect to awards granted under the Plan subsequent to the approval of the 2010 Amendments shall be equal to the sum of: (i) 1,450,000 shares of Stock; (ii) the number of shares of Stock previously authorized for awards under the Plan immediately prior to the stockholder approval of the 2010 Amendments; (iii) any shares of Stock that are represented by awards granted under the Company’s Amended and Restated 1994 Executive and Non-Employee Director Stock Option Plan (the “Prior Plan”) which are (A) forfeited, expire, or are canceled without delivery of shares of Stock or (B) settled in cash; and (iv) any shares of Stock that are represented by awards granted under the Prior Plan which are tendered to the Company (by either actual delivery or attestation) to satisfy the exercise price of Stock Options or the applicable tax withholding obligation.

(2) Any shares of Stock covered by an award that is forfeited or canceled, or shares of stock not delivered because the award is settled in cash or used to satisfy the applicable tax withholding obligation, shall not be deemed to have been issued for purposes of determining the maximum number of shares of Stock available for future awards under the Plan.

(3) If the exercise price of any Stock Option granted under the Plan is satisfied by tendering shares of Stock to the Company (by either actual delivery or by attestation), only the number of shares of Stock issued net of the shares of Stock tendered shall be deemed issued for purposes of determining the maximum number of shares of Stock available for future awards under the Plan.

(4) Subject to Section 3(5), the following additional maximums are imposed under the Plan:

(a) The maximum number of shares of Stock that may be the subject of awards granted as Incentive Stock Options under the Plan shall be 963,637 shares (regardless of whether the awards are canceled, forfeited, or materially amended or the shares subject to any such awards are surrendered).

(b) The maximum number of shares that may be the subject of awards granted to any one individual pursuant to Sections 5and 6 (relating to Stock Options and Stock Appreciation Rights) shall be 500,000 shares during any calendar year (regardless of whether such awards are canceled, forfeited, or materially amended or the shares subject to any such award are surrendered).

(c) No more than 500,000 shares of Stock may be the subject of awards under the Plan granted to any one individual during any one-calendar-year period (regardless of when such shares are deliverable or whether the awards are forfeited, canceled or materially amended or the shares subject to any such award are surrendered) if such awards are intended to be “performance-based compensation” (as the term is used for purposes of Code Section 162(m)).

(d) Shares of Stock issued under the Plan or covered by awards granted under the Plan pursuant to the settlement, assumption or substitution of outstanding awards or obligations to grant future awards as a condition of the Company acquiring another entity shall not count against the maximum number of shares available for future awards under the Plan.

(5) In the event of a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), the Administrator may adjust awards to preserve the benefits or potential benefits of the awards. Action by the Administrator may include: (i) adjustment of the number and kind of shares which may be delivered under the Plan; (ii) adjustment of the number and kind of shares subject to outstanding awards; (iii) adjustment of the exercise price of outstanding Stock Options and Stock Appreciation Rights; and (iv) any other adjustments that the Administrator determines to be equitable, in its sole discretion.

Section 4. Eligibility.

Officers and other key employees of the Company or Subsidiaries who are responsible for or contribute to the management, growth, and/or profitability of the business of the Company or its Subsidiaries, Non-Employee Directors, and consultants and agents of the Company or its Subsidiaries, shall be eligible to be granted Stock Options, DERs, Stock Appreciation Rights, Restricted Stock, Deferred Stock, Performance Shares, or Performance Units hereunder. The Participants under the Plan shall be selected from time to time by the Administrator, in its sole discretion, from among those eligible.

Section 5. Stock Options.

Stock Options may be granted alone or in addition to other awards granted under the Plan, including DERs. Any Stock Option granted under the Plan shall be in such form as the Administrator may from time to time approve, and the provisions of Stock Option awards need not be the same with respect to each optionee. Recipients of Stock Options shall enter into a Stock Option agreement with the Company, in such form as the Administrator shall determine, which agreement shall set forth, among other things, the exercise price, the term, and provisions regarding exercisability of the Stock Option granted thereunder.

The Stock Options granted under the Plan may be of two types: (i) Incentive Stock Options and (ii) Non-Qualified Stock Options.

The Administrator shall have the authority under this Section 5 to grant any optionee (except Eligible Non-Employee Directors) Incentive Stock Options, Non-Qualified Stock Options, or both types of Stock Options (in each case with or without DERs or Stock Appreciation Rights), provided, however, that Incentive Stock Options may not be granted to any individual who is not an employee of the Company or its Subsidiaries. To the extent that any Stock Option does not qualify as an Incentive Stock Option, it shall constitute a separate Non-Qualified Stock Option. More than one option may be granted to the same optionee and be outstanding concurrently hereunder.

Stock Options granted under the Plan shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Administrator shall deem desirable:

(1) Option Price.  The option price per share of Stock purchasable under a Stock Option shall be determined by the Administrator in its sole discretion at the time of grant but shall not be less than 100% of the Fair Market Value of the Stock on such date, and shall not, in any event, be less than the par value of the Stock. If an employee owns or is deemed to own (by reason of the attribution rules applicable under Section 425(d) of the Code) more than 10% of the combined voting power of all classes of stock of the Company or any Parent Corporation or Subsidiary and an Incentive Stock Option is granted to such employee, the option price of such Incentive Stock Option (to the extent required by the Code at the time of grant) shall be no less than 110% of the Fair Market Value of the Stock on the date such Incentive Stock Option is granted. The provisions of this Section 5(1) shall not be applicable to awards granted under the Plan pursuant to the settlement, assumption or substitution of outstanding awards or obligations to grant future awards as a condition of the Company acquiring another entity so long as the ratio of exercise price to fair market value in effect with respect to such award or obligation before its settlement, assumption or substitution is maintained after giving effect to such settlement, assumption or substitution.

(2) Option Term.  The term of each Stock Option shall be fixed by the Administrator, but no Stock Option shall be exercisable more than ten years after the date such Stock Option is granted; provided, however, that if an employee owns or is deemed to own (by reason of the attribution rules of Section 425(d) of the Code) more than 10% of the combined voting power of all classes of stock of the Company or any Parent Corporation or Subsidiary and an Incentive Stock Option is granted to such employee, the term of such Incentive Stock Option (to the extent required by the Code at the time of grant) shall be no more than five years from the date of grant.

(3) Exercisability.  Stock Options shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Administrator at or after grant. The Administrator may provide, in its discretion, that any Stock Option shall be exercisable only in installments, and the Administrator may waive such installment exercise provisions at any time in whole or in part based on such factors as the Administrator may determine, in its sole discretion. To the extent not exercised, installments shall accumulate and be exercisable in whole or in part at any time after becoming exercisable but not later than the date the Stock Option expires.

(4) Method of Exercise.  Subject to Section 5(3), Stock Options may be exercised in whole or in part at any time during the option period, by giving written notice of exercise to the Company specifying the number of shares to be purchased, accompanied by payment in full of the purchase price in cash or its equivalent as determined by the Administrator. The Administrator may also permit a Participant to elect to pay the exercise price upon the exercise of a Stock Option by irrevocably authorizing a third party to sell shares of Stock (or a sufficient portion of the shares) acquired upon exercise of the Stock Option and remit to the Company a sufficient portion of the sale proceeds to pay the entire exercise price and any tax withholding resulting from such exercise. As determined by the Administrator, in its sole discretion, payment in whole or in part may also be made by surrendering unrestricted Stock already owned by the optionee, or, in the case of the exercise of a Non-Qualified Stock Option, Restricted Stock, or Performance Shares subject to an award hereunder (based, in each case, on the Fair Market Value of the Stock on the date the option is exercised); provided, however, that in the case of an Incentive Stock Option, the right to make payment in the form of already owned shares may be authorized only at the time of grant. Any payment in the form of stock already owned by the optionee may be effected by use of an attestation form approved by the Administrator. If payment of the option exercise price of a Non-Qualified Stock Option is made in whole or in part in the form of Restricted Stock or Performance Shares, the shares received upon the exercise of such Stock Option (to the extent of the number of shares of Restricted Stock or Performance Shares surrendered upon exercise Performance Share award in question, except that the Administrator may direct that such restrictions shall apply only to that number of shares equal to the number of shares surrendered upon the exercise of such option. An optionee shall generally have the rights to dividends and other rights of a stockholder with respect to shares subject to the option only after the optionee has given written notice of exercise, has paid in full for such shares, and, if requested, has given the representation described in paragraph (1) of Section 11.

(5) Limits on Transferability of Options.

(a) Subject to Section 5(5)(b), no Stock Option shall be transferable by the optionee otherwise than by will or by the laws of descent and distribution or pursuant to a “qualified domestic relations order,” as such term is defined in the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and all Stock Options shall be exercisable, during the optionee’s lifetime, only by the optionee or in accordance with the terms of a qualified domestic relations order.

(b) The Administrator may, in its discretion, authorize all or a portion of the Non-Qualified Stock Options to be granted to an optionee to be on terms which permit transfer by such optionee to (i) the spouse, qualified domestic partner, children, or grandchildren of the optionee and any other persons related to the optionee as may be approved by the Administrator (“Immediate Family Members”), (ii) a trust or trusts for the exclusive benefit of such Immediate Family Members, (iii) a partnership or partnerships in which such Immediate Family Members are the only partners, or (iv) any other persons or entities as may be approved by the Administrator, provided that (x) there may be no consideration for any transfer unless approved by the Administrator, (y) the stock option agreement pursuant to which such options are granted must be approved by the Administrator, and must expressly provide for transferability in a manner consistent with this Section 5(5)(b), and (z) subsequent transfers of transferred Stock Options shall be prohibited except those in accordance with Section 5(5)(a) or expressly approved by the Administrator. Following transfer, any such Stock Options shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer, provided that, except for purposes of Sections 5(6) and 10(3) hereof, the terms “optionee,” “Stock Option holder” and “Participant” shall be deemed to refer to the transferee. The events of termination of employment contained in the option agreement with respect to such Stock Options shall continue to be applied with respect to the original optionee, following any which event the Stock Options shall be exercisable by the transferee only to the extent, and for the periods specified in such option agreements. Notwithstanding the transfer, the original optionee will continue to be subject to the provisions of Section 10(3) regarding payment of taxes, including the provisions entitling the Company to deduct such taxes from amounts otherwise due to such optionee. Any transfer of a Stock Option that was originally granted with DERs related thereto shall automatically include the transfer of such DERs, any attempt to transfer such Stock Option separately from such DERs shall be void, and such DERs shall continue in effect according to their terms. “Qualified domestic partner” for the purpose of this Section 5(5)(b) shall mean a domestic partner living in the same household as the optionee and registered with, certified by, or otherwise acknowledged by the county or other applicable governmental body as a domestic partner or otherwise establishing such status in any manner satisfactory to the Administrator.

(6) Annual Limit on Incentive Stock Options.  To the extent that the aggregate Fair Market Value (determined as of the date the Incentive Stock Option is granted) of shares of Stock with respect to which Incentive Stock Options granted to an optionee under this Plan and all other option plans of the Company, its Parent Corporation or any Subsidiary become exercisable for the first time by the optionee during any calendar year exceeds $100,000, such Stock Options shall be treated as Non-Qualified Stock Options.

Section 6. Stock Appreciation Rights.

(1) Grant and Exercise.  Stock Appreciation Rights may be granted either alone (“Free Standing Rights”) or in conjunction with all or part of any Stock Option granted under the Plan (“Related Rights”). In the case of a Non-Qualified Stock Option, Related Rights may be granted either at or after the time of the grant of such Stock Option. In the case of an Incentive Stock Option, Related Rights may be granted only at the time of the grant of the Incentive Stock Option. A Related Right or applicable portion thereof granted in conjunction with a given Stock Option shall terminate and no longer be exercisable upon the termination or exercise of the related Stock Option, except that, unless otherwise provided by the Administrator at the time of grant, a Related Right granted with respect to less than the full number of shares covered by a related Stock Option shall only be reduced if and to the extent that the number of shares covered by the exercise or termination of the related Stock Option exceeds the number of shares not covered by the Stock Appreciation Right. A Related Right may be exercised by an optionee, in accordance with paragraph (2) of this Section 6, by surrendering the applicable portion of the related Stock Option. Upon such exercise and surrender, the optionee shall be entitled to receive an amount determined in the manner prescribed in paragraph (2) of this Section 6. Stock Options which have been so surrendered, in whole or in part, shall no longer be exercisable to the extent the Related Rights have been so exercised.

(2) Terms and Conditions.  Stock Appreciation Rights shall be subject to such terms and conditions, not inconsistent with the provisions of the Plan, as shall be determined from time to time by the Administrator, including the following:

(a) Stock Appreciation Rights that are Related Rights (“Related Stock Appreciation Rights”) shall be exercisable only at such time or times and to the extent that the Stock Options to which they relate shall be exercisable in accordance with the provisions of Section 5 and this Section 6; provided, however, that no Related Stock Appreciation Right shall be exercisable during the first twelve months of its term, except that this additional limitation shall not apply in the event of death or Disability of the optionee prior to the expiration of such six-month period.

(b) Upon the exercise of a Related Stock Appreciation Right, an optionee shall be entitled to receive up to, but not more than, an amount in cash or that number of shares of Stock (or in some combination of cash and shares of Stock) equal in value to the excess of the Fair Market Value of one share of Stock as of the date of exercise over the option price per share specified in the related Stock Option multiplied by the number of shares of Stock in respect of which the Related Stock Appreciation Right is being exercised, with the Administrator having the right to determine the form of payment.

(c) Related Stock Appreciation Rights shall be transferable or exercisable only when and to the extent that the underlying Stock Option would be transferable or exercisable under paragraph (5) of Section 5.

(d) Upon the exercise of a Related Stock Appreciation Right, the Stock Option or part thereof to which such Related Stock Appreciation Right is related shall be deemed to have been exercised for the purpose of the limitation set forth in Section 3 on the number of shares of Stock to be issued under the Plan.

(e) A Related Stock Appreciation Right granted in connection with an Incentive Stock Option may be exercised only if and when the Fair Market Value of the Stock subject to the Incentive Stock Option exceeds the exercise price of such Stock Option.

(f) Stock Appreciation Rights that are Free Standing Rights (“Free Standing Stock Appreciation Rights”) shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Administrator at or after grant; provided, however, that no Free Standing Stock Appreciation Right shall be exercisable during the first twelve months of its term, except that this limitation shall not apply in the event of death or Disability of the recipient of the Free Standing Stock Appreciation Right prior to the expiration of such twelve-month period.

(g) The term of each Free Standing Stock Appreciation Right shall be fixed by the Administrator, but no Free Standing Stock Appreciation Right shall be exercisable more than ten years after the date such right is granted.

(h) Upon the exercise of a Free Standing Stock Appreciation Right, a recipient shall be entitled to receive up to, but not more than, an amount in cash or that number of shares of Stock (or any combination of cash or shares of Stock) equal in value to the excess of the Fair Market Value of one share of Stock as of the date of exercise over the price per share specified in the Free Standing Stock Appreciation Right (which price shall be no less than 100% of the Fair Market Value of the Stock on the date of grant) multiplied by the number of shares of Stock with respect to which the right is being exercised, with the Administrator having the right to determine the form of payment.

(i) Free Standing Stock Appreciation Rights shall be transferable or exercisable subject to the provisions governing the transferability and exercisability of Stock Options set forth in paragraphs (3) and (5) of Section 5.

(j) In the event of the termination of an employee who has been granted one or more Free Standing Stock Appreciation Rights, such rights shall be exercisable to the same extent that a Stock Option would have been exercisable in the event of the termination of the optionee.

(k) For the purpose of the limitation set forth in Section 3 on the number of shares to be issued under the Plan, the grant or exercise of Free Standing Stock Appreciation Rights shall be deemed to constitute the grant or exercise, respectively, of Stock Options with respect to the number of shares of Stock with respect to which such Free Standing Stock Appreciation Rights were so granted or exercised.

Section 7. Restricted Stock, Deferred Stock, and Performance Shares.

(1) General.  Restricted Stock, Deferred Stock, or Performance Share awards may be issued either alone or in addition to other awards granted under the Plan. The Administrator shall determine the Participants to whom, and the time or times at which, grants of Restricted Stock, Deferred Stock, or Performance Share awards shall be made; the number of shares to be awarded; the price, if any, to be paid by the recipient of Restricted Stock, Deferred Stock, or Performance Share awards; the Restricted Period (as defined in Section 7(3)) applicable to Restricted Stock, Deferred Stock, or Performance Share awards; the performance objectives applicable to Performance Share, Restricted Stock, or Deferred Stock awards; the date or dates on which restrictions applicable to such Restricted Stock or Deferred Stock awards shall lapse during such Restricted Period; and all other conditions of the Restricted Stock, Deferred Stock, and Performance Share awards. The Administrator may also condition the grant of Restricted Stock, Deferred Stock, or Performance Share awards upon the exercise of Stock Options or upon such other criteria as the Administrator may determine, in its sole discretion. The provisions of Restricted Stock, Deferred Stock or Performance Share awards need not be the same with respect to each recipient.

(2) Awards and Certificates.  The prospective recipient of a Restricted Stock, Deferred Stock, or Performance Share award shall not have any rights with respect to such award, unless and until such recipient has executed an agreement evidencing the award (a “Restricted Stock Award Agreement,” “Deferred Stock Award Agreement,” or “Performance Share Award Agreement,” as appropriate) and delivered a fully executed copy thereof to the Company, within a period of sixty days (or such other period as the Administrator may specify) after the award date. Except as otherwise provided below in this Section 7(2), (i) each Participant who is awarded Restricted Stock or Performance Shares shall be issued a stock certificate in respect of such shares of Restricted Stock or Performance Shares; and (ii) such certificate shall be registered in the name of the Participant, and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such award, substantially in the following form:

“The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) of the 2002 Redwood Trust, Inc. Incentive Plan and a Restricted Stock Award Agreement or Performance Share Award Agreement entered into between the registered owner and Redwood Trust, Inc. Copies of such Plan and Agreement are on file in the offices of Redwood Trust, Inc.”

The Company shall require that the stock certificates evidencing such shares be held in the custody of the Company until the restrictions thereon shall have lapsed, and that, as a condition of any Restricted Stock award or Performance Share award, the Participant shall have delivered a stock power, endorsed in blank, relating to the Stock covered by such award.

(3) Restrictions and Conditions.  The Restricted Stock, Deferred Stock, and Performance Share awards granted pursuant to this Section 7 shall be subject to the following restrictions and conditions:

(a) Subject to the provisions of the Plan and the Restricted Stock, Deferred Stock, or Performance Share award agreement, during such period as may be set by the Administrator commencing on the grant date (the “Restricted Period”), the Participant shall not be permitted to sell, transfer, pledge, or assign shares of Restricted Stock, Performance Shares, or Deferred Stock awarded under the Plan; provided, however, that the Administrator may, in its sole discretion, provide for the lapse of such restrictions in installments and may accelerate or waive such restrictions in whole or in part based on such factors and such circumstances as the Administrator may determine, in its sole discretion, including, but not limited to, the attainment of certain performance related goals, the Participant’s termination, death, or Disability or the occurrence of a “Change of Control” (as defined by the Administrator at the time of grant). Except for certain limited situations, the Restricted Period for awards subject solely to continued employment restrictions shall be not less than three years from the date of grant. The Restricted Period for awards subject to meeting specified performance criteria shall generally not be shorter than twelve months or longer than five years.

(b) Except as provided in paragraph (3)(a) of this Section 7, the Participant shall have, with respect to the shares of Restricted Stock or Performance Shares, all of the rights of a stockholder of the Company, including the right to vote the shares, and the right to receive any dividends thereon during the Restricted Period. With respect to Deferred Stock awards, the Participant shall generally not have the rights of a stockholder of the Company, including the right to vote the shares during the Restricted Period; provided, however, that, except as otherwise specified by the Administrator at time of grant, dividends declared during the Restricted Period with respect to the number of shares covered by a Deferred Stock award shall accrue to the Participant. Certificates for shares of unrestricted Stock shall be delivered to the Participant promptly after, and only after, the Restricted Period shall expire without forfeiture in respect of such shares covered by the award of Restricted Stock, Performance Shares, or Deferred Stock, except as the Administrator, in its sole discretion, shall otherwise determine.

Section 8. Performance Units.

(1) General.  Performance Unit awards may be issued either alone or in addition to other awards granted under the Plan. The Administrator shall determine the Participants to whom, and the time or times at which, grants of Performance Unit awards shall be made; the number of units to be awarded; the Performance Period (as defined in Section 8(2)) applicable to Performance Unit awards; the performance objectives applicable to Performance Unit awards, including the performance measures specified in Section 2 for Performance Unit awards that are intended to be “performance-based compensation” as that term is used in Section 162(m) of the Code; and all other conditions of the Performance Unit awards. The Administrator may also condition the grant of Performance Unit awards upon such other criteria as the Administrator may determine, in its sole discretion. The provisions of Performance Unit awards need not be the same with respect to each recipient.

(2) Performance Period and Conditions.  The Performance Unit awards granted pursuant to this Section 8 shall be subject to the following terms and other conditions:

(a) The Performance Unit award agreement shall specify such period as may be set by the Administrator commencing on the grant date (the “Performance Period”) during which the Performance Unit award shall be earned, based on the attainment of certain performance related goals and such other factors as the Administrator may determine, in its sole discretion; provided, however, that the Administrator may waive such goals and factors in whole or in part under such circumstances as it may determine in its sole discretion, including the Participant’s termination, death, or Disability or the occurrence of a “Change of Control” (as defined by the Administrator at the time of grant). The Performance Period for awards shall generally not be shorter than twelve months or longer than five years. Notwithstanding anything to the contrary herein, with respect to a Performance Unit award intended to qualify as performance-based compensation under Section 162(m) of the Code, the Committee may adjust downwards, but not upwards, the amount payable under such award. Notwithstanding anything to the contrary herein, with respect to any Performance Unit award that is intended to qualify as performance-based compensation under Section 162(m) of the Code, the Committee shall, prior to payment on such award, certify in writing that the applicable performance related goals have been met.

(b) Except as provided in this Section 8 or as may be provided in an award agreement, Performance Units will be paid only after the end of the relevant Performance Period. Performance Unit awards may be paid in cash, shares of stock, other property, or any combination thereof, in the sole discretion of the Committee at the time of payment. Awards may be paid in a lump sum or in installments following the close of the Performance Period or, in accordance with procedures established by the Committee, on a deferred basis subject to the requirements of Section 409A of the Code.

(3) Maximum Dollar Value.  The maximum dollar value payable to any Participant in any 12-month period with respect to a Performance Unit award that is intended to be performance-based compensation is $5,000,000. If such an award is cancelled, the cancelled award shall continue to be counted towards such maximum dollar value.

Section 9. Amendment and Termination.

The Board may amend, alter, suspend, terminate, or discontinue the Plan or any portion thereof at any time; provided, however, that no such amendment, alteration, suspension, discontinuation, or termination shall be made without (1) stockholder approval if such approval is necessary to qualify for or comply with any tax or regulatory requirement for which or with which the Board deems it necessary or desirable to qualify or comply or if such approval is required by the paragraph below or (2) the consent of the affected Participant, if such action would impair the rights of such Participant under any outstanding award. Notwithstanding anything to the contrary herein, the Committee may amend the Plan in such manner as may be necessary so as to have the Plan conform to local rules and regulations in any jurisdiction outside the United States.

The Administrator may amend the terms of any award theretofore granted prospectively or retroactively, but no such amendment shall (1) impair the rights of any Participant without his or her consent or (2) without stockholder approval, except for adjustments made pursuant to Section 3(5) or in connection with substitute awards, reduce the exercise price of outstanding Stock Options or Stock Appreciation Rights or cancel outstanding Stock Options or Stock Appreciation Rights in exchange for cash, other Awards or Stock Options or Stock Appreciation Rights with an exercise price that is less than the exercise price of the original Stock Options or Stock Appreciation Rights. Any change or adjustment to an outstanding Incentive Stock Option shall not, without the consent of the Participant, be made in a manner so as to constitute a “modification” that would cause such Incentive Stock Option to fail to continue to qualify as an Incentive Stock Option. Notwithstanding the foregoing, any adjustments made pursuant to Section 3(5) shall not be subject to these restrictions.

Section 10. Unfunded Status of Plan.

The Plan is intended to constitute an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant or optionee by the Company, nothing contained herein shall give any such Participant or optionee any rights that are greater than those of a general creditor of the Company.

Section 11. General Provisions.

(1) The Administrator may require each person purchasing shares pursuant to a Stock Option to represent to and agree with the Company in writing that such person is acquiring the shares without a view to distribution thereof. The certificates for such shares may include any legend which the Administrator deems appropriate to reflect any restrictions on transfer.

All certificates for shares of Stock delivered under the Plan shall be subject to such stock-transfer orders and other restrictions as the Administrator may deem advisable under the rules, regulations, and other requirements of the Commission, any stock exchange upon which the Stock is then listed, and any applicable federal or state securities law, and the Administrator may cause a legend or legends to be placed on any such certificates to make appropriate reference to such restrictions.

Except as otherwise expressly stated in the applicable grant or award agreement, if (i) a Participant is granted Stock Options, Stock Appreciation Rights, Restricted Stock, Deferred Stock, Performance Units or other awards under this Plan and such grant or award includes a vesting requirement, a performance requirement or other condition to unrestricted receipt of the rights granted or awarded (or any portion thereof) and (ii) such Participant’s service with the Company is terminated for any reason prior to the satisfaction or lapse of such vesting or performance condition, then those Stock Options, Stock Appreciation Rights, Restricted Stock, Deferred Stock, Performance Units or other rights not yet vested or for which performance or other stated conditions have not yet been satisfied shall terminate automatically as of the date of termination of service and shall be forfeited to the Company immediately and without further notice or obligation on the part of the Company to the Participant.

(2) Nothing contained in the Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to stockholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases. The adoption of the Plan shall not confer upon any employee of the Company or any Subsidiary any right to continued employment with the Company or a Subsidiary, as the case may be, nor shall it interfere in any way with the right of the Company or a Subsidiary to terminate the employment of any of its employees at any time.

(3) Each Participant shall, no later than the date as of which the value of an award first becomes includable in the gross income of the Participant for federal income tax purposes, pay to the Company, or make arrangements satisfactory to the Administrator regarding payment of, any federal, state, or local taxes of any kind required by law to be withheld with respect to the award. The obligations of the Company under the Plan shall be conditional on the making of such payments or arrangements, and the Company (and, where applicable, its Subsidiaries) shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Participant.

(4) No member of the Board or the Administrator, nor any officer or employee of the Company acting on behalf of the Board or the Administrator, shall be personally liable for any action, determination, or interpretation taken or made in good faith with respect to the Plan, and all members of the Board or the Administrator and each and any officer or employee of the Company acting on their behalf shall, to the extent permitted by law, be fully indemnified and protected by the Company in respect of any such action, determination or interpretation.

(5) The Administrator may permit or require a Participant to subject any award granted hereunder to any deferred compensation, deferred stock issuance, or similar plan that may be made available to Participants by the Company from time to time. The Administrator may establish such rules and procedures for participation in such deferral plans as it may deem appropriate, in its sole discretion.

(6) This Plan is intended to comply and shall be administered in a manner that is intended to comply with Section 409A of the Code and shall be construed and interpreted in accordance with such intent. To the extent that an award or the payment, settlement or deferral thereof is subject to Section 409A of the Code, the award shall be granted, paid, settled or deferred in a manner that will comply with Section 409A of the Code, including regulations or other guidance issued with respect thereto, except as otherwise determined by the Committee. Any provision of this Plan that would cause the grant of an award or the payment, settlement or deferral thereof to fail to satisfy Section 409A of the Code shall be amended to comply with Section 409A of the Code on a timely basis, which may be made on a retroactive basis, in accordance with regulations and other guidance issued under Section 409A of the Code.

Section 12. Effective Date of Plan.

The Plan became effective (the “Effective Date”) on May 9, 2002, the date the Company’s stockholders formally approved the Plan. The 2004 Amendments became effective on May 6, 2004, the date the Company’s stockholders formally approved 2004 Amendments. The 2008 Amendments became effective on May 22, 2008, the date the Company’s stockholders formally approved the 2008 Amendments. The 2010 Amendments will become effective on May 18, 2010, if the Company’s stockholders formally approve the 2010 Amendments. The 409A Amendments became effective with respect to all awards involving income deferrals made after December 31, 2004.

Section 13. Term of Plan.

The Plan shall remain in full force and effect unless terminated by the Board or no further shares of Stock remain available for awards to be granted under Section 3 and there are no outstanding awards that remain to become vested, exercised, or free of restrictions.

IMPORTANT MESSAGE ABOUT VOTING YOUR SHARES

Recently, NYSE and SEC rule changes were enacted changing how shares held in brokerage accounts are voted in director elections. If **YOU** do not vote your shares on proposal one (Election of Directors), your brokerage firm can no longer vote them for you; your shares will remain unvoted. Previously, if your broker did not receive instructions from you, they were permitted to vote your shares for you in director elections. However, starting January 1, 2010, under changes to NYSE Rule 452, brokers will no longer be allowed to vote uninstructed shares.

Therefore, it is very important that you vote your shares for all proposals including the election of directors.

In addition to checking the appropriate boxes on the enclosed vote instruction form, signing and returning it in the enclosed postage paid envelope, there are two additional convenient ways to vote that are available 24 hours a day:

Vote by Internet

Go to website: **www.proxyvote.com**

Follow these four easy steps:

- Read the accompanying Proxy materials.
- Go to website www.proxyvote.com.
- Have your vote instruction form in hand when you access the website.
- Follow the simple instructions.

********* Note **********

When voting online, you may also elect to give your consent to have all future proxy materials delivered to you electronically.

Vote by Telephone

Call toll-free on a touch-tone phone in the U.S. or Canada

Follow these four easy steps:

- Read the accompanying Proxy materials.
- Call the toll-free phone number printed on the enclosed vote instruction form.
- Have your vote instruction form in hand when you call the toll-free number.
- Follow the recorded instructions:
  - Press 1 to vote as the Board recommends
  - Press 2 to vote each proposal individually

Do not return your vote instruction form if you are voting by Internet or Telephone

Broadridge

REDWOOD TRUST

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. ☒

Annual Meeting Proxy Card

▼ **PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.** ▼

A Proposals

1. Election of the Class I Nominees to the Board of Directors. **The Board of Directors recommends a vote FOR all Class I Nominees to the Board of Directors.**

	For	Withhold
01 - Richard D. Baum	☐	☐
02 - Mariann Byerwalter	☐	☐
03 - Jeffrey T. Pero	☐	☐

	For	Against	Abstain
2. Ratification of the appointment of Grant Thornton LLP as the Company's independent registered public accounting firm for 2010. **The Board of Directors recommends a vote FOR ratification.**	☐	☐	☐
3. Amendment to the 2002 Incentive Plan to increase the number of shares authorized for issuance under that Plan by 1,450,000. **The Board of Directors recommends a vote FOR approval of the amendment to the Plan.**	☐	☐	☐

4. To vote and otherwise represent the undersigned on any other matter that may properly come before the meeting or any adjournment or postponement thereof in the discretion of the proxy holder.

By marking this box, I consent to access future Annual Reports and Proxy Statements of Redwood Trust, Inc. electronically over the Internet. I understand that unless I request otherwise or revoke my consent, Redwood Trust, Inc. will notify me when any such communications are available and how to access them. I understand that costs associated with the use of the Internet will be my responsibility. To revoke my consent, I can contact Redwood Trust's transfer agent, Computershare Investor Services, at 1-888-472-1955. ☐

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A AND B ON BOTH SIDES OF THIS CARD.

1 U P X 0 2 4 9 2 6 2

<STOCK#> 015MBC

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Redwood Trust, Inc.

Proxy Solicited by the Board of Directors for the Annual Meeting of Stockholders – May 18, 2010

THE UNDERSIGNED STOCKHOLDER OF REDWOOD TRUST, INC., A MARYLAND CORPORATION (THE "COMPANY"), HEREBY APPOINTS GEORGE E. BULL, III, MARTIN S. HUGHES, AND HAROLD F. ZAGUNIS, OR ANY OF THEM, AS PROXIES FOR THE UNDERSIGNED, WITH FULL POWER OF SUBSTITUTION IN EACH OF THEM, TO ATTEND THE ANNUAL MEETING OF STOCKHOLDERS OF THE COMPANY TO BE HELD AT THE ACQUA HOTEL, 555 REDWOOD HIGHWAY, MILL VALLEY, CALIFORNIA 94941 ON MAY 18, 2010, AT 10:30 A.M., LOCAL TIME, AND ANY ADJOURNMENT OR POSTPONEMENT THEREOF, TO CAST ON BEHALF OF THE UNDERSIGNED ALL VOTES THAT THE UNDERSIGNED IS ENTITLED TO CAST AT THAT MEETING AND OTHERWISE TO REPRESENT THE UNDERSIGNED AT THE MEETING WITH ALL POWERS POSSESSED BY THE UNDERSIGNED IF PERSONALLY PRESENT AT THE MEETING. THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING OF STOCKHOLDERS AND OF THE ACCOMPANYING PROXY STATEMENT AND REVOKES ANY PROXY HERETOFORE GIVEN WITH RESPECT TO SUCH MEETING.

THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST AS INSTRUCTED ON THE REVERSE SIDE OF THIS PROXY CARD. IF THIS PROXY IS EXECUTED BUT NO INSTRUCTION IS GIVEN, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST "FOR" THE SPECIFIED NOMINEES FOR DIRECTOR, "FOR" RATIFICATION OF THE APPOINTMENT OF THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2009, AND "FOR" APPROVAL OF THE AMENDMENT TO THE 2002 INCENTIVE PLAN. ADDITIONALLY, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST IN THE DISCRETION OF THE PROXY HOLDER ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

THIS PROXY IS REVOCABLE AND THE UNDERSIGNED MAY REVOKE IT AT ANY TIME PRIOR TO ITS EXERCISE. ATTENDANCE OF THE UNDERSIGNED AT SAID MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF WILL NOT REVOKE THIS PROXY UNLESS THE UNDERSIGNED SHALL INDICATE AFFIRMATIVELY THEREAT THE INTENTION OF THE UNDERSIGNED TO VOTE SAID SHARES IN PERSON. IF THE UNDERSIGNED HOLD(S) ANY SHARES OF THE COMPANY IN A FIDUCIARY, CUSTODIAL, OR JOINT CAPACITY OR CAPACITIES, THIS PROXY IS SIGNED BY THE UNDERSIGNED IN EVERY SUCH CAPACITY AS WELL AS INDIVIDUALLY.

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy card and insert the date of your signature(s). All joint holders must sign. When signing as an attorney, trustee, executor, administrator, guardian, or corporate officer, please provide your FULL title under your signature(s).

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A AND B ON BOTH SIDES OF THIS CARD.